Exhibit 10.7
Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by asterisks (“*****”), and the omitted text has been filed separately with the Securities and Exchange Commission.

RCPI TRUST,
Landlord
and
RADIO CITY PRODUCTION LLC,
Tenant

LEASE

Premises: Radio City Music Hall and
Portions of 1270 Avenue of the Americas and
50 Rockefeller Plaza

New York, New York
Dated: December 4, 1997

i

EXHIBITS:

A-1	-	MUSIC HALL FLOOR PLAN

A-2	-	1270 SPACE FLOOR PLAN

A-3	-	50 ROCK SPACE FLOOR PLAN

A-4	-	RETAIL SPACE #1

A-5	-	OFFER SPACE #1

A-6	-	OFFER SPACE #2

A-7	-	INTENTIONALLY OMITTED

A-8	-	DISPLAY WINDOW SPACE

B	-	DEFINITIONS

C	-	NBC RESTRICTIONS

D-1	-	CHILLED WATER SPECIFICATION FOR 1270 AVENUE OF THE AMERICAS

D-2	-	1270 SPACE CHILLED WATER SPECIFICATION

E	-	INTENTIONALLY OMITTED

F	-	RETAIL OFFER SPACE COVENANTS

G	-	STUDIO APARTMENT FLOOR PLAN

H	-	RULES AND REGULATIONS

SCHEDULES:

1	-	FIXED RENT(EXCEPT FOR RETAIL SPACE) FROM 10/98 -2/01

2	-	PERCENTAGE RENT

3	-	RETAIL OPERATING EXPENSE PAYMENT

4	-	LANDLORD’S MUSIC HALL PROPERTY

5	-	LANDLORD’S STUDIO APARTMENT PROPERTY

6	-	GUARANTY

INDEX OF DEFINED TERMS

TERM	SECTION
50 Rock Space	1
1270 Space	1
Abatement Notice	12.5
Acceptance Notice	37.1
Acceptance Period	37.1
Actual Performances	39.10(a)
Additional Rent	1
Adverse Event	34
Ancillary Buildings	1
Ancillary Space Alterations	5.1(b)
Annual Statement	Schedule 2(b)(ii)
Appraiser	37.6
Base Operating Year	Schedule 3(a)(ii)
Base Tax Factor	8.1(a)
Base Tax Year	1
Basic 1270 Space	3.2(b)
Buildings	1
Cash Flow	16.5(a)
Center Tax Area	8.1(b)
Central Plant	Exhibit D-1
Club	40.1
Cost of Operation and Maintenance	Schedule 3(a)(ii)
Commencement Date	1
Commission	5.1(f)
Condominium Declaration	11.3
Cost Per Kilowatt Hour	17.1(a)
Declaration	3.4
Decorative Alterations	5.1(b)
Dispute Resolution Procedure	38.1
DOJ Letter	9.1(d)
Entertainment Space	Schedule 1(d)(i)
Essential Service	12.5
Event of Default	19.1
Execution Date	3.2(b)
Expanded Restricted Area	39.10(b)(ii)
Expiration Date	1
*****	*****
Fixed Rent	1
Garden	1
Grand Tour	3.2(a)

INDEX OF DEFINED TERMS

TERM	SECTION

Gross Revenues	Schedule 1(d)(i)
HVAC	3.2(c)
Initial Expiration Date	1
Insured Parties	13.1(c)
IP Agreement	3.3(c)
IP Rights	3.3(c)
Landlord	preamble
Landlord’s Agent	1
Landlord’s Determination	37.1
Landlord’s Music Hall Property	5.3(c)
Landlord’s Statement	8.1(c)
Lease Modification	3.2(a)
Losses	32.1(b)
Mechanical Space	3.2(b)
Mechanical Space Availability Date	3.2(c)
Mechanical Space Outside Delivery Date	3.2(c)
Members	40.1
MSG	5.1(d)
Music Hall	1
Music Hall Alterations	5.1(a)
Net Worth	16.5(a)
New Tenant	23.2(b)
Non-Disturbance Agreement	11.5
O.E. Share	Schedule 3(a)(i)
Off Period	Exhibit D-1(a)
Offer Notice	37.1
Offer Option	37.1
Offer Space	37.1
Offer Space Commencement Date	37.4
Overtime Periods	12.1(a)
Partners	29.1
Partnership Tenant	29.1
Percentage Rent	Schedule 2(a)
Percentage Rent Rate	Schedule 2(a)
Performance Failure	39.10(a)
Permitted Capacity	17.1(a)
Permitted Uses	1
Policy	13.1(c)
Premises	1
Quarterly Statement	Schedule 2(b)(i)
RCMHPI	3.2(a)

INDEX OF DEFINED TERMS

TERM	SECTION
RCP	3.2(a)
RCPI	3.2(a)
Refrigeration Plant	7.2(b)
Related Entity	16.5(a)
Renewal Notice	36.1
Renewal Term	36.1
Renewal Term Commencement Date	36.1
Rent	1
Rent Commencement Date	1
Restoration Opinion	14.2
Restricted Area	39.10(b)(i)
Restrictions	3.4
Retail HVAC Work	3.2(c)
Retail Operating Expense Payment	2.5
Retail Space	1
Retail Space #1	1
RGI	3.3(c)
Specialty Alterations	5.3(a)
Studio Apartment	41.1
Studio Apartment Non-Removable Property	41.2
Studio Apartment Removable Property	41.2
Tax Factor	8.1(e)
Tax Year	8.1(f)
Taxes	8.1(d)
Tenant	preamble
Tenant’s 50 Rock Area	1
Tenant’s 1270 Area	1
Tenant’s Area	1
Tenant’s Determination	37.6
Tenant’s Music Hall Area	1
Tenant’s Retail Space Area	1
Tenant’s Tax Payment	8.2(a)
Term	1
Theater Use Day	39.10(a)
Transfer	42.2
Transfer of Control	16.5(a)

v

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by asterisks (“*****”), and the omitted text has been filed separately with the Securities and Exchange Commission.
LEASE
     THIS LEASE is made as of the 4th day of December, 1997, between RCPI TRUST, a Delaware business trust having an office c/o Tishman Speyer Properties, L.P., 45 Rockefeller Plaza, New York, New York 10111 (“Landlord”), and RADIO CITY PRODUCTIONS LLC, a Delaware limited liability company having an office at 1260 Avenue of the Americas, New York, New York 10020 (“Tenant”).
     Landlord and Tenant hereby covenant and agree as follows:
ARTICLE 1
BASIC LEASE PROVISIONS

MUSIC HALL	The building, fixtures, equipment and other improvements and appurtenances now located or hereafter erected, located or placed upon the land on which Radio City Music Hall is situated, substantially as shown on Exhibit A-1, but excluding the building, fixtures, equipment and other improvements and appurtenances known as 1270 Avenue of the Americas.

1270 SPACE	The mezzanine level of 1270 Avenue of the Americas, substantially as shown on Exhibit A-2.

50 ROCK SPACE	A portion of the concourse level and a portion of the subconcourse level of 50 Rockefeller Plaza, substantially as shown on Exhibit A-3.

RETAIL SPACE #1	A portion of the ground floor of 1270 Avenue of the Americas as well as storage space located on the 5th floor of 1270 Avenue of the Americas, substantially as shown on Exhibit A-4.

RETAIL SPACE	Retail Space #1 and any additional retail space leased by Tenant pursuant to Article 37 if, as and when such retail space is so leased.

ANCILLARY SPACE	The 1270 Space, the 50 Rock Space and the Retail Space, collectively.

PREMISES	The Music Hall and the Ancillary Space, collectively.

BUILDINGS	The Music Hall, 1270 Avenue of the Americas and 50 Rockefeller Plaza, individually and collectively.

ANCILLARY BUILDINGS	1270 Avenue of the Americas and 50 Rockefeller Plaza, collectively.

EXECUTION DATE	December 4, 1997.

COMMENCEMENT DATE	March 1, 1998.

RENT COMMENCEMENT DATE	As to the Music Hall, the 1270 Space and the 50 Rock Space, October 1, 1998 and as to Retail Space #1, the Commencement Date.

INITIAL EXPIRATION DATE	February 28, 2023.

EXPIRATION DATE	February 28, 2023, or if the Term shall be extended in accordance with Article 36, February 28, 2033.

TERM	The period commencing on the Commencement Date and ending on the Expiration Date or sooner termination of this Lease as provided herein.

PERMITTED USES	(a) In the case of the Music Hall, activities consistent with the character and reputation of the Music Hall and the Center (as hereinafter defined) as a first-class, mixed use, urban office, retail and entertainment center consistent with the nature of activities conducted at the Music Hall during the 5-year period immediately preceding the Execution Date, including production, management, presentation and exhibition of motion pictures, live stage plays (musical and otherwise), concerts, recitals, readings, parties, broadcasts, live or taped television shows and other live or taped presentations, theatrical or otherwise, industrial shows, conventions, the retail sale of food, beverages, including alcoholic beverages (to the extent permitted by applicable Requirements) and merchandise associated with all of the foregoing uses, tours of the Premises, and ancillary office uses; (b) in the case of the 1270 Space, a first-class club with a capacity to serve first-class, high quality food and beverages, including alcoholic beverages (to the extent permitted by applicable Requirements) to its patrons (which may include a full kitchen) and which shall be designed to cater primarily to patrons of the Music Hall and to operate in conjunction with the activities permitted to take place therein as provided in subparagraph (a) above and ancillary office uses; (c) in the case of the 50 Rock Space, uses ancillary to the Music Hall, including (i) a back stage facility in connection with Music Hall activities and (ii) storage space and (d) in the case of Retail Space #1, (i) the sale of retail merchandise related to (A) the Music Hall and events staged at the Music Hall and (B) Madison Square Garden (the “Garden”) and events staged at the Garden (which may include merchandise bearing the name and likeness of professional athletic teams whose so-called “home games” are played at the Garden), (ii) the sale of tickets for tours of the Music Hall, (iii) the sale at retail of candy, newspaper and magazines, (iv) the sale of merchandise which prominently features New York City; provided that the merchandise described in this clause (iv) may not account for more than 10% of the exhibition area in the retail portion of Retail Space #1 and (v) with respect to the storage portion of Retail Space #1, solely storage use.

BASE TAX YEAR	The Tax Year commencing on July 1, 1998 and ending on June 30, 1999.

TENANT’S AREA	569,063 rentable square feet.

TENANT’S MUSIC HALL AREA	548,250 rentable square feet.

TENANT’S 1270 AREA	10,000 rentable square feet.

TENANT’S 50 ROCK AREA	± 10,000 rentable square feet.

TENANT’S RETAIL SPACE AREA	813 rentable square feet, which may be increased pursuant to Article 37.

FIXED RENT	(a) For the Music Hall, the 1270 Space and the 50 Rock Space, ***** per annum (***** per month) for the period commencing on the Rent Commencement Date and ending on the Initial Expiration Date and (b) for Retail Space #1, (i) ***** per annum (***** per month) for the period commencing on the Commencement Date and ending on the day immediately preceding the 5th anniversary of the Commencement Date, both dates inclusive; (ii) ***** per annum (***** per month) for the period commencing on the 5th anniversary of the Commencement Date and ending on the day immediately preceding the 10th anniversary of the Commencement Date, both dates inclusive; (iii) ***** per annum (***** per month) for the period commencing on the 10th anniversary of the Commencement Date and ending on the day immediately preceding the 15th anniversary of the Commencement Date, both dates inclusive; (iv) ***** per annum (***** per month) for the period commencing on the 15th anniversary of the Commencement Date and ending on the day immediately preceding the 20th anniversary of the Commencement Date, both dates inclusive; and (v) ***** per annum (***** per month) for the period commencing on the 20th anniversary of the Commencement Date and ending on the Initial Expiration Date.

ADDITIONAL RENT	All sums other than Fixed Rent payable by Tenant to Landlord under this Lease, including Tenant’s Tax Payment, the Retail Operating Expense

Payment, Percentage Rent, payments for failing to comply with, and as set forth in, Section 39.10, late charges, overtime or excess service charges and other charges, and interest and other costs related to Tenant’s failure to perform any of its obligations under this Lease.

RENT	Fixed Rent and Additional Rent, collectively.

LANDLORD’S AGENT	Tishman Speyer Properties, L.P., or any other Person designated by Landlord from time to time as Landlord’s Agent.

GUARANTOR	Madison Square Garden, L.P. (“MSG”) or any transferee pursuant to a Transfer of Control (as defined in Section 16.5) which shall satisfy the requirements set forth in Article 35.
All capitalized terms used in the text of this Lease without definition are defined in this Article 1 or in Exhibit B. In the event of any inconsistency between a capitalized term defined in the text of this Lease and the definition contained in this Article 1, the text of this Lease shall control.
ARTICLE 2
PREMISES; TERM; RENT
     Section 2.1 Lease of Premises. Subject to the terms of this Lease, Landlord leases to Tenant and Tenant leases from Landlord the Premises for the Term.

     Section 2.2 Payment of Rent. Tenant shall pay to Landlord, without notice or demand, and without any set-off, counterclaim, abatement or deduction whatsoever, except as may be expressly set forth in this Lease, in lawful money of the United States by wire transfer of funds to Landlord’s account, as designated by Landlord, or, at Landlord’s option, by check drawn upon a bank reasonably approved by Landlord: (i) Fixed Rent in equal monthly installments, in advance, on the first day of each calendar month during the Term, commencing on the Rent Commencement Date and (ii) Additional Rent, at the times and in the manner set forth in this Lease. Notwithstanding the foregoing, provided no Event of Default shall have occurred and be continuing, during the period beginning on October 1, 1998 and ending on February 28, 2001, Tenant shall pay Fixed Rent with respect to the Music Hall, the 1270 Space and the 50 Rock Space in accordance with Schedule 1 annexed hereto.
     Section 2.3 Interest. If Tenant shall fail to pay any installment or other payment of Rent within three (3) days after the same shall be due, interest shall accrue on such installment or payment as a late charge, from the date such installment or payment became due until the date paid, at the Interest Rate.
     Section 2.4 Percentage Rent. In addition to Fixed Rent, Tenant agrees to pay to Landlord as Additional Rent a percentage of Tenant’s “Gross Revenues” in accordance with the terms and conditions set forth on Schedule 2 annexed hereto.
     Section 2.5 Retail Space #1 Operating Expenses. Tenant shall pay to Landlord as Additional Rent an amount (the “Retail Operating Expense Payment”) payable in accordance with the terms and conditions set forth on Schedule 3 annexed hereto.

ARTICLE 3
USE AND OCCUPANCY
     Section 3.1 (a) Permitted Uses. Tenant shall use and occupy the Premises for the Permitted Uses and for no other purpose. Tenant shall not use or occupy or permit the use or occupancy of any part of the Premises in a manner constituting a Prohibited Use. If Tenant uses the Premises for a purpose which constitutes a Prohibited Use or violates any Requirement, or which causes the Buildings to be in violation of any Requirement, Tenant shall promptly discontinue such use upon notice of such violation. If, upon notice to Tenant, Landlord asserts that Tenant or any Tenant Party is using the Premises for a Prohibited Use and Tenant in good faith contests such assertion, then Tenant and/or such Tenant Party shall have the right to continue to use the Premises for such contested use while the matter shall be resolved by the Dispute Resolution Procedure provided for in Article 38, provided that if Landlord, in its good faith judgment, deems that such Prohibited Use shall violate any Requirement or materially and adversely affect any of the Buildings or the occupancy of any tenants in the Buildings, Tenant shall discontinue such Prohibited Use immediately upon receipt from Landlord of notice to such effect unless and until such arbitration shall be determined in Tenant’s favor.
     (b) Licenses and Permits. Tenant, at its expense, shall obtain and at all times maintain and comply with the terms and conditions of all licenses and permits required for the lawful conduct of the Permitted Uses in the Premises and for the operation of the Refrigeration Plant in the Music Hall. Landlord shall reasonably cooperate with Tenant in connection with Tenant’s obtaining such licenses and permits and Tenant shall pay to Landlord all of Landlord’s actual, reasonable, third party, out of pocket costs and expenses with respect thereto.

     Section 3.2 Delivery of Premises.
     (a) Music Hall and Retail Space #1. Tenant hereby acknowledges and agrees that an Affiliate of Tenant, Radio City Productions, Inc. (“RCPI”), currently occupies (i) the Music Hall pursuant to a lease dated July 1, 1982 between Radio City Music Hall Productions, Inc. (“RCMHPI”) and Rockefeller Center Properties (“RCP”) as amended by the Lease Modification Agreement, dated as of July 17, 1996 by and between RCP, RCMHPI and The Grand Tour, LLC (“Grand Tour”) (the “Lease Modification”) and (ii) Retail Space #1 pursuant to a lease dated September 26, 1994 between RCMHPI and RCP, as amended by (A) Supplemental Indenture, dated as of October 1, 1994 by and between RCP and RCMHPI, (B) Assignment with Consent and Release, dated as of December 8, 1994 between RCMHPI, Grand Tour and RCP, (C) Supplemental Indenture, dated January 20, 1995 by and between RCMHPI and RCP, (D) Supplemental Indenture, dated January 22, 1996 by and between RCP and Grand Tour and (E) the Lease Modification. Accordingly, Landlord shall be deemed to have delivered possession and Tenant shall be deemed to have accepted possession of the Music Hall and Retail Space #1 for all purposes on the Commencement Date.
     (b) 1270 Space. The 1270 Space, including the mechanical room located in the 1270 Space as shown on Exhibit A-2 (the “Mechanical Space”) shall be delivered to Tenant on the date which is the later of (i) the Commencement Date and (ii) the date which is 120 days following the Execution Date (the “1270 Delivery Date”). If, for any reason whatsoever, there shall be a delay in the delivery of possession of the 1270 Space to Tenant, neither Landlord nor Landlord’s Agent shall have any liability for such delay and the Rent Commencement Date shall not be affected thereby, except that (A) for each day that Landlord fails to deliver the 1270 Space following the 1270 Delivery Date, the Rent Commencement Date (with respect to the 1270 Space only) shall be postponed by one (1) day; provided that such 1-day postponement shall not apply to the extent that any such delay in delivery was due to a Tenant Delay and (B) for each day that Landlord fails to deliver the 1270 Space following the 60th day after the 1270 Delivery Date, then the Rent Commencement Date (with respect to the 1270 Space only) shall be postponed, in addition to the postponement under clause (A) above, by one (1) additional day; provided that such additional 1-day postponement shall not apply to the extent that any such delay in delivery was due to a Tenant Delay or an Unavoidable Delay. For purposes hereof, the Fixed Rent attributable to the 1270 Space shall be computed at the rate of ***** per square foot per annum. Any installations and equipment remaining in the Mechanical Space after the 1270 Delivery Date shall be deemed abandoned by Landlord and Tenant may, at its option, either retain or dispose of such equipment. If the date on which Landlord anticipates delivering the 1270 Space to Tenant is later than the 1270 Delivery Date, Landlord shall provide Tenant with not less than five (5) Business Days’ notice of the date (the “1270 Space Availability Date”) on which Landlord anticipates delivering possession of the 1270 Space to Tenant. If such 1270 Space Availability Date is postponed, Landlord shall notify Tenant and shall specify in such notice the new anticipated 1270 Space Availability Date.
     (d) Section 223-a. The provisions of this Article are intended to constitute “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law or any successor Requirement.
     Section 3.3 Use of Building Name. (a) Neither Tenant nor any occupant of the Premises shall use the phrase “Rockefeller Center”, or any logo or the image of any recognizable portion of Rockefeller Center, for any purpose whatsoever, including as or for any corporate, firm or trade name, trademark, service mark, internet domain name or other designation of source or origin of any goods or services, or designation or description for goods or services except as provided in Section 3.3(c) below. The use of the name “The Associated

Press Building”, as a designation of the building located at 50 Rockefeller Plaza, has been reserved exclusively for the use of The Associated Press. Tenant agrees that it will not use the name “The Associated Press Building”, or any simulation or abbreviation thereof, as an address either on stationery, by listings in the telephone book, or in other printed form or publication or in advertising matter of any sort.
     (b) Tenant covenants and agrees that Tenant shall never change the name of the Music Hall from “Radio City Music Hall” without Landlord’s prior written consent, which may be withheld in its sole and absolute discretion.
     (c) Tenant warrants and represents that it, directly or indirectly, owns (subject to completion of registration thereof which Tenant shall diligently pursue) all of the rights held by “Licensor” under that certain intellectual property agreement (the “IP Agreement”) between Rockefeller Group, Inc. (“RGI”) and Landlord dated July 17, 1996 relating to the “Radio City Marks” and “Radio City Music Hall Marks” (as said terms are therein defined) originally held by RGI and all of RGI’s interest in the “Radio City Marks” and “Radio City Music Hall Marks.” Tenant agrees to retain, or caused to be retained, all of its rights in the Radio City Music Hall Marks and all of its rights under the IP Agreement relating to such Radio City Music Hall Marks (collectively, the “IP Rights”) for the Term; provided, however, that upon the assignment of this Lease to any party subject to and in accordance with the terms of Article 16 hereof, Tenant shall license, or shall cause to be licensed, the IP Rights to any party to whom it assigns this Lease for the Term. Landlord as licensee under the IP Agreement, hereby acknowledges and agrees that (i) Tenant has, directly or indirectly, acquired all of RGl’s rights as licensor under the IP Agreement, and (ii) all references in the IP Agreement to “Radio City Music Hall Productions, Inc.” or “RCMHPI” as the tenant of the Music Hall shall be deemed to refer to Tenant. In any of Tenant’s print advertising with respect to the Music Hall and events scheduled to take place in the Music Hall which shall exceed one half of one page, Tenant shall prominently utilize the Radio City Music Hall Marks and identify the location “at Rockefeller Center,” and/or “at Radio City Music Hall” subject to and in accordance with the terms of the IP Agreement.
     Section 3.4 Broadcasting Restrictions. Landlord has entered into a Declaration of Covenants and Restrictions with National Broadcasting Company, Inc., dated as of July 17, 1996, a memorandum of which has been recorded in the Office of the Register of the City of New York, New York County (the “Declaration”), pursuant to which Landlord agreed to include, in all leases, licenses and occupancy agreements for space in the Center entered into from and after the date of the Declaration, certain restrictions on the ability of tenants, licensees and other occupants under such agreements to conduct, allow or permit certain broadcast and related activities in the Center (the “Restrictions”). A copy of the Restrictions is attached to this Lease as Exhibit C. Tenant agrees that it shall not take or fail to take, or permit, cause or allow to be taken, any action, and shall not enter into any arrangement, which would violate or cause a violation of the Restrictions.
ARTICLE 4
CONDITION OF THE PREMISES
     Section 4.1 Condition. Tenant has inspected the Premises and agrees (i) to accept possession of the Premises in the “as is” condition existing on the Commencement Date, (except with respect to the 1270 Space, which shall be in the “as is” condition existing on the date possession of such space is delivered to Tenant in accordance with the terms of this Lease), (ii) that neither Landlord nor Landlord’s agents have made any representations or warranties with respect to the Premises or the Buildings except as expressly set forth herein, and (iii) Landlord has no obligation to perform any work, supply any materials, incur any expense or make any alterations or improvements to the Premises to prepare the Premises for

Tenant’s occupancy, except that Landlord shall, at Tenant’s expense, and subject to the other terms of this Lease, cooperate with Tenant in connection with Tenant’s bringing any required utilities to the Ancillary Space that are not currently available to such Ancillary Space. Tenant’s continued occupancy of the Music Hall and Retail Space #1, and Tenant’s taking possession of any part of the 1270 Space or the 50 Rock Space shall be conclusive evidence, as against Tenant, that (A) Tenant has accepted possession of the Premises in their then current condition and (B) the Premises are in a good and satisfactory condition as required by this Lease. With respect to Retail Space #1, Tenant acknowledges that it will be required to replace the HVAC system serving such space from and after the Execution Date because the equipment currently serving such space and located in the 1270 Space shall be disconnected and no longer in service. Nothing contained herein shall be deemed to relieve Landlord of its obligations during the Term under Article 7 hereof.
ARTICLE 5
ALTERATIONS
     Section 5.1 (a) Tenant’s Music Hall Alterations. Except as hereinafter provided, Tenant shall not make any alterations, additions or other physical changes in or about the Music Hall, including any alteration performed pursuant to Section 9.1(d) (collectively, “Music Hall Alterations”), without Landlord’s prior consent, provided that Landlord shall not unreasonably withhold or condition such consent except in the case of Music Hall Alterations affecting the exterior of the Music Hall. Notwithstanding the foregoing, Landlord’s consent shall not be required for Music Hall Alterations which (i) are non-structural and do not affect the Refrigeration Plant (as defined in Section 7.2(b)) or, in any material respect, an Independent System, (ii) are performed only by contractors approved by Landlord, which approval shall not be unreasonably withheld or delayed, to perform such Music Hall Alterations, (iii) affect only the

Music Hall and are not visible from outside the Music Hall, (iv) do not affect the certificate of occupancy issued for the Music Hall or the 1270 Space, (v) are consistent with the then design, construction and equipment of the Music Hall and the Center, (vi) do not affect the Music Hall’s life safety system, (vii) do not adversely affect any service furnished by Landlord in connection with the operation of the Music Hall or the Center, (viii) do not affect the exterior or windows of the Music Hall and (ix) are in compliance with all Requirements.
     (b) Tenant’s Ancillary Space Alterations. Tenant shall not make any alterations in or about the Ancillary Space (“Ancillary Space Alterations”) (other than Ancillary Space Alterations which are decorative in nature such as painting, wall coverings and floor coverings, collectively, “Decorative Alterations”), without Landlord’s prior consent, provided Landlord will not unreasonably withhold or condition its consent to Ancillary Space Alterations affecting the Ancillary Space so long as such Ancillary Space Alterations (i) do not adversely affect any part of the Ancillary Buildings (including the Building Systems) other than the Ancillary Space, (ii) are performed only by contractors approved by Landlord, which approval shall not be unreasonably withheld or delayed, to perform such Ancillary Space Alterations in accordance with this Article, except that, as to the life safety system, Tenant shall use only Landlord’s designated contractor, (iii) do not affect the certificate of occupancy issued for either of the Ancillary Buildings or the Ancillary Space except to the extent necessary to permit the Permitted Uses, (iv) are consistent with the then design, construction and equipment of the Ancillary Buildings and the Center, (v) do not adversely affect any service furnished by Landlord in connection with the operation of the Buildings or the Center, (vi) do not affect the exterior or windows of the Ancillary Buildings or the window treatments on such windows, and (vii) are in compliance with all Requirements. Tenant’s requests for Landlord’s approval of contractors under this Section 5.1(b) or engineers under Section 5.1(d) or architects under Section 5.2 which Tenant seeks to employ shall be deemed granted if such request is not denied within

15 days after request therefor is made in writing to Landlord, together with such information about such contractor or engineer or architect as Landlord may reasonably request; provided that such request shall make specific reference to this Section 5.1(b) and Sections 5.1(d) or Section 5.2, if applicable, and state in bold face type as follows: FAILURE TO GRANT OR DENY THIS REQUEST WITHIN 15 DAYS HEREOF SHALL RESULT IN A DEEMED APPROVAL.
     (c) Tenant’s requests for Landlord’s approval of Alterations shall be deemed granted if (i) such requests are not denied within 20 days after request therefor is made in writing to Landlord and all information and materials required under Section 5.1(d) below have been provided to Landlord and (ii) a second written request for approval is submitted at the close of such 20-day period, and such request is not denied within five (5) Business Days after Landlord’s receipt thereof; provided that such request shall make specific reference to this Section 5.1(c) and state in bold face type as follows: FAILURE TO GRANT OR DENY THIS REQUEST FOR APPROVAL WITHIN FIVE BUSINESS DAYS HEREOF SHALL RESULT IN A DEEMED APPROVAL.
     (d) Plans and Specifications. Prior to making any Alterations, Tenant, at its expense, shall (i) submit to Landlord for its information (and approval to the extent herein provided), detailed plans and specifications, if customarily prepared for similar Alterations or required in order to file for any required governmental permits (including layout, architectural, mechanical, electrical, plumbing, sprinkler and structural drawings), of each proposed Alteration (other than Decorative Alterations with respect to the Ancillary Space), (ii) with respect to an Alteration affecting any Independent System, submit proof that such Alteration has been designed by an engineer approved by Landlord, which approval shall not be unreasonably withheld or delayed, for the affected Independent System, (iii) with respect to an Alteration affecting a Building System, submit the plans and specifications for review by Landlord’s designated building engineer at Tenant’s cost, (iv) obtain all permits, approvals and certificates required by any Governmental Authorities, and (v) furnish to Landlord duplicate original policies or certificates of worker’s compensation (covering all persons to be employed by Tenant, and Tenant’s contractors and subcontractors in connection with such Alteration) and comprehensive public liability (including property damage coverage) insurance and Builder’s Risk coverage (issued on a completed value basis) all in such form, with such companies, for such periods and in such amounts as Landlord may reasonably require, naming Landlord, the Indemnitees and any other parties designated by Landlord as additional insureds. Upon Tenant’s request, Landlord shall reasonably cooperate with Tenant in obtaining any permits, approvals or certificates required to be obtained by Tenant in connection with any permitted Alteration (if the provisions of the applicable Requirement require that Landlord join in such application), provided that Tenant shall reimburse Landlord for any actual, third party, out of pocket cost, expense or liability in connection therewith. Tenant’s requests for Landlord’s approval of an engineer shall be deemed granted if not denied within 15 days after written request therefor to the extent provided in Section 5.1(b).
     (e) Governmental Approvals; Plans. Upon completion of any Alterations, Tenant, at its expense, shall promptly obtain certificates of final approval of such Alterations required by any Governmental Authority, and shall furnish Landlord with copies thereof, together with “as-built” plans and specifications for such Alterations (other than Decorative Alterations) prepared on a Computer Assisted Drafting and Design System (or such other system or medium as Landlord may accept, such acceptance not to be unreasonably withheld or delayed) using naming conventions issued by the American Institute of Architects in June 1990 (or such other naming convention as Landlord may accept, such acceptance not to be unreasonably withheld or delayed) and magnetic computer media of such record drawings and specifications. translated into DXF format or another format acceptable to Landlord.
     (f) Landmarks Preservation. Tenant is hereby notified that the Premises are subject to the jurisdiction of the Landmarks Preservation Commission (the “Commission”). In accordance with Sections 25-305, 25-306, 25-309 and 25-310 of the Administrative Code of the City of New York and the rules set forth in Title 63 of the Rules of the City of New York, any demolition, construction, reconstruction, alterations or minor work as described in such sections and such rules may not be commenced within or at the Premises without prior written approval of the Commission. Tenant is notified that such demolition, construction, reconstruction, alterations or minor work includes, but is not limited to, (a) work to the exterior of the Premises involving windows, signs, awnings, flagpoles, banners and storefront alterations and (b) interior work to the Premises that (i) requires a permit from the Department of Buildings or (ii) changes, destroys or affects an interior architectural feature of an interior landmark or an exterior architectural feature of an improvement that is a landmark or located on a landmark site or in a historic district.
     Section 5.2 Manner and Quality of Alterations. All Alterations shall be performed (i) in a good and workerlike manner and Tenant shall use commercially reasonable efforts to have the same performed free from defects, (ii) in accordance with the plans and specifications as required under Section 5.1, and by contractors approved by Landlord, such approval not to be unreasonably withheld or delayed, (iii) other than Decorative Alterations, under the supervision of a licensed architect approved by Landlord, such approval not to be unreasonably withheld or delayed, and (iv) in compliance with all Requirements, the terms of this Lease, all reasonable procedures and regulations then prescribed by Landlord for work performed in the Buildings, and the Rules and Regulations. All materials and equipment to be used in the Premises shall be of first quality and, with respect to the Ancillary Space, at least equal to the applicable standards for the Ancillary Buildings then established by Landlord and, with respect to the Music Hall, consistent with the quality and character of the Music Hall, and no such materials or equipment shall be subject to any lien or other encumbrance except for materials or equipment typically financed in such manner consistent with good industry practice. In no event shall Landlord’s Music Hall Property be subjected to any lien or encumbrance by Tenant. Tenant’s request for Landlord’s approval of an architect shall be deemed granted if not denied within 15 days after written request therefor to the extent Tenant follows the procedures set forth in Section 5.1(b).
     Section 5.3 (a) Removal of Alterations and Tenant’s Property. All Alterations in the Premises shall, except as expressly provided below, remain upon and be surrendered with the Premises, on the Expiration Date or sooner termination of the Term. Landlord shall specify, at the time Tenant submits plans and specifications to Landlord, those Alterations which are specialty alterations (“Specialty Alterations”) which shall mean kitchens, stages (other than the stages existing in the Premises on the Execution Date) and any other Alterations which in Landlord’s good faith judgment would not be usable by a subsequent tenant of the Music Hall using the Music Hall as an entertainment facility, which Landlord may, at its election (made at the time of Landlord’s approval of such Specialty Alterations), require Tenant to remove on or before the Expiration Date or earlier termination of this Lease. Upon the Expiration Date or earlier termination of this Lease, Tenant, at Landlord’s request, shall remove any of such Specialty Alterations (which Landlord shall have elected to have Tenant so remove in accordance with this Section 5.3(a)) and all of Tenant’s Property and shall repair and restore, in a good and workerlike manner, any damage to the Premises or the Buildings caused by Tenant’s removal of such Specialty Alterations or Tenant’s Property, and if Tenant fails to do so,

Tenant shall reimburse Landlord, on demand, for Landlord’s cost of repairing and restoring such damage. Any Alterations or Tenant’s Property not so removed at Landlord’s request shall be deemed abandoned and Landlord may retain same as Landlord’s property, or dispose of same, and repair and restore any damage caused thereby, at Tenant’s cost and without accountability to Tenant.
     (b) Landlord’s Music Hall Property. The items set forth on Schedule 4 annexed hereto (“Landlord’s Music Hall Property”) are owned by Landlord and may be used by Tenant during the Term. If, at any time after the date hereof, Tenant does not elect to use an item of Landlord’s Music Hall Property, Tenant shall notify Landlord and Landlord shall, at its option, either (i) remove the same at Landlord’s expense or (ii) abandon such item and Tenant may then dispose of such item, at its expense, without liability to Landlord. If Tenant shall elect to replace any item of Landlord’s Music Hall Property with an item performing a similar function, Tenant shall notify Landlord in writing describing such replacement item and such replacement item shall be purchased at Tenant’s expense with title thereto in the name of Landlord and thereafter such replacement item shall be deemed an item constituting Landlord’s Music Hall Property for all purposes and the parties agree, at the request of either party, to execute an amendment to Schedule 4 reflecting such additional item of Landlord’s Music Hall Property. Tenant shall maintain Landlord’s Music Hall Property (except for such items that Landlord shall abandon) throughout the Term in good order and repair and, upon the Expiration Date or earlier termination of this Lease, Landlord’s Music Hall Property to the extent not abandoned by Landlord pursuant hereto shall be returned to Landlord in the same condition received by Tenant, reasonable wear and tear and damage by casualty, excepted.
     Section 5.4 Mechanic’s Liens. Tenant, at its expense, shall discharge any lien or charge filed against the Premises or the Real Property in connection with any work done by or on behalf of, or materials furnished to, Tenant, within 30 days after Tenant’s receipt of notice thereof by payment, filing the bond required by law or otherwise in accordance with law.
     Section 5.5 Labor Relations. (a) Tenant shall not employ, or permit the employment of, any contractor or laborer, or permit any materials to be delivered to or used in the Buildings, if, in Landlord’s reasonable judgment, such employment, delivery or use will interfere or cause any conflict or disharmony with other contractors or laborers engaged in the construction, maintenance or operation of the Buildings or the Center by Landlord, Tenant or others, or the use and enjoyment of the Buildings or the Center by other tenants or occupants. In the event of such interference, conflict or disharmony, upon Landlord’s request, Tenant shall cause all contractors and laborers causing such interference or conflict to leave the applicable Building (or Buildings) immediately until such interference, conflict or disharmony ceases.
     (b) Landlord shall not employ, or permit the employment of, any contractor or laborer, or permit any materials to be delivered to or used in the Premises, if, in Tenant’s reasonable judgment, such employment, delivery or use will interfere or cause any conflict or disharmony with other contractors or laborers engaged in the construction, maintenance or operation of the Premises by Landlord, Tenant or others. In the event of such interference, conflict or disharmony, upon Tenant’s request, Landlord shall cause all contractors and laborers causing such interference or conflict to leave the Premises immediately until such interference, conflict or disharmony ceases.
     (c) Landlord and Tenant shall cooperate with one another to minimize any labor conflict or disharmony.
     Section 5.6 Tenant’s Costs. Tenant shall pay to Landlord or its designee, within 10 days after demand, all reasonable, third-party, out-of-pocket costs actually incurred by

Landlord in connection with Tenant’s Alterations, including such costs incurred in connection with (i) Landlord’s review of the Alterations (including review of requests for approval thereof), and (ii) the provision of Buildings’ personnel during the performance of any Alterations required by trade union policy to operate elevators or otherwise to facilitate Tenant’s Alterations (which personnel would not otherwise be employed in such capacity but for the performance of such Alterations); provided that Landlord shall furnish to Tenant reasonable back-up documentation for any such costs which Tenant is obligated to reimburse to Landlord.
     Section 5.7 Tenant’s Equipment. With respect to the Ancillary Space, Tenant shall not move any heavy machinery, heavy equipment, freight, bulky matter or fixtures into or out of the Buildings without Landlord’s prior consent and payment to Landlord of Landlord’s reasonable charges in connection therewith. If any machinery, equipment or other items in the Premises require special handling, Tenant agrees (i) to employ only persons holding a Master Rigger’s License to perform such work, and (ii) such work shall be done only during hours designated by Landlord.
     Section 5.8 Legal Compliance. The approval of plans or specifications, or the consent by Landlord to the making of any Alterations, does not constitute Landlord’s agreement or representation that such plans, specifications or Alterations comply with any Requirements or the certificate of occupancy issued for the Buildings. Any review by Landlord of any plans and/or specifications or any preparation or design of any plans or specifications by Landlord’s architect or engineer (or any architect or engineer designated by Landlord) with respect to any Alteration is solely for Landlord’s benefit, and without any representation or warranty whatsoever to Tenant or to any other Person with respect to the compliance thereof with any Requirements, the adequacy, correctness or efficiency thereof or otherwise. If, as the result of any Alterations made by or on behalf of Tenant, Landlord is required to make any alterations or improvements to any part of the Buildings in order to comply with any Requirements, whether or not in the Premises, Tenant shall pay all costs and expenses incurred by Landlord in connection with such alterations or improvements as provided in Article 21. Landlord, upon reviewing Tenant’s plans, shall endeavor to identify any such alterations or improvements which Landlord may be obligated to make as a result of Tenant’s Alterations, but such failure to do so on Landlord’s part shall not relieve Tenant of its obligations under the preceding sentence.
ARTICLE 6
FLOOR LOAD
     Section 6.1 Floor Load. Tenant shall not place a load upon any floor in the Premises that exceeds the then existing capacities of the Premises. Landlord reserves the right to reasonably designate the position of all heavy machinery, equipment and fixtures which Tenant wishes to place within the Ancillary Space, and to place limitations on the weight thereof, in accordance with the Rules and Regulations.
ARTICLE 7
REPAIRS
     Section 7.1 Landlord’s Repair and Maintenance.
     (a) Ancillary Space. Landlord shall maintain and, except as provided in Section 7.2 hereof, make all necessary repairs (both structural and nonstructural) to (i) the Building Systems serving the Ancillary Space, (ii) the portion of the common areas of the Buildings which Tenant is granted the right to use pursuant to this Lease and (iii) the structural elements of the Ancillary Buildings, both exterior and interior, including the roof, foundation and curtain wall, in conformance with standards applicable to first-class office buildings of comparable age and quality in midtown Manhattan.
     (b) Music Hall. Except as provided in Section 7.2, Landlord shall maintain and keep in good repair the Music Hall’s roof and exterior walls and windows (exclusive of the exterior window glass portion thereof which shall be maintained and replaced by Tenant as provided in Section 39.3). It is acknowledged that the Music Hall’s roof contains skylights which have been covered with roofing materials and Landlord shall maintain such portions of the roof. If, at any time, Tenant shall seek to restore all or any of such skylights to function as clear skylights. such restoration shall constitute a Music Hall Alteration and Tenant shall conduct such Music Hall Alteration (and all subsequent maintenance and repair of such skylights) at its expense. Landlord shall also, when necessary, maintain, keep in good repair and clean, consistent with the standards used with respect to the remainder of the Center, the sidewalks surrounding the Music Hall (including the brass maintenance (but not repair) of any decorative sidewalks) and remove snow or ice covering such sidewalks; provided, any repair, maintenance or cleaning which is Landlord’s responsibility under this Section 7.1(b) but is required by reason of any act, omission, neglect or improper conduct of any Tenant Party (other than any Tenant’s invitee) shall, subject to provisions of Section 13.3, be performed at Tenant’s expense. Except as provided in the immediately preceding sentence, Landlord shall have no obligation to maintain or make any repairs to the Music Hall, including (i) the marquees and the exterior metal surfaces of the Music Hall or (ii) the fixtures, equipment and appurtenances in the Music Hall and (iii) the signage for the Music Hall.
     Section 7.2 Tenant’s Repair and Maintenance.
     (a) Ancillary Space. Tenant shall, promptly following the date any of the repairs hereafter described is required, at its expense and in compliance with Article 5 of this

Lease, (i) make all nonstructural repairs to the Ancillary Space and the fixtures, equipment and appurtenances (which are not Building Systems) therein as and when needed to preserve the Ancillary Space in good working order and condition, except for reasonable wear and tear, damage for which Tenant is not responsible pursuant to this Lease and damage arising from the negligence or willful misconduct of Landlord or Landlord’s agents, which, subject to the provisions of Section 13.3, Landlord shall repair at its expense and (ii) replace or repair scratched or damaged doors, signs and glass (other than exterior window glass) in and about the Ancillary Space. Without limiting the foregoing, all damage to the Ancillary Space or to any other part of the Ancillary Buildings, or to any fixtures, equipment, sprinkler system and/or appurtenances thereof, whether requiring structural or nonstructural repairs, caused by or resulting from any act, omission, neglect or improper conduct of, or Ancillary Space Alterations made by, or the moving of Tenant’s fixtures, furniture or equipment, including machinery and heavy equipment, into, within or out of the Ancillary Space by any Tenant Party (other than any Tenant’s invitee), shall be repaired at Tenant’s expense. All repairs required to be made by Tenant pursuant to this Section 7.2(a) shall be made by (A) Tenant, at Tenant’s expense if the required repairs are nonstructural in nature and do not affect any Building System or any portion of the Ancillary Buildings outside of the Ancillary Space, or (B) Landlord, at Tenant’s expense (equal to the reasonable, third party, out-of-pocket expenses actually incurred by Landlord with respect to which Landlord shall provide reasonable supporting documentation), if the required repairs are structural in nature, involve replacement of exterior window glass (if damaged by any Tenant Party other than any Tenant invitee), or affect any Building System or any portion of the Ancillary Buildings outside of the Ancillary Space and provided Landlord shall furnish Tenant with reasonable supporting documentation thereof. Tenant shall give Landlord prompt notice of any defective condition of which Tenant is aware in any structural element or any Building System located in, servicing or passing through the Ancillary Space. All Tenant repairs shall be of a quality at least equal to the original work or construction using new construction materials, and shall be made in accordance with this Lease. If Tenant fails to proceed with due diligence to make any repairs required to be made by Tenant within a reasonable time not to exceed thirty (30) days after Landlord has so notified Tenant, Landlord may make such repairs, and all costs and expenses incurred by Landlord in so doing shall be paid by Tenant as provided in Article 21.
     (b) Music Hall. Except as provided in Section 7.1(b), Tenant shall operate, maintain and make all necessary repairs, promptly, at its expense and in compliance with Article 5 of this Lease, to the Music Hall, including (i) the marquees and exterior metal surfaces, (ii) the fixtures, equipment and appurtenances including the refrigeration plant which provides chilled water to the Music Hall (the “Refrigeration Plant”) and the Independent Systems servicing the Music Hall, as and when needed to preserve the Music Hall in good working order and condition, (iii) the signage for the Music Hall and (iv) repair or replace scratched or damaged doors, signs and glass (including exterior window glass in accordance with Section 39.3) in and about the Music Hall. Such repairs shall be made by (x) Tenant, at Tenant’s expense if the required repairs do not affect the exterior of the Music Hall (other than the marquees, the exterior metal surfaces and the signage for the Music Hall, which shall be repaired by Tenant at its expense) or (y) at Landlord’s election, Landlord, if the required repairs affect the exterior of the Music Hall (other than the marquees, the exterior metal surfaces and the signage for the Music Hall which shall be performed by Tenant at its expense) and Tenant shall pay all reasonable, third party, out of pocket costs actually incurred by Landlord in connection with such repairs. Tenant shall use reasonable efforts to give Landlord prompt notice of any defective condition of which Tenant is aware in the Refrigeration Plant or any Independent System located in, servicing or passing through the Music Hall. All Tenant repairs shall be of a quality at least equal to the original work or construction using new construction materials, and shall be made in accordance with this Lease. With respect to the maintenance of the Refrigeration Plant, Tenant, at its expense, shall enter into annual maintenance contracts with contractors approved by Landlord, which approval shall not be unreasonably withheld or delayed, and Tenant shall, upon the execution of any such maintenance contract, provide Landlord with a copy of such contract. If Tenant fails to enter into any such contract within 10 days after receipt of a notice from Landlord regarding same, Landlord may do so at Tenant’s expense and Tenant shall pay to Landlord, within 30 days after Tenant’s receipt of a written demand therefor, any amount due and owing under such contract. Landlord may, from time to time, after notice to Tenant, inspect the Refrigeration Plant and the Independent Systems servicing the Music Hall to assure that Tenant shall be maintaining the Refrigeration Plant and such Independent Systems in a first-class manner consistent with similar first-class buildings in New York. If Tenant fails to proceed with due diligence to make any repairs required to be made by Tenant pursuant to this subsection, Landlord may, subject to any requirement of notice contained in Article 21, make such repairs, and all reasonable, third-party, out-of-pocket costs and expenses actually incurred by Landlord in so doing shall be paid by Tenant as provided in Article 21.
     (c) Tenant’s Acts and Omissions. Subject to Section 13.3, Tenant, at its expense, shall make any and all repairs to the Premises required by reason of Tenant’s negligent acts or omissions or willful malfeasance. Subject to Section 13.3, Landlord, at Tenant’s expense (equal to the reasonable, third party, out-of-pocket expenses actually incurred by landlord with respect to which Landlord shall provide reasonable documentation), shall make any and all repairs to the other portions of the Center required by reason of Tenant’s negligent acts or omissions or willful malfeasance.

     Section 7.3 Interruptions Due to Repairs. Landlord reserves the right to make all changes, alterations, additions, improvements, repairs or replacements to the Ancillary Buildings and the Center, including the Building Systems which provide services to Tenant, as Landlord deems necessary or desirable; provided that, as to the Music Hall, Landlord shall only make such changes, alterations, additions, improvements, repairs and replacements (a) as are its responsibility or which Tenant fails to make and Landlord furnishes a notice requesting such repair or replacement as provided in Section 7.2(a) and (b) or, (b) which Landlord has the right to make following an Event of Default by Tenant or (c) which Landlord, in its good faith judgment, deems necessary in the event of an emergency, and, provided further, in no event shall the level of any Building service decrease in any material respect from the level required of Landlord in this lease as a result thereof (other than temporary changes in the level of such services during the performance of any such work by Landlord), nor shall there be a denial of Tenant’s access to the Premises except in the event of any emergency to the extent that no practicable alternative exists. Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises during the making of such changes, alterations, additions, improvements, repairs or replacements, provided that Landlord shall have no obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs or additional expenses whatsoever; provided further, with respect to the Music Hall only, Landlord shall, except in the case of an emergency, schedule any work or other such matters so as not to interfere with performances being staged at the Music Hall and, if circumstances demand overtime or other premium pay rates in order to accommodate such scheduling, the same shall be so performed to the extent practicable on an overtime basis and Tenant shall pay all of Landlord’s actual out-of-pocket costs incurred in connection with performing such work on an overtime basis. Without limiting the foregoing, Landlord shall schedule its routine maintenance during periods of the year other than when the Radio City

Christmas Spectacular is being performed. Notwithstanding the foregoing, in circumstances where Landlord is not required to employ contractors or labor on an overtime basis, to the extent practicable, and provided Tenant shall agree to pay all actual, third party, out-of-pocket costs incurred by Landlord in excess of the costs Landlord would have otherwise incurred on a straight time basis. Except to the extent, if any, expressly provided for in this Lease, there shall be no Rent abatement or allowance to Tenant for a diminution of rental value, no actual or constructive eviction of Tenant, in whole or in part, no relief from any of Tenant’s other obligations under this Lease, and no liability on the part of Landlord, by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others making, or failing to make, any repairs, alterations, additions or improvements in or to any portion of the Center, the Buildings or the Premises, or in or to fixtures, appurtenances or equipment therein.
ARTICLE 8
INCREASES IN REAL ESTATE TAXES
     Section 8.1 Definitions. As used in this Article:
     (a) “Base Tax Factor” means the quotient, expressed in dollars and cents, of (i) the Taxes payable for the Base Tax Year, divided by (ii) the Center Tax Area for the Base Tax Year.
     (b) “Center Tax Area” means the number of square feet in the rentable area of the Center for which Taxes are payable by Landlord or any Affiliate of Landlord, excluding the rentable area of any space in the Center not owned by Landlord or any Affiliate of Landlord or for which Taxes are not payable. Notwithstanding the foregoing, Landlord shall from time to time:

     (i) subtract from the Center Tax Area the rentable area of space in the Center for which Taxes are not payable by Landlord or an Affiliate of Landlord; and
     (ii) add to the Center Tax Area to include additional rentable area of the Center for which Taxes are payable by Landlord or an Affiliate of Landlord.
     (c) “Landlord’s Statement” means an instrument or instruments containing a comparison of the Base Tax Factor and the Tax Factor for any Tax Year.
     (d) “Taxes” means the taxes and assessments paid or payable with respect to the Center, including assessments made as a result of the Center or any part thereof being within a business improvement district, other than any interest or penalties imposed in connection therewith, and all expenses, including fees and disbursements of counsel and experts, reasonably incurred by Landlord in connection with any application for a reduction in the assessed valuation for the Center or for a judicial review thereof (but in no event shall such expenses be included in Taxes payable for the Base Tax Year); provided that, except to the extent provided in the next sentence, Taxes shall not include franchise, income, profit or estate taxes. If due to a future change in the method of taxation any franchise, income, profit or other tax shall be levied in substitution in whole or in part for or in lieu of any tax which would otherwise constitute a Tax, such franchise, income, profit or other tax shall be deemed to be a Tax for the purposes of this Lease. With respect to assessments which may be paid in installments, Landlord shall elect to pay them in the maximum number of installments and each of such installments together with all interest imposed thereon by the applicable governmental authority shall be deemed to be included in Taxes for the period to which such installment relates. To the extent that expenses incurred by Landlord in connection with any application for a reduction in assessed valuation of the Center are reimbursed to Landlord by including same in the definition of Taxes for a particular Tax Year, the same shall not also be deducted from the amount of any refund that Landlord may obtain for such Tax Year so as to avoid any so-called “double-counting” of the same expense. If there is an abatement applicable to the Center solely by reason of the Music Hall constituting a portion thereof, such abatement shall be considered in computing Taxes, but no other exemptions or abatements shall be so considered.
     (e) “Tax Factor” means the quotient, expressed in dollars and cents, of (i) the Taxes payable for any Tax Year subsequent to the Base Tax Year, divided by (ii) the Center Tax Area for such Tax Year.
     (f) “Tax Year” means the 12 month period commencing July 1 of each year, or such other 12 month period as may be duly adopted as the fiscal year for real estate tax purposes by the City of New York.
     Section 8.2 Tax Payments. (a) If the Tax Factor for any Tax Year exceeds the Base Tax Factor, Tenant shall pay to Landlord, as Additional Rent during each Tax Year, an amount (“Tenant’s Tax Payment”) equal to (i) Tenant’s Area, multiplied by (ii) the amount by which the Tax Factor for such Tax Year exceeds the Base Tax Factor. Landlord shall furnish to Tenant a Landlord’s Statement setting forth Landlord’s computation of Tenant’s Tax Payment for such Tax Year. Tenant shall pay to Landlord on June 1 and December 1 of each calendar year (or on such other dates as shall be thirty (30) days prior to each date that an installment of Taxes becomes due) an amount equal to 1/2 (or such portion of Taxes which may be due on such date) of Tenant’s Tax Payment for such Tax Year. Landlord may, at any time, furnish to Tenant a revised Landlord’s Statement of Landlord’s computation of Tenant’s Tax Payment for a particular Tax Year, and in such case, (A) if such Landlord’s Statement shall show that the sums theretofore paid by Tenant were less than the sums which should have been paid on account of Tenant’s Tax Payment for such Tax Year, Tenant shall pay to Landlord the amount of such deficiency in Tenant’s Tax Payment within ten (10) Business Days after such Landlord’s

Statement is furnished to Tenant, or (B) if such Landlord’s Statement shall show that the sums so paid by Tenant were more than the sums that should have been paid on account of Tenant’s Tax Payment for such Tax Year, Landlord shall credit such overpayment in Tenant’s Tax Payment against subsequent installments of Rent payable by Tenant or, if at the end of the Term, promptly refund such amount to Tenant. If there shall be any increase in the Taxes for any Tax Year, whether during or after such Tax Year, or if there shall be any decrease in the Taxes for any Tax Year, Landlord shall notify Tenant thereof and Tenant’s Tax Payment for such Tax Year shall be appropriately adjusted and any deficiencies paid or overpayments credited, as the case may be, substantially in the same manner as provided in the preceding sentence.
     (b) Tenant shall be obligated to pay Tenant’s Tax Payment regardless of whether Tenant may be exempt from the payment of taxes as the result of any reduction, abatement, or exemption from Taxes granted or agreed to by any Governmental Authority, or by reason of Tenant’s diplomatic status or other tax exempt status. The benefit of any discount for any early payment of Taxes shall accrue solely to the benefit of Landlord.
     (c) Tenant shall not (and hereby waives any and all rights it may now or hereafter have to) institute or maintain any action, proceeding or application in any court or other body having the power to fix or review assessed valuations, for the purpose of reducing Taxes, and the filing of any such proceeding by Tenant without Landlord’s consent shall be a default hereunder.
     (d) Upon Tenant’s request and provided that Landlord shall theretofore have received a copy of the tax bill(s) relating to the Center for a particular Tax Year, Landlord shall promptly furnish a copy of such tax bill to Tenant.

     (e) Upon Tenant’s request, in the event Landlord shall have adjusted the Center Tax Area pursuant to Section 8.1(b) above, Landlord shall advise Tenant as to the basis for such adjustment and the basis for such adjustment shall be consistent with the basis for adjustments being made generally with respect to tenants in the Center with respect to whom an adjustment in the Center Tax Area is then being made.
     Section 8.3 Certain Adjustments. (a) Taxes shall not include any taxes and assessments imposed upon any portion of the Center excluded from the calculation of the Center Tax Area pursuant to Section 8.1(b) above.
     (b) If the Rent Commencement Date shall be a day other than July 1 or the Expiration Date shall be a day other than June 30, or if there is any abatement of Fixed Rent payable under this Lease (other than any abatement under Article 1 hereof) or any termination of this Lease (other than a termination pursuant to Article 19), or if there is any increase or decrease in Tenant’s Area or a change in the basis of computing Tenant’s Tax Payment for any Tax Year, then in each such event in applying the provisions of this Article with respect to the Tax Year in which the event occurred, appropriate adjustments shall be made to reflect the result of such event on a basis consistent with the principles underlying the provisions of this Article, taking into consideration (i) the portion of such Tax Year, as the case may be, which shall have elapsed prior to or after such event, (ii) the rentable area of the Premises affected thereby, and (iii) the duration of such event.
     Section 8.4 Non-Waiver. Landlord’s failure to render a Landlord’s Statement on a timely basis with respect to any Tax Year shall not prejudice Landlord’s right to thereafter render a Landlord’s Statement with respect to such Tax Year or any subsequent Tax Year, nor shall the rendering of a Landlord’s Statement prejudice Landlord’s right to thereafter render a corrected Landlord’s Statement for any Tax Year. Notwithstanding the foregoing, if Landlord fails to deliver a Landlord’s Statement for a particular Tax Year and such failure continues for two (2) years after the close of such Tax Year, then Landlord shall have waived its right thereafter to deliver a Landlord’s Statement with respect to such Tax Year (but not as to subsequent Tax Years).
     Section 8.5 Tenant Disputes. Each Landlord’s Statement sent to Tenant shall be conclusively binding upon Tenant unless Tenant shall (i) within 30 days after such statement is sent, pay to Landlord the amount set forth in such statement, without prejudice to Tenant’s right to dispute such statement, and (ii) within 180 days after such statement is sent, send a notice to Landlord objecting to such statement and specifying the reasons for Tenant’s claim that such statement is incorrect. If the parties are unable to resolve any such dispute within 30 days following the giving of Tenant’s notice of objection, either party may refer the issues raised to an independent firm of certified public accountants selected by Landlord (but not Landlord’s regular accountant) and reasonably acceptable to Tenant, and the decision of such accountants shall be conclusively binding upon Landlord and Tenant. In connection therewith, Tenant and such accountants shall execute and deliver to Landlord a confidentiality agreement, in form and substance reasonably satisfactory to Landlord, whereby such parties agree not to disclose to any third party any of the information that is not otherwise public obtained in connection with such review, or the substance of any admissions or stipulations by any party in connection therewith, or of any resulting reconciliation, compromise or settlement.
ARTICLE 9
REQUIREMENTS OF LAW
     Section 9.1 (a) Tenant’s Compliance/Landlord’s Compliance. Tenant, at its expense, shall comply (or cause to be complied) with all Requirements applicable to those portions of the Premises for which Tenant shall be responsible, regardless of whether imposed by their terms upon Landlord or Tenant. If Tenant obtains knowledge of any failure to comply with any Requirements applicable to those portions of the Premises for which Tenant shall be responsible for the repair and maintenance as provided in this Lease, Tenant shall use reasonable efforts to give Landlord prompt notice thereof. All repairs and alterations, ordinary or extraordinary, required to be made to cause the Premises to comply with any Requirements shall be made by Tenant, at Tenant’s expense and in compliance with Article 5 if such repairs or alterations do not affect any Building System, and do not involve the performance of work outside of the Premises, or, at Landlord’s election, by Landlord, at Tenant’s expense in an amount equal to the reasonable, third party, out-of-pocket expenses actually incurred by Landlord (based upon reasonable supporting documentation), if such repairs or alterations affect any Building System, or involve the performance of work outside the Premises. Any cost incurred by Landlord to repair or alter, whether structural or nonstructural, ordinary or extraordinary, (i) the Premises to comply with Requirements or (ii) any other portion or portions of the Buildings or the Center, which repair or alteration results from Tenant’s use of the Premises, shall be reimbursed by Tenant as Additional Rent within 30 days after Landlord’s demand therefor. Landlord, at its expense, shall comply (or cause to be complied) with all Requirements applicable to the Premises or Buildings other than those with which Tenant or other tenants of the Buildings shall be required to comply, if Landlord’s failure to do so would have a material and adverse effect on Tenant’s occupancy.
     (b) Hazardous Materials. Tenant shall not (i) cause or permit any Hazardous Materials to be brought into or onto the Center, (ii) cause or permit the storage or use of Hazardous Materials in any manner not permitted by any Requirements, or (iii) cause or permit the escape, disposal or release of any Hazardous Materials within or in the vicinity of the Center. Nothing herein shall be deemed to prevent Tenant’s use of any Hazardous Materials customarily used in the ordinary course of using the Premises for the Permitted Uses, provided such use is in accordance with all Requirements. Tenant shall be responsible, at its expense, for the cost of compliance with all Requirements and for all fines, violations and any other such charges, which arise or result from, the actual or alleged presence of Hazardous Materials (A) in the Premises and (B) in the Buildings or the Center, provided, as to this clause (B), Tenant shall only be responsible to the extent the actual or alleged presence of Hazardous Substance is caused or permitted by Tenant or any Tenant Party. Tenant shall provide to Landlord copies of all communications received by Tenant with respect to any Requirements relating to Hazardous Materials, and any claims made in connection therewith. Landlord or its agents may perform environmental inspections of the Premises at any time.
     (c) Landlord’s Insurance. Tenant shall not cause or permit or suffer any action or condition that would (i) invalidate or conflict with Landlord’s insurance policies which contemplate a live entertainment use for the Music Hall, (ii) violate applicable rules, regulations and guidelines of the Fire Department, Fire Insurance Rating Organization or any other authority having jurisdiction over the Center, (iii) cause an increase in the premiums for fire insurance then covering the Buildings over that payable with respect to comparable first-class office buildings or theaters, or (iv) result in insurance companies of good standing refusing to insure the Buildings or any property therein in amounts and against risks as reasonably determined by Landlord. If the fire insurance premiums increase as a result of Tenant’s failure to comply with the provisions of this Article, Tenant shall promptly cure such failure and shall reimburse Landlord for the increased fire insurance premiums paid by Landlord as a result of such failure by Tenant, provided that Landlord shall furnish reasonable supporting documentation therefor. If it is not practicable for Tenant to cure such failure and continue to operate the Premises for the Permitted Uses and the only result of such failure is an increase in Landlord’s insurance premium, then provided Tenant pays such increased premium, Tenant shall not be required to cease such action so long as the increased premium is the only effect of such failure and, provided further, in the event that (A) Landlord’s insurance carrier refuses to provide certain insurance as a result of Tenant’s failure to comply with the provisions of this Article and (B) a separate insurance carrier of comparable rating or which is otherwise satisfactory to Landlord is willing to provide such insurance, Tenant shall pay any increased cost payable by Landlord by reason of its purchase of such insurance from such separate insurance carrier. In any action or proceeding to which Landlord and Tenant are parties, a schedule or “make up” of rates for the Buildings or the Premises issued by the appropriate Fire Insurance Rating Organization, or other body fixing such fire insurance rates, shall be conclusive evidence of the fire insurance rates then applicable to the Buildings.
     (d) ADA Compliance. Tenant hereby acknowledges and agrees that it is aware of the complaint letter, dated February 9, 1995 from the United States Department of Justice to Proskauer, Rose Goetz & Mendelsohn (the “DOJ Letter”) relating to certain violations of ADA by RCPI. Without limiting Tenant’s obligations under Section 9.1, Tenant expressly agrees that it shall, from and after the Execution Date and during the Term, at its own expense, comply with the requirements of any settlement of, or any final judgment, order or decree relating to, the DOJ Letter or any subsequent correspondence or complaint with respect to ADA compliance in the Music Hall, including any ADA requirements relating to conditions existing prior to the Execution Date. In consideration of the foregoing, Landlord agrees to waive its right to require Tenant to pay Compliance Costs (as defined in the Lease Modification) up to an aggregate amount of $300,000. Landlord shall cooperate with Tenant in connection with, and shall approve, any settlement Tenant shall enter into pursuant to this Section 9.1(d); provided, that (i) such settlement shall not impose any liability, obligation or expense upon Landlord and (ii) any improvements or alterations required to be performed by Tenant pursuant to such settlement shall not affect any area outside of the Premises. Any alterations or improvements required to be performed pursuant to such settlement shall constitute a Music Hall Alteration and be subject to the applicable terms and conditions of this Lease.
     Section 9.2 Fire Alarm System; Sprinklers. Tenant shall install, and thereafter maintain in good order and repair, a sprinkler system and fire-alarm and life-safety system in each of the Music Hall, the 1270 Space and the 50 Rock Space (except, as to the Music Hall sprinkler system, only to the extent required by Requirements), in accordance with this Lease, the Rules and Regulations and all Requirements if and to the extent such systems have not been installed in the Premises prior to the date hereof. If the Fire Insurance Rating Organization or any Governmental Authority or any of Landlord’s insurers requires or recommends any modifications or Alterations be made or any additional equipment be supplied in connection with the sprinkler system or fire-alarm and life-safety system serving the Buildings or the Premises by reason of Tenant’s business, or the location of the partitions, trade fixtures, or other contents of the Premises, Landlord (to the extent outside of the Premises), or Tenant (to the extent within the Premises) shall make such modifications or Alterations, and supply such additional equipment, in either case at Tenant’s expense; provided, however, that if any such recommendation does not have the force of law and failure to comply with such recommendation shall have no material adverse effect on Landlord other than an increase in Landlord’s insurance premiums (which increase Tenant agrees to pay), Tenant shall not be required to comply with such recommendation.
     Section 9.3 Limitations on Rent. If, at any time during the Term, the Rent is not fully collectible by reason of any Requirement in the nature of rent control which limits Landlord’s right to collect the Rent provided herein, Tenant shall take such other steps as Landlord may request, and as may be legally permissible, to permit Landlord to collect the maximum rents which may during the continuance of such restriction be legally permissible (but not in excess of the Rent reserved under this Lease). Upon the termination of such restriction during the Term, Tenant shall pay to Landlord, in addition to the Rent for the period following such termination, if legally permissible, the portion of Rent which would have been paid pursuant to this Lease but for such legal restriction, less the Rent paid by Tenant to Landlord while such restriction was in effect, together with interest thereon at the Base Rate.
ARTICLE 10
QUIET ENJOYMENT
     Provided this Lease is in full force and effect, Tenant may peaceably and quietly enjoy the Premises without hindrance by Landlord or any Person lawfully claiming through or under Landlord, subject to the terms and conditions of this Lease.
ARTICLE 11
SUBORDINATION
     Section 11.1 Subordination and Attornment. (a) Subject to Section 11.5 hereof, this Lease and Tenant’s rights hereunder are subject and subordinate to all Mortgages and Superior Leases. At the request of any Mortgagee or Lessor, Tenant shall attorn to such Mortgagee or Lessor, its successors in interest or any purchaser in a foreclosure sale at such time as any such party succeeds to Landlord’s interest hereunder as Landlord. Landlord represents and warrants to Tenant that, as of the Execution Date, there are no Superior Leases, Mortgages or Condominium Declarations (as hereinafter defined) affecting the Premises.
     (b) If a Lessor or Mortgagee or any other Person shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action, or the delivery of a new lease or deed, then at the request of the successor landlord and upon such successor landlord’s written agreement to accept Tenant’s attornment and to recognize Tenant’s interest under this Lease, Tenant shall be deemed to have attorned to and recognized such successor landlord as Landlord under this Lease. The provisions of this Article 11 are self-operative and require no further instruments to give effect hereto; provided, however, that Tenant shall promptly execute and deliver any instrument that such successor landlord may reasonably request (1) evidencing such attornment, (2) setting forth the terms and conditions of Tenant’s tenancy, and (3) containing such other terms and conditions as may be required by such Mortgagee or Lessor, provided such terms and conditions do not increase the Rent, increase (by more than a de minimis extent) Tenant’s non-Rent obligations or adversely affect Tenant’s rights under this Lease (by more than a de minimis extent). Upon such attornment, this Lease shall continue in full force and effect as a direct lease between such successor landlord and Tenant upon all of the terms, conditions and covenants set forth in this Lease except that such successor landlord shall not be:
     (i) liable for any act or omission of Landlord (except to the extent such act or omission continues beyond the date when such successor landlord succeeds to Landlord’s interest and Tenant gives notice of such act or omission);
     (ii) subject to any defense, claim, counterclaim, set-off or offset which Tenant may have against Landlord; provided that nothing contained herein shall be deemed to impair any right of Tenant to a continuing abatement pursuant to Article 14 in connection with a prior casualty;
     (iii) bound by any prepayment of more than one month’s Rent to any prior landlord except for Additional Rent on account of Taxes or, if applicable, Tenant’s Retail Operating Expense Payment, which are paid in accordance with this Lease for a period covering more than one month;

     (iv) bound by any obligation to make any payment to Tenant which was required to be made prior to the time such successor landlord succeeded to Landlord’s interest;
     (v) bound by any obligation to perform any work or to make improvements to the Premises except for (A) repairs and maintenance required to be made by the Landlord under this Lease, and (B) repairs to the Premises as a result of damage by fire or other casualty, or partial condemnation, pursuant to the provisions of this Lease, but only to the extent that such repairs can reasonably be made from the net proceeds of any insurance or condemnation awards actually made available to such successor landlord; or
     (vi) bound by any modification, amendment or renewal of this Lease made without the consent of any Lessor or Mortgagee of which Tenant has been provided notice.
     (c) Any Mortgagee may elect that this Lease shall have priority over the Mortgage that it holds and, upon notification to Tenant by such Mortgagee, this Lease shall be deemed to have priority over such Mortgage, regardless of the date of this Lease. In connection with any financing of the Real Property or the Center, or of the interest of the lessee under any Superior Lease, Tenant shall consent to any reasonable modifications of this Lease requested by any lending institution, provided such modifications do not increase the Rent, increase Tenant’s non-Rent obligations other than to a de minimis extent or reduce or affect Tenant’s rights under this Lease other than to a de minimis extent.
     Section 11.2 Termination by Tenant. As long as any Superior Lease or Mortgage shall exist, Tenant shall not seek to terminate this Lease by reason of any act or omission of Landlord (i) until Tenant shall have given notice of such act or omission to all Lessors and/or Mortgagees (of which Tenant has received notice) and shall state in such notice in BOLDFACE TYPE that within 45 days of receipt thereof, such Lessor or Mortgagee must provide Tenant a notice of its intention to seek to cure such default to preserve such Lessor’s or such Mortgagee’s rights under this Section 11.2, and (ii) provided such Lessor and/or Mortgagee shall, within 45 days of receipt of Tenant’s notice, notify Tenant of its intention to seek to cure such default, until a reasonable period of time shall have elapsed following the giving of notice of such default and the expiration of any applicable notice or grace periods (unless such act or omission is not capable of being remedied within a reasonable period of time) during which period such Lessors and/or Mortgagees shall have the right, but not the obligation, to remedy such act or omission. If any Lessor or Mortgagee elects to remedy such act or omission of Landlord, Tenant shall not seek to terminate this Lease so long as such Lessor or Mortgagee is proceeding with reasonable diligence to effect such remedy.
     Section 11.3 Future Condominium Declaration. This Lease and Tenant’s rights hereunder will be subject and subordinate to any condominium declaration, by-laws and other instruments (collectively, the “Condominium Declaration”) which may hereafter be recorded in order to subject the Buildings to a condominium form of ownership pursuant to Article 9-B of the New York Real Property Law or any successor statute, provided that the Condominium Declaration does not by its terms increase the Rent, increase Tenant’s non-Rent obligations other than to a de minimis extent or reduce Tenant’s rights or Landlord’s obligations under this Lease other than to a de minimis extent. At Landlord’s request, and subject to the foregoing proviso, Tenant will execute and deliver to Landlord an amendment of this Lease confirming such subordination and modifying this Lease to conform to such condominium regime, but no such amendment shall be necessary in order to make such subordination effective.

     Section 11.4 Applicability. The provisions of this Article shall (i) inure to the benefit of Landlord, any future owner of the Real Property, any Lessor or Mortgagee and any sublessor thereof, and (ii) apply notwithstanding that, as a matter of law, this Lease may terminate upon the termination of any Superior Lease or the foreclosure of any Mortgage.
     Section 11.5 Non-Disturbance Agreements. As a condition to Tenant’s agreement hereunder to subordinate Tenant’s interest in this Lease to any Mortgage and any Superior Lease, Landlord shall obtain from each Mortgagee or Lessor an agreement, in recordable form in the standard form customarily employed by such Mortgagee or Lessor (modified as reasonably required to provide Tenant with the protections provided for in this Section 11.5 and provided that nothing contained therein shall be inconsistent in any material respect with the terms of this Lease), pursuant to which such Mortgagee or Lessor shall agree that if and so long as no Event of Default hereunder shall have occurred and be continuing, the leasehold estate granted to Tenant and all of the rights of Tenant pursuant to this Lease shall not be terminated, modified, affected or disturbed by any action which such Mortgagee may take to foreclose any Mortgage, or which such Lessor shall take to terminate such Superior Lease, as applicable, and that any successor landlord shall recognize this Lease as being in full force and effect as if it were a direct lease between such successor landlord and Tenant upon all of the terms, covenants, conditions and options granted to Tenant under this Lease, except as otherwise provided in Section 11.1(b) hereof (any such agreement, a “Non-Disturbance Agreement”). If (i) Landlord shall tender a Non-Disturbance Agreement to Tenant for execution accompanied by a notice referring to this Section 11.5 and stating that Tenant is required to execute and deliver same within ten (10) Business Days after such tender, and Tenant shall fail or refuse to execute and deliver same within said ten (10) Business Days, after such tender, (ii) following the expiration of such ten (10) Business Day period, Landlord delivers to Tenant a notice setting forth such failure or refusal, and (iii) Tenant’s failure or refusal shall continue for a period of five (5) Business Days after Tenant’s receipt of the notice described in clause (ii) above, then Landlord shall have no further obligation pursuant to this Section 11.5 with respect to the Mortgagee or Superior Lessor which is the other party thereto, all of Landlord’s obligations being deemed satisfied and this Lease and all rights of Tenant hereunder shall remain subject and subordinate to the applicable Superior Lease or Mortgage without the need to deliver to Tenant a Non-Disturbance Agreement, and no further instrument of subordination shall be required.
ARTICLE 12
SERVICES
     Section 12.1 Ancillary Space Services. Landlord shall provide no services to the Ancillary Space except as expressly stated in this Section 12.1.
     (a) Elevators. Landlord shall make available to Tenant at least one freight elevator serving the 1270 Space, the 50 Rock Space and the storage portion of Retail Space #1 upon Tenant’s prior request, on a non-exclusive “first come, first serve” basis with other tenants of 1270 Avenue of the Americas and/or 50 Rockefeller Plaza, on all Business Days from 8:00 a.m. to 12:00 noon, and from 1:00 p.m. to 5:00 p.m. If Tenant shall require freight elevator service at any other times (“Overtime Periods”), Tenant must deliver notice (which may be delivered via facsimile if Landlord generally permits tenants in the Center to notify Landlord of the need for overtime services using this notice method) to Landlord’s property management office serving 1270 Avenue of the Americas and/or 50 Rockefeller Plaza, requesting such freight elevator service at least 24 hours prior to the time at which such service is to be provided, but Landlord shall use reasonable efforts (without obligation to incur any additional cost) to arrange for freight elevator service during Overtime Periods on such shorter notice as Tenant shall provide. Tenant shall pay to Landlord Landlord’s then established rates for supplying freight elevator service during Overtime Periods which shall be the rate charged generally to tenants at 1270 Avenue of the Americas and/or 50 Rockefeller Plaza. In the event that Tenant desires to provide an entrance to the Club (as defined in Article 40) through the lobby at 1270 Avenue of the Americas, Landlord and Tenant shall cooperate with one another to reach agreement on satisfactory arrangements which address to Landlord’s reasonable satisfaction Landlord’s security and operational concerns regarding such usage by Tenant; provided that Landlord prohibiting any such usage during Business Hours shall conclusively be deemed to be reasonable and provided further that all expenses in connection with such usage of the lobby at 1270 Avenue of the Americas shall be borne by Tenant. Landlord shall be under no obligation to provide passenger elevator service to any Ancillary Space except to the extent Landlord may agree to do so with respect to the 1270 Space in connection with the usage of the lobby at 1270 Avenue of the Americas as an entrance to the Club as above provided.
     (b) Ancillary Space Chilled Water. Landlord and Tenant shall furnish chilled water for the operation of 1270 Avenue of the Americas, to a location designated by Landlord and otherwise in accordance with the specifications set forth in Exhibit D-1 annexed hereto. Landlord shall furnish chilled water to the 1270 Space, Retail Space #1 and the 50 Rock Space in accordance with Exhibit D-2 annexed hereto.
     (c) Cleaning. Tenant shall, at its expense, cause the Ancillary Space to be cleaned and exterminated substantially in accordance with the specifications set forth in Exhibit E. The cleaning of the Ancillary Space may be done by Tenant’s employees. If Tenant shall seek to clean all or any portion of the Ancillary Space other than by its own employees and Tenant shall receive a bona fide, firm bid for performing such cleaning services from a reputable cleaning contractor and if Landlord’s designated contractor shall be comparable in competence, Landlord’s designated contractor shall within thirty (30) days thereafter have the right to match the bid of Tenant’s proposed contractor. If Landlord’s designated contractor shall match such bid, then Tenant shall award the contract for such cleaning services to Landlord’s designated contractor. If Landlord’s designated contractor shall not match such bid, Landlord shall not unreasonably withhold or delay its consent to Tenant’s use of its proposed contractor to provide such cleaning services. Any contract entered into by Tenant shall be for a period of no more than one year at which time Landlord’s designated cleaning contractor shall again be afforded an opportunity to bid on such work and shall be awarded such work if it is prepared to match the bid of the cleaning contractor then being utilized by Tenant and can demonstrate its competence to perform such cleaning services to Tenant’s reasonable satisfaction.
     (d) Water and Steam. Landlord shall provide to the Ancillary Space hot and cold water for drinking, cleaning and lavatory purposes and, as to the kitchen area of the 1270 Space, only cold water. Landlord shall install a meter to measure the water and steam furnished to the 1270 Space and the Retail Space. Tenant shall pay the reasonable third party, out of pocket cost of such installation actually incurred by Landlord, and for all maintenance, repairs and replacements thereto. Tenant shall also pay 103% of Landlord’s actual costs for providing such water or steam as measured by such meters and for any required pumping or heating thereof plus reasonable out-of-pocket, third party costs actually incurred by Landlord, and any sewer rent, taxes (including utility and sales taxes) and/or charge now or hereafter assessed or imposed upon the 1270 Space, the Retail Space or 1270 Avenue of the Americas (and equitably allocated to the 1270 Space or the Retail Space) pursuant to any Requirement. Such charges shall be payable within thirty (30) days after being billed therefor. Tenant shall not be charged for water for the purposes herein specified which is furnished to the 50 Rock Space.
     (e) Gas. Landlord shall make available to Tenant a portion of the pipe gallery shaft designated by Landlord for Tenant to install the meter furnished by the utility supplying gas to the Ancillary Space. Tenant shall be directly metered for all gas required by the 1270 Space and the 50 Rock Space and Tenant shall pay for all maintenance, repairs and replacements of such meters. Tenant shall also pay any rent, tax and/or charge now or hereafter assessed or imposed upon Landlord or Tenant with respect to such gas usage.
     (f) Refuse and Rubbish Removal. Tenant shall provide all refuse and rubbish removal services with respect to the Ancillary Space pursuant to regulations reasonably established by Landlord. With respect to the 1270 Space and Retail Space #1, Tenant shall remove the refuse and rubbish via the freight elevators servicing 1270 Avenue of the Americas to an area of Landlord’s main loading dock designated for Tenant after 6:00 p.m. and before 6:00 a.m. and Tenant shall pay Landlord’s customary charges for overtime freight elevator service then being charged generally to tenants of 1270 Avenue of the Americas. Tenant shall cause all Tenant Parties to observe such additional rules and regulations regarding rubbish removal and/or recycling as Landlord may, from time to time, reasonably impose.
     (g) Life Safety. Tenant, at its expense, shall connect the life safety systems serving the Ancillary Space to the life safety Building System in the applicable Ancillary Building.
     (h) Additional Ancillary Building Services. The Rent does not reflect or include any charge to Tenant for the furnishing of any building services to the Ancillary Space other than to the limited extent described in Section 12.1(b) above. If Landlord furnishes any other building service to the Ancillary Space, Tenant shall pay to Landlord Landlord’s then established rates for supplying such building services.
     (i) Connections to Utilities. Landlord shall, at Tenant’s expense, cooperate with Tenant in facilitating the connections between the utilities providing water, steam and gas and the risers serving the Ancillary Space.

     Section 12.2 Music Hall Services. (a) Water. Tenant shall be directly metered by the City of New York for all water required by the Music Hall. Tenant shall pay for all maintenance, repairs and replacement of such meters. Tenant shall also pay any sewer rent, tax and/or charge now or hereafter assessed or imposed upon Landlord or Tenant with respect to such water usage.
     (b) Refuse and Rubbish Removal. Tenant shall be responsible for removal of all refuse and rubbish from the Music Hall and the 50 Rock Space. The refuse and rubbish shall be removed by Tenant daily to a portion of Landlord’s main loading dock serving 50 Rockefeller Plaza via the freight elevators serving 50 Rockefeller Plaza. Tenant shall pay Landlord’s customary charges for overtime freight elevator service then being charged generally to tenants of 50 Rockefeller Plaza. Tenant’s refuse and rubbish shall be promptly picked up by Landlord’s contractor nightly after 2:00 a.m. and prior to 6:00 a.m. and Tenant shall pay to Landlord (i) Landlord’s commercially reasonable charges for the use of Landlord’s compactors, (ii) Landlord’s actual, third party, out-of-pocket cost to remove such refuse and rubbish and (iii) any additional costs actually incurred by Landlord for any cleaning, maintenance or repairs made to the common areas of 50 Rockefeller Plaza resulting from Tenant Parties’ removal of such refuse and rubbish from the Music Hall to Landlord’s main loading dock serving 50 Rockefeller Plaza. Tenant shall cause all Tenant Parties to observe such additional rules and regulations regarding rubbish removal and/or recycling as Landlord may, from time to time, reasonably impose. If Landlord fails to cause its contractor to remove refuse and rubbish from the loading dock in a reasonably timely manner such that Tenant has no place to unload additional refuse and rubbish and Landlord fails to cure such failure promptly upon being notified of same, Tenant may, at its expense, cause its own contractor to remove such refuse and rubbish, subject to the provisions of this Lease relating to labor harmony.

     (c) Cleaning. Tenant shall, at its expense, cause the Music Hall to be cleaned at a standard befitting a first class entertainment center located within the Center. The Music Hall may be cleaned by Tenant’s employees. If Tenant shall seek to clean all or any portion of the Music Hall other than by its own employees, Tenant shall obtain a bona fide, firm bid for performing such cleaning services from a reputable cleaning contractor and if Landlord’s designated contractor shall be comparable in competence, Landlord’s designated contractor shall within thirty (30) days thereafter have the right to match the bid of Tenant’s proposed contractor, provided that within such thirty (30) day period Landlord’s designated contractor can demonstrate its competence to perform such cleaning to Tenant’s reasonable satisfaction. If Landlord’s designated contractor shall match such bid and shall have demonstrated its competence to Tenant’s reasonable satisfaction, then Tenant shall award the contract for such cleaning services to Landlord’s designated contractor. If Landlord’s designated contractor shall not match such bid, Landlord shall not unreasonably withhold or delay its consent to Tenant’s use of its proposed contractor to provide such cleaning services. Any contract entered into by Tenant shall be for a period of no more than one year at which time Landlord’s designated cleaning contractor shall again be afforded an opportunity to bid on such work and shall be awarded such work if it is prepared to match the bid of the cleaning contractor then being utilized by Tenant and can demonstrate its competence to perform such cleaning to Tenant’s reasonable satisfaction.
     (d) Chilled Water. Chilled Water shall be provided to the Music Hall at such times and subject to the terms and conditions set forth in Exhibit D-1 annexed hereto.
     Section 12.4 Service Interruptions. Landlord reserves the right to suspend any building service when necessary, by reason of Unavoidable Delays, accidents or emergencies, or for repairs, alterations or improvements which, in Landlord’s reasonable judgment, are necessary or appropriate, until such Unavoidable Delay, accident or emergency shall cease or such repairs, alterations or improvements are completed, and Landlord shall not be liable to Tenant for any interruption, curtailment or failure to supply services. Landlord shall use reasonable efforts to restore such service, remedy such situation and minimize interference with Tenant’s business, provided that Landlord shall have no obligation to employ contractors or labor at overtime or other premium pay rates, or to incur any other overtime costs or additional expenses whatsoever. The exercise of any such right or the occurrence of any such failure by Landlord shall not (i) constitute an actual or constructive eviction, in whole or in part, (ii) entitle Tenant to any compensation, abatement or diminution of Rent, (iii) relieve Tenant from any of its obligations under this Lease, or (iv) impose any liability upon Landlord by reason of inconvenience to Tenant, or interruption of Tenant’s business, or otherwise.
     Section 12.5 Rent Abatement. Notwithstanding anything to the contrary contained in Section 12.4 above or elsewhere in this Lease, provided no Event of Default shall have occurred and be continuing, in the event that Tenant is unable to use all of the 1270 Space, all of the 50 Rock Space or all of the Retail Space (each, an “Affected Space”), for the conduct of Tenant’s business due solely to the failure of an Essential Service (as defined below) and (a) after Tenant furnishes a notice to Landlord (the “Abatement Notice”) stating that Tenant’s inability to use the Premises is solely due to such condition and such condition continues for a period in excess of (x) 10 consecutive days if the failure to provide such Essential Service results from a circumstance within Landlord’s control or (y) 20 consecutive days if the failure to provide such Essential Service results from an Unavoidable Delay, (b) Tenant does not actually use or occupy the entire Affected Space during such period and (c) such condition has not resulted from the negligence or willful misconduct of Tenant or any Tenant Party, then Fixed Rent, the Retail Operating Expense Payment and Tenant’s Tax Payment shall be abated on a per diem basis with respect to the Affected Space (but not as to the balance of the Premises) for the period commencing on the 11th day (or the 21st day, as applicable) after Tenant furnishes the Abatement Notice, and ending on the earlier of (i) the date Tenant occupies any material portion of the Affected Space which is the subject of such abatement for the ordinary conduct of its business or (ii) the date on which such condition is substantially remedied. An “Essential Service” shall mean only, with respect to each Affected Space, (i) the provision of electricity pursuant to Section 17.1, (ii) the provision of water and steam (when seasonably required) in accordance with the terms set forth in Section 12.1(d), and (iii) Landlord’s failure to provide chilled water during the time periods provided in, and in accordance with the provisions of, Exhibit D-1 and Exhibit D-2 annexed hereto. Notwithstanding the foregoing, if Landlord shall fail to provide chilled water to the Affected Space or the Music Hall and such chilled water can be provided by Tenant by operation of Tenant’s Refrigeration Plant, then in lieu of any abatement pursuant to this Section 12.5, from and after the 10th day of such failure (or the 20th day of such failure, if such failure was due to an Unavoidable Delay), Landlord shall pay to Tenant an amount equal to the actual cost incurred by Tenant to operate its Refrigeration Plant which Tenant would not have otherwise incurred but for Landlord’s failure to provide said chilled water as an Essential Service. Tenant shall provide Landlord with reasonable supporting documentation of such costs incurred and Landlord shall pay Tenant the amounts due to Tenant hereunder within thirty (30) days of receiving such documentation.
ARTICLE 13
INSURANCE; PROPERTY LOSS OR DAMAGE; REIMBURSEMENT
     Section 13.1 Tenant’s Insurance. (a) Tenant, at its expense, shall obtain and keep in full force and effect during the Term:

     (i) a policy of commercial general liability insurance on an occurrence basis against claims for personal injury, death and/or property damage occurring in or about the Premises, under which Tenant is named as the insured and Landlord, Landlord’s managing agent, any Lessors, any Mortgagees and any other parties whose names shall have been furnished by Landlord to Tenant from time to time are named as additional insureds, which insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of Landlord, Landlord’s managing agent or any Lessors or Mortgagees named as additional insureds, and Tenant agrees to obtain blanket broad-form contractual liability coverage to insure its indemnity obligations set forth in Article 32 hereof. The minimum limits of liability shall be a combined single limit with respect to each occurrence in an amount of not less than *****; provided, however, that Landlord may require Tenant to increase such coverage, from time to time, to that amount of insurance which in Landlord’s reasonable judgment is then being customarily required by landlords in first-class buildings in the City of New York with respect to the Ancillary Space and for comparable entertainment centers in the City of New York with respect to the Music Hall. If the aggregate limit applying to the Premises is reduced by the payment of a claim or establishment of a reserve equal to or greater than 50% of the annual aggregate, Tenant shall immediately arrange to have the aggregate limit restored by endorsement to the existing policy or the purchase of an additional insurance policy unless, in Landlord’s reasonable judgment, Tenant maintains sufficient excess liability insurance to satisfy the liability requirements of this Lease without the reinstatement of the aggregate limit;
     (ii) insurance against loss or damage by fire, and such other risks and hazards as are insurable under then available standard forms of “all risk” property insurance policies with extended coverage, having a deductible amount, if any, as reasonably approved by Landlord, insuring (A) with respect to the Ancillary Space, all Ancillary Space Alterations and improvements to the Ancillary Space, for the full insurable value thereof or replacement cost value thereof, (B) all of Tenant’s Property and (C) Landlord’s Studio Apartment Property; all such insurance shall name Tenant as the insured and, except with respect to Tenant’s insurance covering Tenant’s Property and Landlord’s Studio Apartment Property, Landlord and any Lessors and any Mortgagees whose names shall have been furnished by Landlord to Tenant from time to time shall be named as additional insureds and loss payees;
     (iii) during the performance of any Alteration, until completion thereof, Builder’s risk insurance on an “all risk” basis and on a completed value form including a Permission to Complete and Occupy endorsement, for full replacement value covering the interest of Landlord and Tenant (and their respective contractors and subcontractors), any Mortgagee and any Lessor in all work incorporated in the Buildings and all materials and equipment in or about the Premises;
     (iv) Workers’ Compensation Insurance, as required by law;
     (v) Liquor Liability (dram shop) Insurance with a minimum limit of liability in an amount of not less than $1,000,000 on an occurrence basis, covering bodily injury and death to one or more persons and $100,000 in connection with property damage; and
     (vi) such other insurance in such amounts as Landlord, any Mortgagee and/or any Lessor may reasonably require from time to time for premises comparable to the Premises.

     (b) All insurance required to be carried by Tenant pursuant to the terms of this Lease (i) shall contain a provision that (A) no act or omission of Tenant shall affect or limit the obligation of the insurance company to pay the amount of any loss sustained, (B) the policy shall be noncancellable and/or no material change in coverage shall be made thereto unless Landlord, Lessors and Mortgagees shall have received 30 days’ prior notice of the same by certified mail, return receipt requested, and (C) Tenant shall be solely responsible for the payment of all premiums under such policies and Landlord, Lessors and Mortgagees shall have no obligation for the payment thereof, and (ii) shall be effected under valid and enforceable policies issued by reputable and independent insurers permitted to do business in the State of New York, and rated in Best’s Insurance Guide, or any successor thereto (or if there be none, an organization having a national reputation) as having a Best’s Rating of “A-” and a “Financial Size Category” of at least “IX” or if such ratings are not then in effect, the equivalent thereof or such other financial rating as Landlord may at any time consider appropriate.
     (c) On or prior to the Commencement Date, Tenant shall deliver to Landlord appropriate policies of insurance (each, a “Policy”), including evidence of waivers of subrogation, required to be carried by each party pursuant to this Article (the “Policy”). Evidence of each renewal or replacement of a Policy shall be delivered by Tenant to Landlord at least 10 days prior to the expiration of such Policy. The renewal or replacement of such Policy shall (i) convey to Landlord and any other named insured and/or additional insureds thereunder (the “Insured Parties”) all the rights and privileges afforded under the Policy as primary insurance, and (ii) contains an unconditional obligation of the insurance company to advise all Insured Parties in writing by certified mail, return receipt requested, at least 30 days in advance of any termination of or change to the Policy that would affect the interest of any of the Insured Parties.

     (d) All insurance required to be maintained by Tenant hereunder may be effected pursuant to blanket policies covering other locations. provided that such blanket policies provide that the amount of insurance allocable to the Premises shall at all times not be less than the amounts set forth above and that such amounts will not be reduced by any loss at any other location, and shall comply with the provisions of this Section 13.1.
     Section 13.2 Landlord’s Insurance Obligation. Landlord shall obtain and keep in full force and effect insurance against loss or damage by fire and other casualty to the Buildings and the improvements and betterments in the Buildings, including all Music Hall Alterations and Landlord’s Music Hall Property as may be insurable under then available standard forms of “all-risk” insurance policies, in an amount equal to one hundred percent (100%) of the replacement value thereof (with customary deductibles) or in such lesser amount as will avoid co-insurance. Notwithstanding the foregoing, Landlord shall not be liable to Tenant for any failure to insure, replace or restore any Music Hall Alterations which Landlord would otherwise be obligated to restore hereunder unless, if Landlord has notified Tenant that Landlord’s insurer requires Tenant to do any of the following, Tenant shall have delivered to Landlord plans and specifications of such Alterations to the extent required pursuant to Article 5 hereof or otherwise notified Landlord in reasonable detail of such Alterations, and shall maintain adequate records with respect to such Alterations to facilitate the adjustment of any insurance claims with respect thereto. Tenant shall reasonably cooperate with Landlord and Landlord’s insurance companies in the adjustment of any claims for any damage to any of the Buildings or such Alterations. All insurance required to be maintained by Landlord hereunder may be effected pursuant to blanket policies covering other locations, provided that such blanket policies (i) provide the amounts set forth above and that such amounts will not be reduced by any loss at any other location, and (ii) shall comply with the provisions of this Section 13.2. Notwithstanding anything herein contained to the contrary, in no event shall Landlord carry separate or additional insurance, concurrent in form or contributing in the event of any loss or damage, with any insurance required to be maintained by Tenant with respect to Tenant’s Property.
     Section 13.3 Waiver of Subrogation. Landlord and Tenant shall each procure an appropriate clause in or endorsement to any property insurance covering the Premises, the Buildings and personal property, fixtures and equipment located therein, wherein the insurance companies shall waive subrogation or consent to a waiver of right of recovery, and Landlord and Tenant agree not to make any claim against, or seek to recover from, the other for any loss or damage to its property or the property of others resulting from fire and other hazards to the extent covered by such property insurance; provided, however, that the release, discharge, exoneration and covenant not to sue contained herein shall be limited by and coextensive with the terms and provisions of the waiver of subrogation or waiver of right of recovery. If the payment of an additional premium is required for the inclusion of, or consent to, a waiver of subrogation, each party shall advise the other, in writing, of the amount of any such additional premiums and the other party may pay such additional premium. If such other party shall not elect to pay such additional premium, then the first party shall not be required to obtain such waiver of subrogation or consent to waiver. If a waiver of subrogation is unobtainable, Landlord and Tenant shall each seek to have its respective insurance carrier name the other party as an additional insured on its property insurance policies, but not a loss payee. If the carrier in question shall agree to do so but only upon the payment of any additional premium, each party shall advise the other in writing of the amount of such additional premium and the other party may pay such additional premium. If the other party shall not elect to pay such additional premium, then the first party shall not be required to name the other party as an additional insured on its property policy. Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for, any loss suffered by Tenant due to interruption of Tenant’s business.
ARTICLE 14
DESTRUCTION–FIRE OR OTHER CAUSE
     Section 14.1 Restoration. (a) If the Ancillary Space is damaged by fire or other casualty, or if either of the Ancillary Buildings is damaged such that Tenant is deprived of reasonable access to or the ability to use the Ancillary Space, Tenant shall give prompt notice to Landlord, and the core and shell of the Ancillary Building(s) or such access shall be repaired by Landlord, at its expense, to substantially the condition of the core and shell of the Ancillary Building(s) or such access prior to such damage, subject to the provisions of any Mortgage or Superior Lease, but Landlord shall have no obligation to repair or restore Tenant’s Property or any Ancillary Space Alterations or other improvements to the Ancillary Space, all of which shall be restored by Tenant at its expense. So long as no Event of Default shall have occurred and be continuing, then until such time as Landlord shall substantially complete the core and shell work on the Ancillary Building or Buildings which are the subject of such fire or other casualty plus such additional time as may be reasonably required by Tenant to restore the Ancillary Space Alterations that were damaged by such fire or other casualty Fixed Rent, Tenant’s Tax Payment and, if the Retail Space is affected, Tenant’s Retail Operating Expense Payment, shall be abated with respect to such portion of the Ancillary Space as was damaged by such fire or other casualty; provided, however, that in all events such abatement shall terminate when Tenant reoccupies the portion of the Ancillary Space damaged by such fire or casualty for the conduct of its business. To the extent of any Tenant Delay in restoring Ancillary Space Alterations, Tenant’s rent abatement with respect to such portion of the Ancillary Space shall be reduced by one day for each such day of Tenant Delay.

     (b) If the Music Hall is damaged by fire or other casualty, Tenant shall give prompt notice to Landlord, and Landlord, at its expense, shall, subject to Section 14.2, rebuild the same to substantially its condition prior to the damage to the extent commercially practicable given the unique and landmark nature of the Music Hall, subject to the provisions of any Mortgage or Superior Lease, but Landlord shall have no obligation to repair or restore Tenant’s Property and, at Landlord’s request, Tenant shall, at its expense, promptly remove Tenant’s Property from the Music Hall in order to facilitate the completion of Landlord’s restoration work. To the extent that restoration of the Music Hall to substantially its condition prior to the damage is impracticable, Landlord shall consult with Tenant regarding the Music Hall restoration plans for the purpose of assuring that such restoration is in keeping with the quality and character of the Music Hall as it exists on the Execution Date, subject to commercial practicability. So long as no Event of Default shall have occurred and is continuing, then until such time as the restoration of the Music Hall has been substantially completed, Tenant’s Fixed Rent and Tenant’s Tax Payment shall be abated; provided, however, that to the extent restoration of the Music Hall is delayed by reason of a Tenant Delay, Tenant’s rent abatement hereunder shall be reduced by one day for each such day of Tenant Delay.
     Section 14.2 Mutual Termination Right. Notwithstanding anything to the contrary contained in Section 14.1, if the Music Hall, the 1270 Space, the 50 Rock Space or the Retail Space is substantially damaged or is rendered wholly or substantially untenantable and an independent architect or engineer selected by Landlord shall determine, as evidenced by a written opinion which Landlord agrees shall be delivered to Tenant within 90 days after such damage (the “Restoration Opinion”), that the restoration of any of the same to substantially its condition prior to such damage shall require more than (a) with respect to the Music Hall, 36 months and (b) with respect to the Ancillary Space, 18 months, to complete (including the time necessary to obtain all necessary approvals from the Commission, Landlord hereby agreeing to diligently pursue the receipt of any such approvals and Tenant agreeing to cooperate in all reasonable respects in connection with such pursuit), Landlord or Tenant may, not later than 30 days following the date of receipt of the Restoration Opinion, (i) with respect to the 1270 Space, the 50 Rock Space or the Retail Space, give the other party a notice terminating the Lease with respect to the 1270 Space, the 50 Rock Space or the Retail Space, whichever of such space is substantially damaged or (ii) with respect to the Music Hall, give the other party a notice terminating the Lease. If this Lease (or any portion thereof) is terminated pursuant to this Section 14.2 or Section 14.3, (i) the Term (insofar as it relates to the portion of the Premises as to which the Lease is being terminated) shall expire upon the date set forth in the applicable notice of termination, which shall not be less than 30 days after such notice is given, and Tenant shall vacate the Premises (or the applicable portion thereof) and surrender the same to Landlord no later than the date set forth in the notice, (ii) Tenant’s liability for Rent with respect to the applicable portion of the Premises shall cease as of the date of the damage, (iii) any prepaid Rent with respect to the applicable portion of the Premises for any period after the date of the damage shall be refunded by Landlord to Tenant and (iv) an appropriate final reconciliation shall be made of Percentage Rent for the Computation Year in which such termination occurred within 30 days following such termination. Notwithstanding the foregoing, Landlord shall not exercise the termination right set forth in this Section 14.2 if, as part of Landlord’s restoration of the Music Hall, Landlord shall intend to build a structure which is designed to house a concert hall.
     Section 14.3 Intentionally Omitted.
     Section 14.4 Final 24 Months. Notwithstanding anything set forth to the contrary in this Article, in the event that any substantial damage rendering a portion of the Premises located in any Building wholly untenantable occurs during the final 24 months of the

Term, either Landlord or Tenant may terminate this Lease as to such portion, or if such damage occurs to the Music Hall, then as to the whole of the Premises by notice to the other party within 30 days after the occurrence of such damage and this Lease shall expire on the 30th day after the date of such notice. For purposes of this Section 14.4, the Premises located in any Building shall be deemed wholly untenantable if due to such damage, Tenant shall be precluded from using more than 50% of the Premises located in such Building for the conduct of its business and Tenant’s inability to so use the Premises is reasonably expected to continue until at least the earlier of (i) the Expiration Date, or (ii) the 90th day after the date when such damage occurs.
     Section 14.5 Waiver of Real Property Law § 227. This Article constitutes an express agreement governing any case of damage or destruction of the Premises or the Buildings by fire or other casualty, and Section 227 of the Real Property Law of the State of New York, which provides for such contingency in the absence of an express agreement, and any other law of like nature and purpose now or hereafter in force, shall have no application in any such case.
     Section 14.6 Inability to Collect. Subject to Section 13.3, if Landlord or any Lessor or Mortgagee shall be unable to collect all of the insurance proceeds (including rent insurance proceeds) applicable to damage or destruction of the Premises or the Buildings by reason of any action or inaction on the part of Tenant or any Tenant Party (other than Tenant invitees), then, without prejudice to any other remedies which may be available against Tenant, (i) there shall be no abatement of Rent, (ii) Landlord shall have no obligation to restore the Premises (or any portion thereof) to any extent greater than that permitted by expending the portion of insurance proceeds which Landlord is able to collect and (iii) Tenant shall have none of the termination rights set forth in this Article.

     Section 14.7 Landlord’s Liability. Any Buildings’ employee to whom any property shall be entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant’s agent with respect to such property and neither Landlord nor any of the Indemnitees shall be liable for any damage to such property, or for the loss of or damage to any property of Tenant by theft or otherwise. None of the Indemnitees shall be liable for any injury or damage to persons or property or interruption of Tenant’s business resulting from fire or other casualty, any damage caused by other tenants or persons in the Buildings or by construction of any private, public or quasi-public work, or any latent defect in the Premises or in the Buildings (except that Landlord shall be required to repair the same to the extent provided in Article 7). No penalty shall accrue for delays which may arise by reason of adjustment of fire insurance on the part of Landlord or Tenant, or Unavoidable Delays, in connection with any repair or restoration of any portion of the Premises or of the Buildings. Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises during the performance of any such repair or restoration; provided, however, Landlord shall have no obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs or additional expenses whatsoever. Nothing in this Section 14.7 shall affect any right of Landlord to be indemnified by Tenant under Article 32 for payments made to compensate for losses of third parties.
     Section 14.8 Windows. If at any time any windows of the Premises are temporarily closed, darkened or covered over by reason of repairs, maintenance, alterations or improvements to the Buildings, or any of such windows are permanently closed, darkened or covered over due to any Requirement, Landlord shall not be liable for any damage Tenant may sustain and Tenant shall not be entitled to any compensation or abatement of any Rent, nor shall the same release Tenant from its obligations hereunder or constitute an actual or constructive eviction.

ARTICLE 15
EMINENT DOMAIN
     Section 15.1 (a) Total Taking. If all or substantially all of the Premises, the Buildings or the Real Property shall be acquired or condemned for any public or quasi-public purpose, this Lease shall terminate and the Term shall end as of the date of the vesting of title, with the same effect as if such date were the Expiration Date.
     (b) Partial Taking. If only a part of the Premises, the Buildings or the Real Property shall be acquired or condemned, then except as provided in this Article 15, this Lease and the Term shall continue in full force and effect, provided that from and after the date of the vesting of title, Fixed Rent and Tenant’s Tax Payment shall be modified to reflect the reduction of the Premises and/or the Buildings as a result of such acquisition or condemnation.
     (c) Landlord’s Termination Right. Whether or not the Premises are affected, Landlord may give to Tenant, within 60 days following the date upon which Landlord receives notice that all or a material portion of the Buildings or the Real Property has been acquired or condemned, a notice of termination of this Lease insofar as it relates to the Building being affected, or if the Building being affected is all or substantially all of the Music Hall, then as to all of the Premises, provided that, with respect to the Ancillary Buildings, Landlord elects to terminate leases (including this Lease) affecting at least 50% of the rentable area of the Ancillary Buildings (excluding any rentable area leased by Landlord or its Affiliates) which are the subject of the Landlord’s termination right. For purposes hereof, “material” shall mean 20% or more of the rentable area of such Building or all reasonable means of access to such Building.

     (d) Tenant’s Termination Right. If the part of the Buildings or the Real Property so acquired or condemned contains a substantial part of the total area of the portion of the Premises located in such Building immediately prior to such acquisition or condemnation, or if, by reason of such acquisition or condemnation, Tenant no longer has reasonable means of access to the Premises, Tenant may terminate this Lease as to such portion of the Premises by notice to Landlord given within 60 days following the date upon which Tenant received notice of such acquisition or condemnation; provided, however, that if the portion of the Premises so affected shall be the Music Hall, then Tenant’s right of termination shall apply to the whole of the Premises. Furthermore, if by virtue of the nature of the space in the Music Hall which is acquired or condemned, the space remaining in the Music Hall after giving effect to such acquisition or condemnation cannot economically be used for its intended purpose, following the date upon which Tenant received notice of such acquisition or condemnation, Tenant may terminate this Lease by notice to Landlord. If Tenant so notifies Landlord, this Lease shall terminate and the Term shall end and expire upon the date set forth in the notice as to the portion of the Premises covered thereby, which date shall not be more than 30 days following the giving of such notice. If a part of the Premises shall be so acquired or condemned and this Lease and the Term shall not be terminated in accordance with this Section, Landlord, at Landlord’s expense but without requiring Landlord to spend more than it collects as an award, shall, subject to the provisions of any Mortgage or Superior Lease, restore such portion of the Premises not so acquired or condemned to a self-contained unit substantially equivalent (with respect to character, quality, appearance and services) to that which existed immediately prior to such acquisition or condemnation, to the extent commercially practicable to do so, in which case Tenant shall be obligated to restore Tenant’s Property relating to such portion of the Premises to the condition which existed immediately prior to such acquisition or condemnation.

     (e) Apportionment of Rent. Upon any termination of this Lease pursuant to the provisions of this Article as to all or a portion of the Premises, Fixed Rent and Tenant’s payments for Taxes shall be apportioned as of, and shall be paid or refunded up to and including, the date of such termination.
     Section 15.2 Awards. Upon any acquisition or condemnation of all or any part of the Buildings or the Real Property, Landlord shall receive the entire award for any such acquisition or condemnation, and Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term, Tenant’s Alterations or improvements; and Tenant hereby assigns to Landlord all of its right in and to such award. Nothing contained in this Article shall be deemed to prevent Tenant from making a separate claim in any condemnation proceedings for the then value of any Tenant’s Property included in such taking and for any moving expenses, provided any such award is in addition to, and does not result in a reduction of, the award made to Landlord.
     Section 15.3 Temporary Taking. If all or any part of the Premises is acquired or condemned for a period of 36 months or less during the Term for any public or quasi-public use or purpose, Tenant shall give prompt notice to Landlord, and the Term shall not be reduced or affected in any way, and Tenant shall continue to pay all Rent payable by Tenant without reduction or abatement and to perform all its other obligations under this Lease, except to the extent prevented from doing so by the condemning authority. Tenant shall be entitled to receive any award or payment from the condemning authority for such use, which award shall be received, held and applied by Tenant as a trust fund for payment of Rent falling due, provided that if the acquisition or condemnation extends beyond the Term, Landlord shall receive the entire portion of such award attributable to the period after the Term.

ARTICLE 16
ASSIGNMENT AND SUBLETTING
     Section 16.1 (a) No Assignment or Subletting. Tenant shall not assign, mortgage, pledge, encumber, or otherwise transfer this Lease, whether by operation of law or otherwise, and shall not sublet (or underlet), or permit, or suffer the Premises or any part thereof to be used or occupied by others (whether for desk space, mailing privileges or otherwise), without Landlord’s prior consent in each instance (which consent shall be granted or denied in Landlord’s sole and absolute discretion); provided, however, that the use of the Music Hall for its Permitted Use (i.e. allowing various performances to take place in the Music Hall under the auspices of Tenant) and the granting of subleases, licenses and concessions to persons occupying not more than 10% of the Music Hall consistent with customary practice in the entertainment business shall not be deemed a violation of this Section 16.1. Any assignment, sublease, mortgage, pledge, encumbrance or transfer in contravention of the provisions of this Article shall be void.
     (b) Collection of Rent. If, without Landlord’s consent, this Lease is assigned, or any part of the Premises is sublet or occupied by anyone other than Tenant, or this Lease or the Premises or any of Tenant’s Property is encumbered (by operation of law or otherwise), Landlord may collect rent from the assignee, subtenant or occupant and apply the net amount collected to the Rent herein reserved. No such collection of rent shall be deemed to be (i) a waiver of the provisions of this Article, (ii) an acceptance of the assignee, subtenant or occupant as tenant, or (iii) a release of Tenant from the performance of any of the terms, covenants and conditions to be performed by Tenant under this Lease, including the payment of Rent.

     (c) No Waiver. Landlord’s consent to any assignment or subletting shall not relieve Tenant from the obligation to obtain Landlord’s express consent to any further assignment or subletting. In no event shall any permitted subtenant assign or encumber its sublease or further sublet any portion of its sublet space, or otherwise suffer or permit any portion of the sublet space to be used or occupied by others. The listing of any name other than that of Tenant in the directory, or on the doors of the Premises or elsewhere, shall not vest in any such named party any right or interest in this Lease or in the Premises, nor be deemed to constitute Landlord’s consent to any assignment or transfer of this Lease, or to any sublease of the Premises, or to the use or occupancy thereof by others.
     Section 16.2 Conditions to Assignment or Subletting. (a) Landlord shall either grant or decline its consent to the proposed assignment or subletting within 30 days after Landlord’s receipt of (1) a true and complete statement detailing the identity of the proposed assignee or subtenant, the nature of its business and its proposed use of the Premises, (2) current financial information with respect to the proposed assignee or subtenant including its most recent financial statements and (3) any other information Landlord may reasonably request.
     (b) With respect to each and every assignment and/or subletting authorized by Landlord under the provisions of this Lease, it is further agreed that:
     (i) the form of the proposed assignment or sublease shall be reasonably satisfactory to Landlord and shall comply with the provisions of this Article;
     (ii) no sublease shall be for a term ending later than one day prior to the Expiration Date of this Lease;

     (iii) no sublease shall be delivered to any subtenant, and no subtenant shall take possession of the Premises, until an executed counterpart of such sublease has been delivered to Landlord and approved in writing by Landlord as provided in Section 16.2(a);
     (iv) if a monetary Event of Default shall occur at any time prior to the effective date of such assignment or subletting or a material, nonmonetary Event of Default shall have occurred and, in either ease, Landlord shall have commenced a summary proceeding or other legal proceeding against Tenant by reason thereof prior to the effective date of such assignment, then Landlord’s consent thereto, if previously granted, shall be immediately deemed revoked without further notice to Tenant, and if such assignment or subletting would have been permitted without Landlord’s consent pursuant to Section 16.5, such permission shall be void and without force and effect, and in either such case, any such assignment or subletting shall constitute a further Event of Default hereunder; and
     (v) each sublease shall be subject and subordinate to this lease and to the matters to which this Lease is or shall be subordinate, it being the intention of Landlord and Tenant that Tenant shall assume and be liable to Landlord for any and all acts and omissions of all subtenants and anyone claiming under or through any subtenants which, if performed or omitted by Tenant, would be a default under this Lease; and Tenant and each subtenant shall be deemed to have agreed that upon termination of the Lease, Tenant has hereby assigned to Landlord, and Landlord may, at its option, accept such assignment of, all right, title and interest of Tenant as sublandlord under such sublease, together with all modifications, extensions and renewals thereof then in effect, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (A) liable for any previous act or omission of Tenant under such sublease, (B) subject to any counterclaim, offset or defense not expressly provided in such sublease, which theretofore accrued to such subtenant against Tenant, (C) bound by any previous modification of such sublease not consented to by Landlord, or by any prepayment of more than one month’s rent and additional rent under such sublease, (D) bound to return such subtenant’s security deposit, if any, except to the extent that Landlord shall receive actual possession of such deposit and such subtenant shall be entitled to the return of all or any portion of such deposit under the terms of its sublease, or (E) obligated to make any payment to or on behalf of such subtenant, or to perform any work in the subleased space or the Buildings, or in any way to prepare the subleased space for occupancy, beyond Landlord’s obligations under this Lease. The provisions of this Section 16.2(b)(v) shall be self-operative, and no further instrument shall be required to give effect hereto, provided that the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such subordination and attornment.
     Section 16.3 No Release of Tenant; Indemnification of Landlord. Notwithstanding any assignment or subletting or any acceptance of Rent by Landlord from any assignee or subtenant, Tenant shall remain fully liable for the payment of all Rent due and for the performance of all other terms, covenants and conditions contained in this Lease on Tenant’s part to be observed and performed, and any default under any term, covenant or condition of this Lease by any subtenant shall be deemed a default under this Lease by Tenant.

Tenant shall indemnify, defend, protect and hold harmless Landlord from and against any and all Losses (as defined in Section 32.1(b)) resulting from any claims that may be made against Landlord by the proposed assignee or subtenant or by any brokers or other Persons claiming a commission or similar compensation in connection with the proposed assignment or sublease, irrespective of whether Landlord shall give or decline to give its consent to any proposed assignment or sublease, or if Landlord shall exercise any of its options under this Article 16; provided, that such indemnity shall not extend to post-assignment claims by any proposed assignee or subtenant.
     Section 16.4 Tenant’s Failure to Complete. If Landlord consents to a proposed assignment or sublease and Tenant fails to execute and deliver to Landlord such assignment or sublease within 270 days after the giving of such consent, then Tenant shall again comply with all of the provisions and conditions of Section 16.2 hereof before assigning this Lease or subletting all or part of the Premises.
     Section 16.5 (a) Transfers. If Tenant is a corporation, the transfer by one or more transfers, directly or indirectly, by operation of law or otherwise, of a majority of the stock of Tenant shall be deemed a voluntary assignment of this Lease; provided, however, that the provisions of this Article shall not apply to the transfer of shares of stock of Tenant if and so long as Tenant is publicly traded on a nationally recognized stock exchange. For purposes of this Section the term “transfers” shall be deemed to include the issuance of new stock or of treasury stock which results in a majority of the stock of Tenant being held by a Person or Persons that do not hold a majority of the stock of Tenant on the date hereof. If Tenant is a partnership, the transfer by one or more transfers, directly or indirectly, by operation of law or otherwise, of a majority interest in the partnership or otherwise in violation of Section 29.2 of this Lease, shall be deemed a voluntary assignment of this Lease. If Tenant is a limited liability company, trust, or any other legal entity (including a corporation or partnership), the transfer by one or more transfers, directly or indirectly, of Control of such entity, however characterized, shall be deemed a voluntary assignment of this Lease. Notwithstanding the foregoing, the transfer of interests in MSG (or any entity which is a successor to MSG in accordance with the provisions of this Lease) by the owners of such interests shall not be deemed an assignment hereunder as long as the ownership interests held by MSG (or any such successor entity) in Tenant do not constitute more than 50% of the assets of MSG or any such successor entity. Following the 5th anniversary of the Rent Commencement Date, the provisions of Section 16.1 shall not apply to (A) transactions with an entity into or with which Tenant is merged or consolidated or to which substantially all of Tenant’s assets are transferred or (B) a transfer of the majority interest in Tenant (regardless of whether Tenant is a corporation, limited liability company or partnership or other entity) (a “Transfer of Control”) so long as (i) such transfer was made for a legitimate independent business purpose and not for the purpose of transferring this Lease as opposed to the transfer of Tenant’s business, (ii) the successor to Tenant or the transferee following such Transfer of Control, as applicable (either such successor or transferee being hereinafter referred to as the “Successor Tenant”) has a net worth computed in accordance with generally accepted accounting principles consistently applied (“Net Worth”) of not less than ***** and a cash flow on an annualized basis computed in accordance with generally accepted accounting principles consistently applied (“Cash Flow”) of not less than *****. (iii) proof satisfactory to Landlord of such Net Worth and Cash Flow is delivered to Landlord at least 10 days prior to the effective date of any such transaction and (iv) the Successor Tenant shall have (1) a high quality reputation in the general business community and upstanding character and (2) (A) a high quality reputation within the entertainment industry for sound management and business practices and integrity and (B) at least 10 years of experience in the operation of a live entertainment venue comparable to the Music Hall. If the Successor Tenant shall fail to satisfy the requirements set forth in clause (iv) (2) above. then either an Affiliate of Successor Tenant which satisfies such requirements shall be the manager of Tenant or, if no such Affiliate shall exist, the Successor Tenant shall covenant and agree to retain the then existing management of Tenant or replace the then existing management with a manager which satisfies the requirements set forth in clause (iv) (2) above. Tenant may also, upon prior notice to and with the consent of Landlord, which shall not be unreasonably withheld, permit any Person which Controls. is Controlled by, or is under common Control with Tenant (a “Related Entity”) to sublet all (but not part) of the Premises for any Permitted Use, provided the Related Entity is in Landlord’s reasonable judgment of a character and engaged in a business which is in keeping with the standards for the Buildings and the Center and the occupancy thereof. Such sublease shall not be deemed to vest in any such Related Entity any right or interest in this Lease or the Premises nor shall it relieve, release, impair or discharge any of Tenant’s obligations hereunder. Notwithstanding the foregoing, Tenant shall have no right to assign this Lease or sublease all or any portion of the Premises without Landlord’s consent pursuant to this Section 16.5 if Tenant is not the original Tenant named in this Lease or a Person who acquired Tenant’s interest in this Lease in a transaction approved by Landlord or permitted under this Section 16.5.
     (b) Applicability. The limitations set forth in this Section 16.5 shall apply to subtenant(s) and assignee(s) of this Lease, if any, and any transfer by any such entity in violation of this Section 16.5 shall be a transfer in violation of Section 16.1.
     (c) Modifications; Takeover Agreements. Any modification, amendment or extension of a sublease and/or any other agreement by which a landlord of a building other than the Buildings agrees to assume or perform the obligations of Tenant under this Lease shall be deemed a sublease for the purposes of Section 16.1 hereof.

     Section 16.6 Assumption of Obligations. Any assignment or transfer, whether made with Landlord’s consent or without Landlord’s consent, if and to the extent permitted hereunder, shall not be effective unless and until the assignee executes, acknowledges and delivers to Landlord (i) an agreement in form and substance reasonably satisfactory to Landlord whereby the assignee (A) assumes Tenant’s obligations under this Lease from after the date of such assignment, other than (x) in the case of a sale of the assets of Tenant, in which event such assumption shall be absolute or (y) in the case of a merger of Tenant, in which event the Successor Tenant shall execute a confirmatory instrument in form reasonably satisfactory to Landlord confirming its continuing liability as Tenant under this Lease or (z) in the case of a Transfer of Control of Tenant, in which event the transferee, having the required Net Worth and Cash Flow, shall execute a guaranty in substantially the same form as the Guaranty and which from and after the date of such Transfer of Control shall be deemed the Guaranty for purposes of this Lease with respect to obligations thereafter accruing and (B) agrees that, notwithstanding such assignment or transfer, the provisions of Section 16.1 hereof shall be binding upon it in respect of all future assignments and transfers, and (ii) certificates or policies of insurance as required under Article 13.
     Section 16.7 Tenant’s Liability. The joint and several liability of Tenant and any successors-in-interest of Tenant and the due performance of Tenant’s obligations under this Lease shall not be discharged, released or impaired by any agreement or stipulation made by Landlord, or any grantee or assignee of Landlord, extending the time, or modifying any of the terms and provisions of this Lease, or by any waiver or failure of Landlord, or any grantee or assignee of Landlord, to enforce any of the terms and provisions of this Lease; provided, however, that the liability of Tenant or any such successors-in-interest to Tenant shall be limited to the obligations set forth in this Lease as the same existed while such party was Tenant without regard to any subsequent modifications which increase the liability of Tenant under this Lease.
     Section 16.8 Lease Not Affirmed or Rejected. If at any time after an assignment by Tenant named herein, this Lease is not affirmed on or before confirmation of a plan of reorganization or rejected in any proceeding of the types described in Section 19.1(h) or (i) or any similar proceeding, or upon a termination of this Lease due to any such proceeding, Tenant named herein, upon request of Landlord given within 30 days after such disaffirmance, rejection or termination (and actual notice thereof to Landlord in the event of a disaffirmance or rejection or in the event of termination other than by act of Landlord), shall (i) pay to Landlord all Rent and other charges due and owing by the assignee to Landlord under this Lease to and including the date of such disaffirmance, rejection or termination, and (ii) as “tenant,” enter into a new lease of the Premises with Landlord for a term commencing on the effective date of such disaffirmance, rejection or termination and ending on the Expiration Date, unless sooner terminated in accordance therewith, at the same Rent and upon the then executory terms, covenants and conditions contained in this Lease, except that (A) the rights of Tenant named herein under the new lease shall be subject to the possessory rights of the assignee under this Lease and the possessory rights of any Persons claiming through or under such assignee or by virtue of any statute or of any order of any court, (B) such new lease shall require all defaults which are susceptible of being cured by the Tenant named herein existing under this Lease to be cured by Tenant named herein with due diligence, and (C) such new lease shall require Tenant named herein to pay Rent on the same terms and conditions set forth herein which, had this Lease not been so disaffirmed, rejected or terminated, would have become due under the provisions of this Lease after the date of such disaffirmance, rejection or termination with respect to any period prior thereto. If Tenant named herein defaults in its obligations to enter into such new lease for a period of 10 days after Landlord’s request, then, in addition to all other rights and remedies by reason of default, either at law or in equity, Landlord shall have the same rights and remedies against Tenant named herein as if it had entered into such new lease and such new lease had thereafter been terminated as of the commencement date thereof by reason of Tenant’s default thereunder.
ARTICLE 17
ELECTRICITY
     Section 17.1 (a) Electricity for Ancillary Space. Landlord shall redistribute or furnish electricity to or for the use of Tenant in the Ancillary Space for the operation of Tenant’s electrical systems and equipment in the Ancillary Space, at a level sufficient to accommodate a demand load of six (6) watts per usable square foot (the “Permitted Capacity”). Tenant shall pay to Landlord, on demand from time to time but no more frequently than monthly, for its consumption of electricity at the Ancillary Space, a sum equal to ***** of the product obtained by multiplying (i) the Cost Per Kilowatt Hour, by (ii) the actual number of kilowatt hours of electric current consumed by Tenant in such billing period. “Cost Per Kilowatt Hour” means the total cost payable by Landlord to the utility providing electricity to the Center during a particular billing period, including energy charges, demand charges, surcharges, time-of-day charges, fuel adjustment charges, rate adjustment charges, taxes, including sales taxes, (regardless of whether included in the utility company’s charges or paid separately by Landlord), rebates and any other factors used by the utility company in computing its charges to Landlord, divided by the total kilowatt hours purchased by Landlord to provide electricity to the Center during such period. If any tax is imposed upon Landlord’s receipts from the sale or resale of electricity to Tenant, Tenant shall reimburse Landlord for such tax, if and to the extent permitted by law and to the extent attributable to Tenant’s usage. Landlord shall install a meter, at Tenant’s expense, to measure Tenant’s consumption of electricity in the Ancillary Space, which meter shall be maintained by Landlord at Tenant’s expense. Bills for such amounts shall be rendered to Tenant at such times as Landlord may elect, but not more frequently than monthly. For any period during which such meter or meters are not installed or are not operational in the Ancillary Space, the monthly Fixed Rent with respect to the Ancillary Space shall be increased by an amount equal to the product of *****, subject to adjustment for any increases in electric rates or taxes, and (B) the number of rentable square feet in the applicable portion of the Ancillary Space. Tenant shall have the right at reasonable times and upon reasonable notice to audit such of Landlord’s records as may be directly applicable to the computation of Tenant’s electricity charges at Landlord’s offices by a reputable, independent accounting firm, provided Tenant and such firm agree to keep such firm’s findings confidential in accordance with a confidentiality agreement reasonably satisfactory to Landlord.
     (b) Electricity for Music Hall. Tenant shall (i) contract directly with the public utility company furnishing electric service to the Music Hall for electric service to the Music Hall, (ii) maintain separate meters in the Music Hall to measure Tenant’s consumption of electricity in the Music Hall and (iii) install and maintain at its sole cost and expense any equipment necessary to distribute electricity in the Music Hall.
     Section 17.2 Use of Electricity. Tenant shall at all times comply with the rules and regulations of the utility company supplying electricity to the Buildings. With respect to the Ancillary Space, Tenant shall not use any electrical equipment which would exceed the Permitted Capacity. With respect to the Ancillary Space, Tenant shall not make or perform, or permit the making or performance of, any Ancillary Space Alterations to wiring installations or other electrical facilities in or serving the Ancillary Space, or make any additions to the office equipment or other appliances in the Ancillary Space which utilize electrical energy (other than equipment customarily used in a small office or, with respect to the 1270 Space after the Initial

Alterations a club) without the prior consent of Landlord, in each instance, and in compliance with this Lease. If Tenant shall desire any additional risers or other proper and necessary equipment required to furnish electricity to the Ancillary Space, the same shall be installed by Landlord at Tenant’s expense (equal to Landlord’s actual out-of-pocket reasonable, third-party costs supported by reasonable back-up documentation), provided that such installation shall be in compliance with this Lease, all Requirements and the other leases in the Ancillary Buildings.
     Section 17.3 Service Disruption. Except as otherwise provided in Section 12.5, Landlord shall not be liable in any way to Tenant for any failure, defect or interruption of, or change in the supply, character and/or quantity of, electric service furnished to the Premises for any reason except if attributable to the negligence or willful misconduct of Landlord, nor shall there be any allowance to Tenant for a diminution of rental value, nor shall the same constitute an actual or constructive eviction of Tenant, in whole or in part, or relieve Tenant from any of its Lease obligations, and no liability shall arise on the part of Landlord by reason of inconvenience, annoyance or injury to business, whether electricity is provided by public or private utility or by any electricity generation system owned and operated by Landlord. Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises as a result of any such failure, defect or interruption of, or change in the supply, character and/or quantity of, electric service, provided that Landlord shall have no obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs or additional expenses whatsoever.
     Section 17.4 Discontinuance of Service. Landlord reserves the right to discontinue furnishing electricity to Tenant in the Ancillary Space on not less than 30 days notice to Tenant, if Landlord is required to do so under applicable Requirements. If Landlord is compelled to discontinue furnishing electricity to Tenant, this Lease shall continue in full force and effect and shall be unaffected thereby except that from and after the effective date of such discontinuance, Landlord shall not be obligated to furnish electricity to Tenant hereunder. If Landlord so discontinues furnishing electricity, Tenant shall arrange to obtain electricity directly from any utility company or other electricity provider serving the Ancillary Space to the extent available, suitable and safe for such purposes. All equipment which may be required to obtain electricity of substantially the same quantity, quality and character shall be installed by Landlord at the sale cost and expense of Tenant (to the extent of Landlord’s actual, third party, out of pocket costs and provided Landlord furnishes reasonable supporting documentation with respect thereto) if (A) Landlord is compelled to discontinue such service by the utility company or pursuant to applicable Requirements, or (B) such discontinuance arises solely out of the acts or omissions of Tenant. Landlord will not voluntarily discontinue furnishing electricity to Tenant until Tenant is able to receive electricity directly from the utility company or other company servicing 1270 Avenue of the Americas, unless the utility company or other company is not prepared to furnish electricity to the 1270 Space on the date required as a result of Tenant’s delay or negligence in arranging for service, Tenant’s refusal to provide the utility company or other company with a deposit or other security requested by the utility company, or Tenant’s refusal to take any other action requested by the utility company or other company.
ARTICLE 18
ACCESS TO PREMISES
     Section 18.1 Landlord’s Access. (a) Tenant shall permit Landlord, Landlord’s agents, utility companies and other service providers servicing the Buildings to erect, use and maintain concealed ducts, pipes and conduits in and through the Ancillary Space, provided such use does not cause the usable area of the Ancillary Space to be reduced beyond a de minimis amount. Landlord shall promptly repair any damage to the Ancillary Space or Tenant’s Property caused by any work performed pursuant to this Article; in making such repairs, Landlord shall use high quality materials and perform such repairs in a first class manner and shall, to the extent practicable, match the then existing finishes in such portions of the Ancillary Space or Tenant’s Property, as applicable.
     (b) Landlord, any Lessor or Mortgagee and any other party designated by Landlord and their respective agents shall have the right to enter the Premises at all reasonable times, upon reasonable notice (which notice may be oral) except in the case of emergency, (i) to examine the Premises, (ii) to show the Premises to prospective purchasers, Mortgagees or Lessors of the Buildings and their respective agents and representatives or others, and, during the last 12 months of the Term, to prospective lessees of the Premises, and (iii) to make such repairs, alterations or additions to the Premises or the Buildings (A) as Landlord may reasonably deem necessary or desirable (except that, as to the Premises, only as are reasonably necessary), (B) which Landlord may reasonably elect to perform following Tenant’s failure to perform, or (C) to comply with any Requirements which are Landlord’s responsibility, and Landlord shall be allowed to take all material into the Premises that may be required for the performance of such work without the same constituting an actual or constructive eviction of Tenant in whole or in part and without any abatement of Rent; provided that Landlord shall use reasonable efforts to remove those materials which are not required to remain in the Premises between such work sessions. Any party who accompanies Landlord to the Premises shall be accompanied by a representative of Tenant (provided Tenant makes such representative available) but Landlord shall have no obligation to disclose such party’s name, home or business affiliation or explain the reason for such party’s visit to the Premises. Except in the case of an emergency, Landlord shall not enter the Premises during times that would (aa) interfere with any of Tenant’s productions being staged at the Music Hall or (bb) threaten the health or safety of occupants or invitees of the Premises. If by reason of Landlord’s failure to perform an obligation which is imposed on Landlord under this Lease, Tenant is either denied access to the Premises or the health and safety of occupants or invitees of the Premises are threatened, Landlord shall, to the extent practicable, perform such obligation on an overtime basis until access is restored or such threat is removed.
     (c) All parts (except surfaces facing the interior of the Premises) of all walls, windows and doors bounding the Premises, including exterior Building walls, exterior core corridor walls, and doors and entrances (other than doors and entrances solely connecting areas within the Premises), all balconies, terraces and roofs adjacent to the Premises, (other than all space within the Music Hall used for shafts, stacks, risers, fan rooms, electrical and communications closets, stairways, mail chutes, conduits and other mechanical facilities, Independent Systems and Music Hall facilities) are not part of the Premises, and Landlord shall have the use thereof and access thereto through the Premises for the purposes of Building operation, maintenance, alteration and repair.
     Section 18.2 Alterations to Buildings. Landlord has the right at any time to (a) change the name, number or designation by which the Ancillary Buildings or the Center are commonly known or (b) alter the Ancillary Buildings or the Center to change the arrangement or location of entrances or passageways, doors and doorways, and corridors, elevators, stairs, toilets, or other public parts of the Ancillary Buildings without any such acts constituting an actual or constructive eviction and without incurring any liability to Tenant, so long as such changes do not (i) deprive Tenant of access to the Ancillary Space or (ii) affect in any material respect the internal connections between the Ancillary Space and the Music Hall. Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises during the making of such changes or alterations, provided that Landlord shall have no obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs or additional expenses whatsoever.
ARTICLE 19
DEFAULT
     Section 19.1 Tenant’s Defaults. Each of the following events shall be an “Event of Default” hereunder:
     (a) Tenant fails to pay when due any installment of Fixed Rent or Additional Rent and such default continues for ten days after Landlord’s notice of such default is given to Tenant; or
     (b) Tenant defaults in observing or performing the provisions of Section 3.1(a) (subject to Tenant’s right to challenge the default as set forth in Section 3.1(a)), and such default continues for 3 Business Days after notice; or
     (c) Except where a shorter period may be provided in this Lease, Tenant fails to observe or perform any other term, covenant or condition of this Lease to be observed or performed by Tenant and such failure continues for more than 30 days after notice by Landlord to Tenant of such default, or such default is of such a nature that it cannot be completely remedied within 30 days and Tenant fails to commence to remedy such failure within 30 days, and thereafter fails to diligently prosecute to completion all steps necessary to remedy such default; or
     (d) Intentionally Omitted; or
     (e) Tenant’s interest in this Lease shall devolve upon or pass to any Person, whether by operation of law or otherwise, except as expressly permitted under Article 16 hereof and Tenant shall not have cured such default within 30 days after receipt of notice from Landlord regarding the same; or
     (f) Tenant admits in writing its inability to, pay its debts as they become due; or
     (g) Tenant files a voluntary petition in bankruptcy or insolvency, or is adjudicated a bankrupt or insolvent, or files any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any present or future federal bankruptcy act or any other present or future applicable federal, state or other statute or law, or makes an assignment for the benefit of creditors or seeks or consents to or acquiesces in the appointment of any trustee, receiver, liquidator or other similar official for Tenant or for all or any part of Tenant’s property; or
     (h) if, within 120 days after the commencement of any proceeding against Tenant, whether by the filing of a petition or otherwise, seeking bankruptcy, insolvency, reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or any other present or future applicable federal, state or other statute or law, such proceeding shall not have been dismissed, or if, within 120 days after the appointment of any trustee, receiver, liquidator or other similar official for Tenant, or for all or any part of Tenant’s property, without the consent or acquiescence of Tenant, such appointment shall not have been vacated or otherwise discharged, or if any lien, execution or attachment or other similar filing shall be made or issued against Tenant or any of Tenant’s property pursuant to which the Premises shall be taken or occupied or attempted to be taken or occupied by someone other than Tenant; or

     (i) Tenant shall fail to comply with the retail covenants set out in Exhibit F to this Lease and such failure shall continue for five (5) Business Days after notice from Landlord to Tenant; provided, that Tenant shall not be in default under this clause (i) if, within such five (5) Business Day period, Tenant commences to remedy such default and thereafter diligently prosecutes to completion all steps necessary to remedy such default, but in no event shall such default continue for more than 15 days after Landlord’s initial notice regarding such default; or
     (j) if the Guaranty shall cease to be in full force and effect for any reason other than the termination of the Guaranty in accordance with the provisions of Section 2(b) of the Guaranty; or
     (k) if the Guarantor (as defined Article 35) shall default under the Guaranty beyond any applicable notice and grace period; or
     (l) if the Guarantor (i) fails to (A) maintain a Net Worth of ***** or (B) a Cash Flow of ***** and (ii) fails to deliver to Landlord a Letter of Credit (as defined in the Guaranty) within the time period set forth in the Guaranty.
     Upon the occurrence of any one or more of such Events of Default, Landlord may, at its sole option, give to Tenant three days’ notice of cancellation of this Lease, in which event this Lease and the Term shall come to an end and expire (whether or not the Term shall have commenced) upon the expiration of such three day period with the same force and effect as if the date set forth in the notice was the Expiration Date stated herein; and Tenant shall then quit and surrender the Premises to Landlord, but Tenant shall remain liable for damages as provided in Article 20 hereof.

     Section 19.2 Tenant’s Liability. If, at any time. (i) Tenant shall be comprised of two or more Persons, (ii) Tenant’s obligations under this Lease shall have been guaranteed by any Person other than Tenant, or (iii) Tenant’s interest in this Lease shall have been assigned, the word “Tenant,” as used in Sections 19.1(g), (h) and (i), shall be deemed to mean any one or more of the Persons primarily or secondarily liable for Tenant’s obligations under this Lease. Any monies received by Landlord from or on behalf of Tenant during the pendency of any proceeding of the types referred to in this Article shall be deemed paid as compensation for the use and occupancy of the Premises and the acceptance of any such compensation by Landlord shall not be deemed an acceptance of Rent or a waiver on the part of Landlord of any rights under this Lease.
ARTICLE 20
REMEDIES AND DAMAGES
     Section 20.1 (a) Landlord’s Remedies. If any Event of Default occurs, and this Lease terminates as provided in Article 19:
     (i) Surrender of Possession. Tenant shall quit and surrender the Premises to Landlord, and Landlord and its agents may, at any time after such termination, re-enter the Premises or any part thereof, without notice, either by summary proceedings, or by any other applicable action or proceeding, or otherwise in accordance with applicable legal proceedings, and may repossess the Premises and dispossess Tenant and any other Persons from the Premises and remove any and all of their property and effects from the Premises.
     (ii) Landlord’s Reletting. Landlord, at Landlord’s option, may relet all or any part of the Premises from time to time, either in the name of Landlord or otherwise, to such tenant or tenants, for any term ending before, on or after the Expiration Date, at such rental and upon such other conditions (which may include concessions and free rent periods) as Landlord, in its sole discretion, may determine. Landlord shall have no obligation to and shall not be liable for refusal or failure to relet or, in the event of any such reletting, for refusal or failure to collect any rent due upon any such reletting; and no such refusal or failure shall relieve Tenant of. or otherwise affect, any liability under this Lease. Landlord, at Landlord’s option, may make such alterations, decorations and other physical changes in and to the Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with such reletting or proposed reletting. without relieving Tenant of any liability under this Lease or otherwise affecting any such liability.
     (b) Other Remedies. Upon the breach or threatened breach by Tenant. or any Persons claiming through or under Tenant, of any term, covenant or condition of this Lease, Landlord shall have the right to enjoin such breach and to invoke any other remedy allowed by law or in equity as if re-entry, summary proceedings and other special remedies were not provided in this Lease for such breach. The rights to invoke the remedies set forth above are cumulative and shall not preclude Landlord from invoking any other remedy allowed at law or in equity.
     (c) Tenant’s Waiver. Tenant, on its own behalf and on behalf of all Persons claiming through or under Tenant, including all creditors, hereby waives all rights which Tenant and all such Persons might otherwise have under any Requirement (i) to the service of any notice of intention to re-enter or to institute legal proceedings, (ii) to redeem, or to re-enter or repossess the Premises, or (iii) to restore the operation of this Lease, after (A) Tenant shall have been dispossessed or ejected by judgment or by warrant of any court or judge, (B) any re-entry by Landlord, or (C) any expiration or early termination of the Term, whether such dispossession, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease. The words “re-enter,” “re-entry” and “re-entered” as used in this Lease shall not be deemed to be restricted to their technical legal meanings. Tenant also waives any right it may have to trial by jury in any summary dispossess or other proceeding hereafter instituted by Landlord against Tenant with respect to the Premises or in any action that may be brought to recover Rent, damages or other sums payable under this Lease. If Landlord commences any such summary dispossess proceeding, Tenant will not interpose any counterclaim in the proceeding, other than a compulsory counterclaim.
     Section 20.2(a) Landlord’s Damages. If this Lease and the Term expires and comes to an end as provided in Article 19, or by or under any summary proceeding or any other action or proceeding, or if Landlord shall re-enter the Premises as provided in Section 20.1, then, in any of such events:
     (i) Tenant shall pay to Landlord all Rent payable under this Lease by Tenant to Landlord up to the Expiration Date or to the date of re-entry upon the Premises by Landlord, as the case may be;
     (ii) Landlord shall be entitled to retain all monies, if any, paid by Tenant to Landlord, whether as prepaid Rent or otherwise, which monies, to the extent not otherwise applied to amounts due and owing to Landlord, shall be credited by Landlord against any damages payable by Tenant to Landlord;
     (iii) Tenant shall pay to Landlord, in monthly installments, on the days specified in this Lease for payment of installments of Fixed Rent, any Deficiency; it being understood that Landlord shall be entitled to recover the Deficiency from Tenant each month as the same shall arise, and no suit to collect the amount of the Deficiency for any month shall prejudice Landlord’s right to collect the Deficiency for any subsequent month by a similar proceeding; and
     (iv) whether or not Landlord shall have collected any monthly Deficiency, Tenant shall pay to Landlord, on demand, in lieu of any further Deficiency and as liquidated and agreed final damages, a sum equal to the amount by which the Rent for the period which otherwise would have constituted the unexpired portion of the Term (assuming Additional Rent during such period to be the same as had been payable for the year immediately preceding such termination or re-entry, increased in each succeeding year by 4% (on a compounded basis)) exceeds the then fair and reasonable rental value of the Premises, for the same period (with both amounts being discounted to present value at a rate of interest equal to 2% below the then Base Rate) less the aggregate amount of Deficiencies theretofore collected by Landlord pursuant to the provisions of Section 20.2(a)(iii) for the same period. If, before presentation of proof of such liquidated damages to any court, commission or tribunal, Landlord shall have relet the Premises or any part thereof for the period which otherwise would have constituted the unexpired portion of the Term or any part thereof, the amount of rent reserved upon such reletting shall be deemed, prima facie, to be the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of the reletting.
     (b) Reletting. If the Premises, or any part thereof, shall be relet together with other space in the Buildings, the rents collected or reserved under any such reletting and the expenses of any such reletting shall be equitably apportioned for the purposes of this Section. Tenant shall not be entitled to any rents collected or payable under any reletting, whether or not such rents exceed Fixed Rent reserved in this Lease. Nothing contained in

Article 19 or 20 shall be deemed to limit or preclude the recovery by Landlord from Tenant of the maximum amount allowed to be obtained as damages under applicable Requirements, or of any sums or damages to which Landlord may be entitled in addition to the damages set forth in this Section.
     Section 20.3 Default Interest; Other Rights of Landlord. Any Rent or damages payable under this Lease and not paid when due (except to the extent provided in Section 2.3) shall bear interest at the Interest Rate from the due date until paid, and the interest shall be deemed Additional Rent. If Tenant fails to pay any Additional Rent when due, Landlord, in addition to any other right or remedy, shall have the same rights and remedies as in the case of a default by Tenant in the payment of Fixed Rent. If Tenant is in arrears in the payment of Rent, Tenant waives Tenant’s right, if any, to designate the items against which any payments made by Tenant are to be credited, and Landlord may apply any payments made by Tenant to any items Landlord sees fit, regardless of any request by Tenant.
ARTICLE 21
LANDLORD’S RIGHT TO CURE; REIMBURSEMENT
     Section 21.1 Landlord’s Right to Cure. If an Event of Default has occurred and is continuing, Landlord, without thereby waiving such Event of Default, may perform such obligation for the account and at the expense of Tenant: (i) immediately or at any time thereafter, and without notice. in the case of emergency or in case the matter giving rise to such Event of Default (A) materially interferes with the use by any other tenant of any space in the Buildings, (B) materially interferes with the efficient operation of the Buildings, (C) will result in a violation of any Requirement, (D) will result in a default under any Mortgage or Superior Lease, or (E) will result in a cancellation of any insurance policy maintained by Landlord, and (ii) in any other case if such Event of Default continues after 10 days from the date Landlord gives notice of Landlord’s intention so to perform the defaulted obligation. All costs and expenses incurred by Landlord in connection with any such performance by it for the account of Tenant and all costs and expenses, including reasonable counsel fees and disbursements, incurred by Landlord in any action or proceeding (including any summary dispossess proceeding) brought by Landlord to enforce any obligation of Tenant under this Lease and/or right of Landlord in or to the Premises, shall be paid by Tenant to Landlord on demand, with interest thereon at the Interest Rate from the date incurred by Landlord. Except as expressly provided to the contrary in this Lease, all costs and expenses which, pursuant to this Lease (including the Rules and Regulations) are incurred by Landlord and payable to Landlord by Tenant, and all charges, amounts and sums payable to Landlord by Tenant for any property, material, labor, utility or other services which, pursuant to this Lease or at the request and for the account of Tenant, are provided, furnished or rendered by Landlord, shall become due and payable by Tenant to Landlord in accordance with the terms of the bills rendered by Landlord to Tenant.
     Section 21.2 Reimbursement For Tenant’s Default. Tenant shall reimburse Landlord, within 30 days after demand, for all expenditures made by, or costs or fines sustained or incurred by, Landlord due to any Event of Default by Tenant under this Lease, with interest thereon at the Interest Rate, from the date such expenditures were rightfully made, or costs or fines incurred, until the date reimbursed by Tenant.
ARTICLE 22
NO REPRESENTATIONS BY LANDLORD; LANDLORD’S APPROVAL
     Section 22.1 No Representations. Except as expressly set forth herein, Landlord and Landlord’s agents have made no warranties, representations, statements or promises with respect to (i) the rentable and usable areas of the Premises, the Buildings or the Center, (ii) the amount of any current or future Taxes, (iii) the compliance with applicable

Requirements of the Premises, the Buildings or the Center, or (iv) the suitability of the Premises for any particular use or purpose. No rights, easements or licenses are acquired by Tenant under this Lease, by implication or otherwise. This Lease contains the entire agreement between the parties and all understandings and agreements previously made between Landlord and Tenant are merged in this Lease, which alone fully and completely expresses their agreement. Tenant is entering into this Lease after full investigation, and is not relying upon any statement or representation made by the Landlord not embodied in this Lease.
     Section 22.2 Written Approval. All references in this Lease to the consent or approval of Landlord mean the written consent or approval of Landlord, duly executed by Landlord. All consents or approvals of Landlord may be granted or withheld in Landlord’s sole discretion unless specifically provided to the contrary in this Lease.
     Section 22.3 No Money Damages. Wherever in this Lease Landlord’s consent or approval is required, if Landlord refuses to grant such consent or approval, whether or not Landlord expressly agreed that such consent or approval would not be unreasonably withheld, Tenant shall not make, and Tenant hereby waives, any claim for money damages (including any claim by way of set-off, counterclaim or defense) based upon Tenant’s claim or assertion that Landlord unreasonably withheld or delayed its consent or approval, except that Tenant shall be entitled to its actual damages if Landlord is determined to have acted maliciously and in bad faith pursuant to a final, unappealable judgment from a court of competent jurisdiction. Tenant’s sole remedy shall be an action or proceeding to enforce such provision, by specific performance, injunction or declaratory judgment. In no event shall Landlord be liable for, and Tenant, on behalf of itself and all other Tenant Parties, hereby waives any claim for, any indirect, consequential or punitive damages, including loss of profits or business opportunity, arising under or in connection with this Lease.

ARTICLE 23
END OF TERM
     Section 23.1 Expiration. Upon the expiration or other termination of this Lease, Tenant shall quit and surrender the Premises to Landlord, vacant, broom clean and in good order and condition, ordinary wear and tear and damage for which Tenant is not responsible under the terms of this Lease excepted, and Tenant shall remove all of Tenant’s Property as may be required pursuant to Article 5 of this Lease.
     Section 23.2 Holdover Rent. Landlord and Tenant recognize that the damage to Landlord resulting from any failure by Tenant to timely surrender possession of the Premises may be substantial, may exceed the amount of the Rent theretofore payable hereunder, and will be impossible to accurately measure. Tenant therefore agrees that if possession of the Premises is not surrendered to Landlord on or before the Expiration Date or sooner termination of the Term, in addition to any other rights or remedies Landlord may have hereunder or at law, Tenant shall:
     (a) pay to Landlord (i) for the first 90 days during which Tenant holds over in the Premises after the Expiration Date or sooner termination of the Term, a sum equal to (x) one and one-half times the Rent (other than Percentage Rent) payable under this Lease for the last full calendar month of the Term plus (y) the Percentage Rent payable under this Lease for such period, and (ii) for each month (or portion thereof) thereafter, a sum equal to (x) two times the Rent (other than Percentage Rent) payable under this Lease for the last full calendar month of the Term plus (y) the Percentage Rent payable under this Lease, which amounts shall be payable in lieu of any “use and occupancy” payment permitted or required by law; and

     (b) be liable to Landlord for any payment or rent concession which Landlord may be required to make to any tenant obtained by Landlord for all or any part of the Premises (a “New Tenant”) in order to induce such New Tenant not to terminate its lease by reason of the holding-over by Tenant, provided that such new lease is fully executed prior to the date upon which Tenant vacates the Premises and Landlord notifies Tenant that Landlord will incur such payment or rent concession.
No holding-over by Tenant, nor the payment to Landlord of the amounts specified above, shall operate to extend the Term hereof. Nothing herein contained shall be deemed to permit Tenant to retain possession of the Premises after the Expiration Date or sooner termination of this Lease, and no acceptance by Landlord of payments from Tenant after the Expiration Date or sooner termination of the Term shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Article.
     Section 23.3 Waiver of Stay. Tenant expressly waives, for itself and for any Person claiming through or under Tenant, any rights which Tenant or any such Person may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules and of any successor law of like import then in force, in connection with any holdover summary proceedings which Landlord may institute to enforce the foregoing provisions of this Article.
ARTICLE 24
NO SURRENDER; NO WAIVER
     Section 24.1 No Surrender or Release. No act or thing done by Landlord or Landlord’s agents or employees during the Term shall be deemed an acceptance of a surrender of the Premises.

     Section 24.2 No Waiver. No provision of this Lease shall be deemed to have been waived by any party unless such waiver is in writing and is signed by the party against whom such waiver is asserted, and any such waiver shall be effective only for the specific purpose and in the specific instance in which given. The failure of either party to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or any of the Rules and Regulations, shall not be construed as a waiver or relinquishment for the future performance of such obligations of this Lease or the Rules and Regulations, or of the right to exercise such election but the same shall continue and remain in full force and effect with respect to any subsequent breach, act or omission. The receipt by Landlord of any Rent payable pursuant to this Lease or any other sums with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Fixed Rent or Additional Rent herein stipulated shall be deemed to be other than a payment on account of the earliest stipulated Fixed Rent or Additional Rent, or as Landlord may elect to apply such payment, nor shall any endorsement or acceptance of any check or other payment in the face of a statement on such check or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Fixed Rent or Additional Rent or pursue any other remedy provided in this Lease. The existence of a right of renewal or extension of this Lease, or the exercise of such right, shall not limit Landlord’s right to terminate this Lease in accordance with the terms hereof.

ARTICLE 25
WAIVER OF TRIAL BY JURY
     Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either party against the other on any matters in any way arising out of or connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or the enforcement of any remedy under any Requirement. If Landlord commences any summary proceeding against Tenant, Tenant will not interpose any counterclaim of any nature or description in any such proceeding (unless failure to impose such counterclaim would preclude Tenant from asserting in a separate action the claim which is the subject of such counterclaim), and will not seek to consolidate such proceeding with any other action which may have been or will be brought in any other court by Tenant.
ARTICLE 26
INABILITY TO PERFORM
     This Lease and the obligation of Tenant to pay Rent and to perform all of the other covenants and agreements of Tenant hereunder shall not be affected, impaired or excused by any Unavoidable Delays. Landlord shall use reasonable efforts to promptly notify Tenant of any Unavoidable Delay which prevents Landlord from fulfilling any of its obligations under this Lease, provided, that Landlord’s insolvency or inability to pay its debts as they become due shall not constitute an Unavoidable Delay with respect to this Article 26.
ARTICLE 27
NOTICES
     Except as otherwise expressly provided in this Lease, any consents, notices, demands, requests, approvals or other communications given under this Lease shall be in writing and shall be deemed sufficiently given or rendered if delivered by hand (provided a signed receipt is obtained) or if sent by registered or certified mail (return receipt requested) or by a nationally recognized overnight delivery service making receipted deliveries, addressed as follows:
     if to Tenant, (i) c/o Madison Square Garden, L.P., 2 Penn Plaza, New York, New York, Attention: General Counsel and (ii) Rockefeller Group, Inc., 1221 Avenue of the Americas, 29th Floor, New York, New York 10020, Attention: General Counsel, and with copies of any notices of default to Proskauer Rose LLP, 1585 Broadway, New York, New York 10036-8299, Attention Lawrence J. Lipson, Esq., and
     if to Landlord, at Landlord’s address set forth on the first page of this Lease, Attention: Property Manager – 1270 Avenue of the Americas, and with copies to (A) Office of the Center, 45 Rockefeller Plaza, New York, New York 10111, Attention: General Counsel, (B) Office of the Center, 45 Rockefeller Plaza, New York, New York 10111, Attention: Controller, (C) Tishman Speyer Properties, L.P., 520 Madison Avenue, New York, New York 10022 Attention: General Counsel, and (D) any Mortgagee or Lessor which shall have requested copies of notices, by notice given to Tenant in accordance with the provisions of this Article at the address designated by such Mortgagee or Lessor; or
to such other address(es) as either Landlord or Tenant or any Mortgagee or Lessor may designate as its new address(es) for such purpose by notice given to the other in accordance with the provisions of this Article. Any such consent, notice, demand, request or other communication shall be deemed to have been given on the date of receipted delivery or refusal to accept delivery as provided in this Article 27, or the date delivery is first attempted but cannot be made due to a change of address of which no notice was given.

ARTICLE 28
RULES AND REGULATIONS
     Tenant and all Tenant Parties shall observe and comply with the Rules and Regulations (which do not relate to the Music Hall and solely relate to the Ancillary Space and which are consistent with the Permitted Uses with respect to the Ancillary Space) as reasonably supplemented or amended from time to time, provided, that in case of any conflict or inconsistency between the provisions of this Lease and any of the Rules and Regulations as originally promulgated or as supplemented or amended from time to time, the provisions of this Lease shall control. Landlord reserves the right, from time to time, to adopt additional reasonable Rules and Regulations and to amend the Rules and Regulations then in effect. Nothing contained in this Lease shall impose upon Landlord any obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease against any other tenants in the Buildings, and Landlord shall not be liable to Tenant for violation of the Rules and Regulations by any other tenant, its employees, agents, visitors or licensees, except that Landlord shall not adopt or enforce any Rule or Regulation against Tenant in a discriminatory fashion. Tenant may challenge the “reasonableness” of any Rule or Regulation and such challenge shall be determined pursuant to the “Dispute Resolution Procedure” set forth in Article 38 of this Lease. Pending resolution of such dispute, Tenant shall comply with such disputed Rule or Regulation if in Landlord’s good faith judgment, Tenant’s failure to do so would have a material adverse affect on the operation of the Premises or on other occupants of the Center.
ARTICLE 29
PARTNERSHIP TENANT
     Section 29.1 Partnership Tenant. If Tenant, or a permitted assignee of this Lease pursuant to Article 16, is a partnership, or is comprised of two or more Persons,

individually or as partners of a partnership (any such partnership and such Persons are referred to in this Article 29 as “Partnership Tenant”), the following shall apply: (i) the liability of each of the general partners (excluding Persons solely holding interests as limited partners), each of the partners in a limited liability partnership or Persons comprising Partnership Tenant (the “Partners”) shall be joint and several (subject to the inherent limitations of liability of such business organization); (ii) each of the Partners hereby consents in advance to, and agrees to be bound by, any written instrument which may hereafter be executed by Partnership Tenant or any of the Partners, which shall modify, extend or discharge this Lease, in whole or in part, or surrender all or any part of the Premises to Landlord; (iii) any bills, statements, notices, demands, requests or other communications given or rendered to Partnership Tenant; (iv) if Partnership Tenant shall admit new Partners, all new Partners shall, by their admission to Partnership Tenant, be deemed to have assumed joint and several liability for the performance of all of the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed (subject to the inherent limitations of liability in such business organization; (v) Partnership Tenant shall give prompt notice to Landlord of the admission of any new Partners, and upon demand of Landlord, shall cause each new Partner to execute and deliver to Landlord an agreement in form and substance satisfactory to Landlord, wherein each new Partner shall assume joint and several liability (subject to the inherent limitations of liability in such business organization) for the performance of all the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed (but neither Landlord’s failure to request any such agreement nor the failure of any new Partner to execute or deliver any such agreement to Landlord shall vitiate the provisions of this Section 29.1); and (vi) no change in the Partners of Partnership Tenant resulting from the admission of a new Partner, or the death, retirement or withdrawal of a Partner shall release Partnership Tenant or any Partner or former Partner from their obligations under this Lease.

     Section 29.2 Change of Partners. If Tenant is a Partnership Tenant, (i) the admission of new Partners, the withdrawal (in the ordinary course of business), retirement, death, incompetency or bankruptcy of any Partner, or the reallocation of partnership interests among the Partners shall not constitute an assignment of this Lease unless Partners holding in the aggregate not less than 51 % of the partnership interests in Partnership Tenant immediately prior to such event remain as Partners holding not less than 51% of the partnership interests in Partnership Tenant during the 12-month period immediately following such event (i.e., the transfer, by any of the foregoing means, of more than 49% of the partnership interests in Partnership Tenant, except among the Partners, in any consecutive 12-month period shall constitute an assignment of this Lease subject to the provisions of Article 16), and (ii) the reorganization of Partnership Tenant into a professional corporation or a limited liability partnership, or the reorganization of Tenant from a professional corporation or a limited liability partnership into a partnership, shall not constitute an assignment of this Lease, if immediately following such reorganization the Partners or shareholders, as the case may be, of Tenant shall be less than 51% of those existing immediately prior to such reorganization, and shall remain fully liable, jointly and severally, under this Lease as provided in this Article 29 (subject to the inherent limitations of liability in such business organization).
ARTICLE 30
VAULT SPACE
     Notwithstanding anything contained in this Lease or indicated on any sketch, blueprint or plan, no vaults, vault space or other space outside the boundaries of the Real Property are included in the Premises. Landlord makes no representation as to the location of the boundaries of the Real Property. All vaults and vault space and all other space outside the boundaries of the Real Property which Tenant may be permitted to use or occupy are to be used or occupied under a revocable license. If any such license shall be revoked. or if the amount of such space shall be diminished as required by any Governmental Authority or by any public utility company, such revocation, diminution or requisition shall not (i) constitute an actual or constructive eviction, in whole or in part, (ii) entitle Tenant to any abatement or diminution of Rent, (iii) relieve Tenant from any of its obligations under this Lease, or (iv) impose any liability upon Landlord. Any fee, tax or charge imposed by any Governmental Authority for any such vaults, vault space or other space occupied by Tenant shall be paid by Tenant.
ARTICLE 31
LANDLORD’S AGENT
     Section 31.1 Landlord’s Agent. Unless Landlord shall render notice to Tenant to the contrary, Tishman Speyer Properties, L.P. is authorized to act as Landlord’s agent in connection with the performance of this Lease, and Tenant shall direct all correspondence and requests to, and shall be entitled to rely upon correspondence received from, Tishman Speyer Properties, L.P., as agent for Landlord in accordance with Article 27. Tenant acknowledges that Tishman Speyer Properties, L.P. is acting solely as agent for Landlord in connection with the foregoing; and neither Tishman Speyer Properties, L.P. nor any of its direct or indirect partners, officers, shareholders, directors, employees, principals, agents or representatives shall have any liability to Tenant in connection with this Lease, and Tenant waives any and all claims against any and all of such parties arising out of, or in any way connected with, this Lease, the Buildings or the Center.
     Section 31.2 Representations. Landlord has retained Landlord’s Agent as leasing agent in connection with this Lease and Landlord will be solely responsible for any fee that may be payable to Landlord’s Agent. Landlord agrees to pay a commission to Landlord’s Agent pursuant to a separate agreement. Each of Landlord and Tenant represents and warrants to the other that it has not dealt with any broker in connection with this Lease other than Landlord’s Agent and that to the best of its knowledge and belief, no other broker, finder or like entity procured or negotiated this Lease or is entitled to any fee or commission in connection herewith.
     Section 31.3 Indemnity. Each of Landlord, Landlord’s Agent and Tenant shall indemnify, defend, protect and hold the other party harmless from and against any and all Losses which the indemnified party may incur by reason of any claim of or liability to any broker, finder or like agent (other than Landlord’s Agent) arising out of any dealings claimed to have occurred between the indemnifying party and the claimant in connection with this Lease, or the above representation being false.
ARTICLE 32
INDEMNITY
     Section 32.1 (a) Tenant’s Indemnity. Tenant shall indemnify, defend, protect and hold harmless each of the Indemnitees from and against any and all Losses to which any Indemnitee may (except to the extent arising from the negligence or willful misconduct of such Indemnitees) be subject or suffer, whether by reason of, or by reason of any claim for, any injury to, or death of, any person or persons or damage to property (including any loss of use thereof) or otherwise arising from or in connection with the use of, or from any work or thing whatsoever done in, any part of the Premises (other than by such Indemnitee) or by any Tenant Party (exclusive of invitees) in the Center, during the Term or during the period of time, if any, prior to the commencement or following the expiration of the Term that Tenant may have been given access to any portion of the Premises for the purpose of performing work or otherwise, or as a result of any Tenant Party performing any such work or otherwise that subjects any Indemnitee to any Requirement to which such Indemnitee would not otherwise be subject, or arising from any condition of the Premises due to or resulting from any default by Tenant in the keeping, observance or performance of any provision contained in this Lease or from any act or negligence of any Tenant Party.
     (b) Indemnity Inclusions. As used in this Lease, the term “Losses” means any and all losses, liabilities, damages, claims, judgments, fines, suits, demands, costs, interest and expenses of any kind or nature (including reasonable attorneys’ fees and disbursements) incurred in connection with any claim, proceeding or judgment and the defense thereof, and including all costs of repairing any damage to the Premises, the Buildings or the Center, or the appurtenances of any of the foregoing, to which a particular indemnity and hold harmless agreement applies.
     Section 32.2 Landlord’s Indemnity. Landlord shall indemnify, defend and hold Tenant harmless from and against all Losses incurred by Tenant arising from any accident, injury or damage whatsoever caused to any person or the property of any person (other than Tenant) in or about Premises or the common or public areas of the Ancillary Buildings, to the extent attributable to the negligence or willful misconduct of Landlord or its agents or employees.
     Section 32.3 Defense and Settlement. If any claim, action or proceeding is made or brought against any party entitled to indemnification hereunder, then, upon demand by the indemnified party, the indemnifying party, at its sole cost and expense, shall resist or defend such claim, action or proceeding in the indemnified party’s name (if necessary), by attorneys approved by the indemnified party, which approval, shall not be unreasonably withheld. Attorneys for the indemnifying party’s insurer shall hereby be deemed approved for purposes of this Section 32.3. Notwithstanding the foregoing, an indemnified party may retain its own attorneys to participate or assist in defending any claim, action or proceeding involving potential liability of ***** or more, provided that the indemnifying party shall control the defense and the indemnifying party shall pay the reasonable fees and disbursements of such attorneys. Notwithstanding anything herein contained to the contrary, the indemnifying party may direct the indemnified party to settle any claim, suit or other proceeding provided that (i) such settlement shall involve no obligation on the part of the indemnified party other than the payment of money, (ii) any payments to be made pursuant to such settlement shall be paid in full exclusively by the indemnifying party at the time such settlement is reached; provided, that if the indemnified party is unconditionally released at the time such settlement is reached, the indemnifying party may pay such amounts over a reasonable period of time, (iii) such settlement shall not require the indemnified party to admit any liability or wrongdoing, and (iv) the indemnified party shall have received an unconditional release from the parties to such settlement. To the extent the indemnifying party shall control the defense or settlement of any claim as herein provided, the indemnified party agrees to (x) cooperate fully with the indemnifying party and its counsel and (y) execute any and all releases and other documents determined by the indemnifying party and its counsel as necessary to compromise or settle any claim that the indemnifying party is permitted hereunder to compromise or settle, provided that such releases and other documents shall be consistent with the terms and conditions of this Article 32 and not in derogation of the rights of the indemnified party hereunder. So long as the indemnifying party shall be performing all of its obligations hereunder, the indemnified party shall not settle any claim without the indemnifying party’s written consent which shall not be unreasonably withheld.
ARTICLE 33
ADJACENT EXCAVATION; SHORING
     If an excavation shall be made, or shall be authorized to be made, upon land adjacent to the Real Property, Tenant shall, upon notice, afford to the Person causing or authorized to cause such excavation a license to enter upon the Premises for the purpose of doing such work as such person shall deem necessary to preserve the Buildings or any other part of the Center from injury or damage and to support the Buildings or such part of the Center by proper foundations. In connection with such license, Tenant shall have no right to claim any damages or indemnity against Landlord, or diminution or abatement of Rent, provided that Tenant shall continue to have access to the Premises.
ARTICLE 34
TAX STATUS OF BENEFICIAL OWNERS
     Tenant recognizes and acknowledges that Landlord and/or certain beneficial owners of Landlord may from time to time qualify as real estate investment trusts pursuant to Section 856 et seq. of the Code or as entities described in Section 511(a)(2) of the Code, and that avoiding (i) the loss of such status, (ii) the receipt of any income derived under any provision of this Lease that does not constitute “rents from real property” (in the case of real estate investment trusts) or that constitutes “unrelated business taxable income” (in the case of entities described in Section 511(a)(2) of the Code), and (iii) the imposition of penalty or similar taxes (each, an “Adverse Event”) is of material concern to Landlord and such beneficial owners. In the event that this Lease or any document contemplated hereby could, in the opinion of counsel to Landlord, result in or cause an Adverse Event, Tenant agrees to cooperate with Landlord in negotiating an amendment or modification thereof and shall at the request of Landlord execute and deliver such documents reasonably required to effect such amendment or modification. Any amendment or modification pursuant to this Article 34 shall be structured so that the economic results to Landlord and Tenant shall be similar, other than to a de minimis extent, to those set forth in this Lease without regard to such amendment or modification. Without limiting any of Landlord’s other rights under this Article 34, Landlord may waive the receipt of any amount payable to Landlord under this Lease, and such waiver shall constitute an amendment or modification of this Lease with respect to such payment.
ARTICLE 35
GUARANTY
     Simultaneously with the execution and delivery of this Lease, and as a condition to the effectiveness hereof, MSG has delivered its guaranty of Tenant’s obligations under this Lease in the form annexed hereto as Schedule 6 (the “Guaranty”). In connection with any Transfer of Control to an entity satisfying the tests set forth in Section 16.5 (a “Permitted Transferee”), the Permitted Transferee shall execute a guaranty in substantially the same form as the Guaranty (a “New Guaranty”) and shall deliver the same to Landlord. Upon such delivery, the Permitted Transferee shall be deemed the Guarantor hereunder with respect to the obligations of Tenant thereafter accruing and such New Guaranty shall be deemed the Guaranty hereunder from and after such delivery; provided, however, that nothing contained herein shall be deemed to release any Guarantor from any obligation or liability which accrued during the period prior to the delivery of the New Guaranty. Upon delivery of the New Guaranty by such Permitted Transferee, Landlord shall execute an instrument of release in form and substance reasonably satisfactory to Landlord and the Guarantor then being released releasing such party from any obligations under its guaranty accruing from and after the date of the delivery of the New Guaranty.
ARTICLE 36
RENEWAL OPTION
     Section 36.1 Exercise of Option. Tenant shall have the right, at its sole option, to renew the Term for all of the Premises for a single renewal term (the “Renewal Term”)

of 10 years by written notice (the “Renewal Notice”) delivered to Landlord not less than 24 months prior to the Initial Expiration Date; provided, however, that no Event of Default shall have occurred and be continuing under any of the terms, covenants or conditions of this Lease either on the date the Renewal Notice is given or on the Renewal Term Commencement Date (as hereinafter defined). Upon the giving of the Renewal Notice, this Lease shall be deemed renewed for the Renewal Term with the same force and effect as if the Renewal Term had originally been included in the Term. The Renewal Term shall commence on the day after the Initial Expiration Date (the “Renewal Term Commencement Date”) and shall terminate on the 10th anniversary of the Initial Expiration Date. Time is of the essence with respect to the giving of the Renewal Notice by Tenant.
     Section 36.2 Terms. All of the terms, covenants and conditions of this Lease shall continue in full force and effect during the Renewal Term, except that (a) the Fixed Rent for the Renewal Term shall be in an amount equal to the greater of ***** b) Tenant shall have no further right to renew the Term, (c) the Base Tax Year will be the Tax Year commencing on the July 1st prior to the Renewal Term Commencement Date and (d) the “Base Operating Year” (as defined in Schedule 3) for the Retail Space shall be the year in which the Renewal Term Commencement Date occurs. Any termination, cancellation or surrender of the entire interest of Tenant under this Lease at any time during the Term shall terminate any right of renewal of Tenant hereunder.
     Section 36.3 *****
     Section 36.4 *****
     Section 36.5 Lease Amendment. Upon request by Landlord or Tenant made on or following the Renewal Term Commencement Date, the requested party will execute,

acknowledge and deliver to the requesting party an amendment to this Lease setting forth the Renewal Term Commencement Date, Fixed Rent for the Renewal Term, and the Renewal Term Expiration Date. The failure of either party to execute and deliver such an amendment shall not affect the rights of the parties under this Lease.
ARTICLE 37
RETAIL SPACE RIGHT OF FIRST OFFER
     Section 37.1 Exercise of Right. If at any time prior to the expiration or earlier termination of the Term, Landlord anticipates that either of the two retail stores which face Avenue of the Americas and are located at 1270 Avenue of the Americas, substantially as shown on Exhibits A-5 and A-6 (all or any portion of such space, “Offer Space”), shall become available for leasing, Landlord shall deliver notice thereof to Tenant (the “Offer Notice”) setting forth (a) a description (including the location and configuration) of the Offer Space in question, (b) the square footage of the Offer Space in question and (c) Landlord’s determination of (i) fair market rental value for the Offer Space (which may include periodic increases in rent over the term of the Lease and which shall take into account percentage rent equal to the Percentage Rent payable with respect to the Offer Space) based upon a term expiring on the Expiration Date (“Landlord’s Determination”), and (ii) a description of the services, if any, to be provided to the Offer Space and other material business terms upon which Landlord is willing to lease the Offer Space, and the date upon which Landlord anticipates that Landlord will be able to deliver possession of the Offer Space to Tenant. Provided that all of the conditions precedent set forth in this Article 37 are fully satisfied by Tenant, Tenant shall have the option (the “Offer Option”), exercisable by Tenant delivering written notice to Landlord (the “Acceptance Notice”) within thirty (30) days (the “Acceptance Period”) of the giving by Landlord of the Offer Notice, to lease the Offer Space upon the terms and conditions set forth in this Article 37, and this Lease shall thereupon be modified as provided in Section 37.4. Time shall be of the essence as to Tenant’s giving of any Acceptance Notice. The Offer Option may be exercised only with respect to all of the Offer Space which is the subject of an Offer Notice. If Tenant fails to timely give an Acceptance Notice with respect to such Offer Space, Landlord shall be free to lease such Offer Space to any third party or to otherwise dispose of such Offer Space and Tenant shall be deemed to have waived the Offer Option with respect to the applicable Offer Space and shall have no further right with respect thereto; provided that if Landlord fails to lease such space within 12 months after the expiration of such Acceptance Period and provided Landlord is not in active negotiations for such space (or if such active negotiations terminate and are not reinstituted) then Landlord will reoffer such Offer Space to Tenant, if such Offer Space is then available for leasing, subject to and in accordance with this Section 37.1.
     Section 37.2 Availability. For purposes of this Article 37, space shall not be deemed “available for leasing” if, at the time in question any Person holds a written option or right to lease or occupy the Offer Space or to renew its lease or right(s) of occupancy thereof which exist(s) as of the date hereof or is granted by Landlord after Landlord’s compliance with Section 37.1 hereof. So long as a tenant or other occupant leases or occupies a portion of the Offer Space, Landlord shall be free to extend any such tenancy or occupancy, whether or not pursuant to a lease or other agreement, and such space shall not be deemed to be “available for leasing”. Subject to clause (b) of the first sentence of this Section 37.2. Landlord agrees that from and after the date hereof, it will not grant any rights to any Person or entity with respect to the Offer Space unless such rights are subordinate to the rights granted Tenant hereunder, except (i) to tenants or other occupants leasing or occupying the Offer Space as of the date hereof, or (ii) to new tenants or occupants of any portion of the Offer Space in question after Landlord shall have duly offered such portion of the Offer Space to Tenant pursuant to this Article 37 and Tenant has not elected to lease such Offer Space in accordance with

Section 37.1. Nothing set forth in this Article 37 shall be construed to limit Landlord’s right to keep space in 1270 Avenue of the Americas vacant if Landlord elects, in its sole discretion, to do so, and such vacant space shall in no event be deemed to be available for leasing hereunder.
     Section 37.3 Conditions to Exercise. Tenant shall have no right to exercise the Offer Option unless, on the date of the Acceptance Notice and on the Offer Space Commencement Date (as hereinafter defined), no Event of Default shall have occurred and be continuing.
     Section 37.4 Incorporation of Offer Space. Effective as of the date on which Landlord delivers the Offer Space to Tenant (the “Offer Space Commencement Date”):
     (a) the Offer Space shall be added to and be deemed to be a part of the Retail Space for all purposes of this Lease (except as otherwise provided in this Article 37);
     (b) the Offer Space shall be delivered in its “as is” condition, and Landlord shall not be obligated to perform any work or provide any services (other than work or services then generally being provided to new retail tenants in the Center as identified in the Offer Notice);
     (c) Fixed Rent for the Offer Space shall be determined in accordance with Section 37.6 as of the Offer Space Commencement Date which shall take into account all relevant factors, including (i) comparable retail space in the Center, with such space considered (A) as vacant, (B) in “as is” condition on the Offer Space Commencement Date but with the services, if any, to be provided to the Offer Space as identified in the

Offer Notice and (C) with a Base Tax Year as the Tax Year commencing on the July 1st prior to the Offer Space Commencement Date and a Base Operating Year in the year in which the Offer Space Commencement Date occurs, (ii) financial obligations then being imposed on new retail tenants (including Tenant) in the Center as of the Offer Space Commencement Date, such as, common area maintenance charges, contributions to a retail promotional fund and other similar charges as set forth in the Office Notice, (iii) the calculation of Percentage Rent which shall be in the same manner as set forth in this Lease;
     (d) Tenant shall covenant and agree that it will, at its sole cost and expense, comply with the covenants set forth on Exhibit F annexed hereto with respect to the Office Space;
     (e) Tenant shall pay Tenant’s Tax Payment and the Retail Operating Expense Payment with respect to the Offer Space based upon base years which will commence on the July 1st (with respect to Tenant’s Tax Payment) and on the January 1st (with respect to the Retail Operating Expense Payment) prior to the Offer Space Commencement Date; and
     (f) Tenant’s Area with respect to the Offer Space shall be equal to the number of rentable square feet contained in the Offer Space.
     Section 37.5 Possession. (a) If Tenant exercises its right to lease the Offer Space and Landlord is unable to deliver possession on the date set forth in the Offer Notice as the date on which Landlord anticipates delivering possession of the Offer Space to Tenant by reason of the holding over or retention of possession of any tenant or occupant of the Offer Space (i) Landlord shall not be liable to Tenant for any failure by a then existing tenant or occupant to vacate any of the Offer Space, (ii) Landlord shall use commercially reasonable efforts to obtain and deliver to Tenant vacant possession of the Offer Space within ninety (90) days after the anticipated availability date as stated by Landlord in the Offer Notice and in connection therewith, if appropriate in Landlord’s good faith judgment, institute and diligently prosecute a holdover or other proceedings against such tenant or occupant of such Offer Space and (iii) Tenant’s obligations under this Lease with respect to the Premises and the Offer Space shall not be affected thereby except that the term of the lease with respect to the Offer Space shall not commence until Landlord shall deliver vacant possession of the Offer Space to Tenant. The terms set forth in the preceding provisions of this Section 37.5 are intended to constitute “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law or any successor Requirement.
     (b) Notwithstanding anything to the contrary contained in this Section 37.5, if Landlord shall have failed to deliver possession of such Offer Space on or before the date which is one (1) year after the anticipated Offer Space Commencement Date set forth in the Offer Notice by reason of the holding over or retention of possession of any tenant or other occupant or for any other reason, then Tenant shall have the right to withdraw its Acceptance Notice by written notice thereof given on or before the date that shall be thirty (30) days after the end of the aforesaid one (1) year period unless prior to the giving of such notice or within ten (10) days thereafter Landlord shall have delivered vacant possession of such Offer Space to Tenant.
     Section 37.6 Arbitration. (a) If Tenant shall dispute Landlord’s Determination with respect to the Fixed Rent for the Offer Space, Tenant shall give notice to Landlord with Tenant’s Determination of the Fixed Rent (“Tenant’s Determination”) with Tenant’s delivery of the Acceptance Notice. Landlord’s Determination shall be the determination set forth in the Offer Notice. If Landlord and Tenant are unable to reach a mutual determination of the Fixed Rent within 30 days of delivery of Tenant’s Determination, Landlord and Tenant shall jointly select an Appraiser and the fees of the Appraiser shall be shared equally by Landlord and Tenant. In the event that Landlord and Tenant shall be unable to jointly agree on the designation of the Appraiser within five (5) days after they are requested to do so by either party, then the parties agree to allow the American Arbitration Association, or any successor organization to designate the Appraiser in accordance with the rules, regulations and/or procedures then obtaining of the American Arbitration Association or any successor organization. The decision of the Appraiser shall be final and binding upon Landlord and Tenant.
     (b) The Appraiser shall conduct such hearings and investigations as he or she may deem appropriate and shall, within thirty (30) days after the date of designation of the Appraiser, choose either Landlord’s or Tenant’s Determination, and such choice by the Appraiser shall be conclusive and binding upon Landlord and Tenant. Each party shall pay its own counsel fees and expenses, if any, in connection with any arbitration under this Article 37. The Appraiser appointed pursuant to this Article 37 shall be an independent real estate appraiser with at least ten (10) years experience in retail leasing of properties which are similar in character to 1270 Avenue of the Americas. The Appraiser shall not have the power to add to, modify or change any of the provisions of this Lease.
     (c) It is expressly understood that any determination of the Fixed Rent for the Offer Space pursuant to this Article 37 shall be based on the criteria stated in Section 37.4 hereof.
     (d) Prior to the determination of the Appraiser, Tenant shall pay Fixed Rent on account of the Offer Space in the amount equal to Landlord’s Determination, and following the Appraiser’s final determination, the amount of any overpayment shall be adjusted between the parties.

     Section 37.7 Lease Amendment. Upon request by either party made on or following the Offer Space Commencement Date, the parties will execute, acknowledge and deliver to Landlord an amendment to this Lease setting forth the Offer Space Commencement Date and Fixed Rent for the Offer Space, and reflecting the incorporation of the Offer Space into the Premises, and the modifications to this Lease resulting therefrom, as provided in Section 37.4. The failure of either party to execute and deliver such an amendment shall not affect the rights of the parties under this Lease.
ARTICLE 38
DISPUTE RESOLUTION PROCEDURE
     Section 38.1 Wherever this Lease provides for a dispute to be resolved by the procedure (the “Dispute Resolution Procedure”) provided for in this Section 38.1, such dispute shall, at either party’s option, be settled and finally determined by arbitration in The City of New York in accordance with the following provisions of this Section 38.1. Within 10 Business Days next following the giving of any notice by Landlord or Tenant stating that it wishes such dispute to be so determined which notice shall refer to this Section 38.1 and shall provide in Bold Face Type that if either party shall fail to give notice of such designation within said 10 Business Days, then the arbitrator chosen by the other side shall make the determination alone. Landlord and Tenant shall each give notice to the other setting forth the name and address of an arbitrator designated by the party giving such notice. If either party shall fail to give notice of such designation of an arbitrator within said 10 Business Days, then the arbitrator chosen by the other side shall make the determination alone. The two arbitrators shall designate a third arbitrator within 5 Business Days after the designation of the second arbitrator. If the two arbitrators shall fail to agree upon the designation of a third arbitrator within such 5 Business Day period, then either party may apply to the president of the American Arbitration Association located in The City of New York for the designation of such third arbitrator. If the president of the American Arbitration Association is unable or refuses to act within 10 Business Days, then either party may apply to the Supreme Court of the State of New York, New York County, or to any other court having jurisdiction for the designation of such third arbitrator. Each arbitrator shall have at least 10 years experience in a calling related to the matter as to which arbitration is being sought. The three arbitrators shall conduct such hearings as they deem appropriate, making their determination in writing and giving notice to Landlord and Tenant of their determination as soon as practicable, and if possible, within 5 Business Days after the designation of the third arbitrator in the event no two of the arbitrators shall render a concurrent determination, then the determination of the third arbitrator designated shall be binding upon Landlord and Tenant. Judgment upon any decision rendered in arbitration held pursuant to this Section 38.1 shall be final and binding upon Landlord and Tenant, whether or not a judgment shall be entered in any court. Each party shall pay its own counsel fees and expenses, if any, in connection with any arbitration under this Section 38.1 (unless the arbitrators shall have awarded counsel fees and expenses to the prevailing party upon a finding of bad faith by the other party), including the expenses and fees of any arbitrator selected by it in accordance with the provisions of this paragraph, and the parties shall share all other expenses and fees of any such arbitration. The arbitrators shall be bound by the provisions of this Lease, and shall not add to, subtract from or otherwise modify such provisions.
     Section 38.2 Any dispute which, pursuant to the terms of this Lease, is to be resolved in an expedited arbitration shall be resolved in accordance with the procedures otherwise set forth in Section 38.1, except that the same shall be determined by a single arbitrator jointly selected by the parties within 5 Business Days after the giving of the notice of arbitration, or if the parties are unable to agree on an arbitrator within such 5-Business Day period, either party, upon notice to the other party, may request such appointment by the

American Arbitration Association, or in the absence, refusal, failure or inability to act of the American Arbitration Association, may apply to the Supreme Court of the State of New York, New York County for a court appointment of such arbitrator. The arbitrator jointly selected shall be directed to reach a decision within 10 Business Days following the arbitrator’s appointment.
ARTICLE 39
MUSIC HALL COVENANTS
     Section 39.1 Conduct of Business. Tenant, recognizing that the Buildings and the Center are maintained as a first class type of business occupancy and as an additional inducement to Landlord to enter into this Lease, covenants and agrees that at all times a Person with a high quality reputation within the entertainment industry with at least 10 years of experience operating live entertainment venues comparable to the Music Hall shall continuously operate the Music Hall as a first-class entertainment center, consistent with the first class, high quality character of the Center. All merchandise sold by Tenant at the Music Hall or otherwise in connection with Music Hall events shall comply with Exhibit F annexed hereto.
     Section 39.2 Clean Interior. Tenant shall, at Tenant’s sole cost and expense, keep the Music Hall clean and in a neat, orderly, safe and sanitary condition consistent with that of a first class entertainment center.
     Section 39.3 Replace Glass. Tenant shall as soon as practicable after any glass (including mirrors) in the Music Hall and the perimeter and demising walls thereof is broken or cracked, including a so-called “bull’s-eye” break in the glass, at its sole expense, replace such glass with glass of the same kind and quality, unless changes thereto are approved by Landlord in accordance with Article 5, and replace the frames for such glass, if necessary.

     Section 39.4 Awnings. Tenant shall not install, place or permit any awning on the perimeter walls of the Music Hall.
     Section 39.5 Sounds. Tenant shall not use, play or operate or permit to be used, played or operated any sound making or sound reproducing device in the Music Hall, except in such manner and under such conditions so that no unreasonable amount of sound shall be heard outside of the Music Hall and the tenants of the Center shall not be disturbed. Any performance staged by Tenant outside the Music Hall shall require Landlord’s prior written consent, which shall be (a) granted or denied within 5 Business Days after written request therefor has been received by Landlord, provided that if such consent is not granted or denied within such 5-Business Day period, such consent shall be deemed to be denied and (b) subject to Landlord’s reasonable regulation; provided that without Landlord’s consent but upon 72 hours prior notice from Tenant to Landlord, Tenant may stage no more than 5 events per year outside of the Music Hall so long as each such event is no longer than (i) 30 minutes in duration if it is staged on Business Days between the hours of 9 a.m. and 5 p.m. and (ii) 1 hour in duration if it is staged on non Business Days or on Business Days other than between the hours of 9:00 a.m. and 5:00 p.m.
     Section 39.6 Displays. Tenant shall maintain tasteful, well-lighted displays in the display windows, if any, and change such displays from time to time. The content of such displays shall be limited to events in the Music Hall or the Center and shall be used primarily to promote or advertise any business or merchandise which relates to the Music Hall and the Garden. Tenant shall not install any displays or exhibits on or about, and visible from, the exterior of the Music Hall which are obscene or offensive to the general public.
     Section 39.7 Lock Doors. Tenant shall keep all entrance doors and windows in the Music Hall locked at such times when the Music Hall is not in use.

     Section 39.8 Security. Tenant shall provide and maintain in good working order during the Term, a security system suitable to reasonably protect the Music Hall, including a 24 hour direct response smoke, fire and burglary alarm system connected to the Center’s central control system. To the extent attributable to Music Hall events, Tenant shall also provide outdoor security services for the purpose of control of (a) bus parking and crowds on the street adjacent to the Music Hall and (b) any interference with the ingress and egress to 1270 Avenue of the Americas and other adjacent portions of the Center. Tenant agrees to cooperate with Landlord during any tests of the Center’s central control system.
     Section 39.9 Marquees. Tenant shall clean and maintain the marquees attached to the Music Hall in good order and repair, in accordance with Landlord’s standards for the Center and promptly, at Tenant’s sole cost and expense, make all necessary repairs to such marquees in accordance with the provisions of this Lease. Tenant shall keep such marquees lit 15 hours a day (from 10 a.m. to 1 a.m.), 7 days a week throughout the Term.
     Section 39.10 Radio City Events/Rockettes. (a) During (i) calendar year 1999 there shall be no less than (A) ***** actual performances staged on the main stage at the Music Hall (“Actual Performances”) and (B) ***** Theater Use Days (as hereinafter defined) per annum, (ii) calendar year 2000 there shall be no less than (X) ***** Actual Performances staged on the main stage at the Music Hall and (Y) ***** Theater Use Days per annum and (iii) each calendar year of the Term thereafter, there shall be no less than (1) ***** Actual Performances staged on the main stage at the Music Hall and (2) ***** Theater Use Days. A “Theater Use Day” shall mean ***** If during any calendar year of the Term commencing with calendar year 1999, there shall be less than ***** Actual Performances and the number of Theater Use Days required under this Section 39.10, then Landlord shall calculate the annual average of Actual Performances and Theater Use Days for the immediately preceding 3-calendar year period (or such lesser period as shall commence on January 1, 1999) and, if either such average shall fail to meet the requirements for the required number of Actual Performances and Theater Use Days set forth above (a “Performance Failure”), then the first such Performance Failure shall result in Tenant being obligated to pay to Landlord as Additional Rent the sum of ***** within 10 days after written demand therefor by Landlord, the second such Performance Failure shall result in Tenant being obligated to pay to Landlord as Additional Rent the sum of ***** within 10 days after written demand therefor by Landlord and any Performance Failure thereafter shall constitute a default under this Lease which shall not be subject to cure.
     (b) In the event the “Radio City Christmas Spectacular” (which shall mean the Christmas holiday musical show traditionally performed at the Music Hall or any other Christmas holiday show or production similar thereto) or the Rockettes shall be presented or perform, as applicable, (i) in the Restricted Area (as defined below), then 100% of the revenues derived from any such event(s) shall be included in the “Gross Revenues” of Tenant for the Computation Year during which such event(s) occurred or (ii) in the Christmas Show Expanded Restricted Area (as defined below) or the Rockettes Expanded Restricted Area (as defined below), as applicable, then 50% of the revenues derived from such event(s) shall be included in the “Gross Revenues” of Tenant for the Computation Year during which such event(s) occurred.
(i)	For purposes of this Section 39.10, the “Restricted Area” shall mean the 75-mile radius surrounding the Music Hall.

(ii)	For purposes of this Section 39.10, the “Christmas Show Expanded Restricted Area” shall include the District of Columbia and the following states: New York, New Jersey, Connecticut, Pennsylvania, Delaware, Maryland, Rhode Island, Massachusetts, Vermont, New Hampshire and Maine.

(iii)	For purposes of this Section 39.10, the “Rockettes Expanded Restricted Area” shall mean the 200-mile radius surrounding the Music Hall. The “Rockettes Expanded Restricted Area” shall not be applicable to a single event-specific guest appearances by the Rockettes, such as an appearance at the Macy’s Thanksgiving Day Parade.
     Section 39.11 Seat Reservations. (a) Subject to Section 39.11(b) below, during the Term, Tenant shall, with respect to events staged in the Music Hall (i) for which a majority of the seats for such events are sold to the general public, reserve in Landlord’s name ***** row of ***** consecutive seats, in the ***** through ***** rows — ***** (the “Approved Seats”) (or if, such seats shall not be made available to Tenant, then Tenant shall provide Landlord with those seats made available to Tenant which are situated closest to the Approved Seats), which may be purchased by Landlord at the box office price for such seats to the general public and (ii) which are so-called “special” events and, accordingly, a majority of seats for such events are not sold to the general public (a “Special Event”), allot to Landlord at least 10% of the tickets offered to Tenant (or any Affiliate of Tenant) for such Special Event and Tenant shall furnish to Landlord with respect to such Special Event those seats which are situated closest to the Approved Seats, but in no event shall Landlord be offered less than ***** tickets, or more than ***** tickets, for any Special Event which tickets may be purchased by Landlord at the face price for such seats or if there is no such face price, they shall be provided to Landlord at no charge. If Landlord shall fail to purchase seats (with respect to events described in clause (i)) or notify Tenant of Landlord’s desire to either purchase or claim its seats (with respect to events described in clause (ii)) on or before the date which is 14 days prior to the performance for which such seats are reserved, Tenant may release such seats for such performance; provided, however, that with respect to the Radio City Christmas Spectacular, such 14-day period shall be increased to 21 days.
     (b) Throughout the Term, Tenant hereby agrees that no less than 45 days prior to the first performance of (i) the Radio City Christmas Spectacular and (ii) any other event at the Music Hall which shall stage a block of ***** or more consecutive performances (a “Multiple Performance Event”), Tenant shall provide to Landlord a list (a “Performance Schedule”) of the dates and times of each performance of the Radio City Christmas Spectacular and any such Multiple Performance Event, as applicable. Within 15 days after receipt of Tenant’s list setting forth such performance dates and times, Landlord may, at its option (A) with respect to the Radio City Christmas Spectacular, designate up to ***** performances for which Landlord elects to reserve Approved Seats and (B) with respect to a Multiple Performance Event described in clause (ii) above, Landlord shall designate ***** performances for which Landlord shall be entitled to reserve Approved Seats. Tenant shall provide seats to Landlord in accordance with the terms set forth in paragraph (a) above. If Tenant shall fail to timely deliver a Performance Schedule, Landlord shall retain its rights under this Section 39.11 for all performances unless and until a Performance Schedule is so provided and in any event with respect to all performances occurring within 15 days of the delivery of such Performance Schedule. If Landlord shall fail to designate its selection of performances, Tenant may on 3 Business Days’ notice (during which 3-Business Day Period Landlord fails to make its own designations) which notice shall in BOLD FACE TYPE state that Landlord’s failure to respond to such notice within 3-Business Days shall cause Landlord to forfeit its seats for ***** performances and designate ***** of such performances as to which Landlord shall have its rights under this Section 39.11 as if Landlord had made such designations.

     Section 39.12 Club Memberships. If, in connection with Music Hall events or the Club, Tenant shall establish, or cause to be established, a membership program or association whereby members receive special privileges, Tenant shall grant to Landlord six (6) such memberships at the same price, if any, and on the same terms for which such memberships are generally being offered to Tenant’s most valued patrons. The memberships shall be granted for the Term and the rights and privileges concomitant to such memberships may be assigned, at Landlord’s option, to Persons designated by Landlord.
     Section 39.13 End of Term. At the expiration of the Term, if requested by Landlord, Tenant, at its own cost and expense, shall remove or cause to be removed all signs or other installations placed on the exterior of the Music Hall by Tenant during the Term, which shall be considered Music Hall Alterations for all purposes of this Lease, and shall repair any damage to the Music Hall caused by such removal. In the event Tenant fails to remove or cause to be removed the same within 10 days following the expiration of the Term, Landlord shall have the right, without notice to Tenant, to remove any such signs, awnings or other installations, dispose of the same and charge Tenant for the reasonable out-of-pocket cost of such removal and disposition and any repairs necessitated thereby, which shall be payable to Landlord as Additional Rent.
     Section 39.14 Equitable Relief. Tenant acknowledges that damages resulting from any breach of the provisions of this Article 39 are difficult, if not impossible, to ascertain and concedes that, among other remedies for such breach permitted by law or the provisions of this Lease, Landlord shall be entitled to seek to enjoin Tenant from any violation of said provisions.

ARTICLE 40
VIP CLUB
     Section 40.1 Club. Tenant shall construct and operate in the 1270 Space a first-class, private dining club (the “Club”) to be used by Tenant primarily in connection with events held in the Music Hall. The Club shall provide restaurant service to the patrons of such events invited by Tenant and, at other times, to other persons having a membership in the Club (“Members”) and to private parties. The Club shall not be open to the general public. Subject to compliance by Tenant with of all of the covenants, agreements, terms and conditions of this Lease, including all Requirements relating to the sale of alcoholic beverages, Tenant may serve beer, wine and liquor in the Club provided that such service is provided in a manner consistent with first-class clubs and restaurants in midtown Manhattan.
     Section 40.2 Construction and Operations. Tenant, at Tenant’s sole cost and expense, in accordance with all applicable Requirements and Article 5 of this Lease, shall install and furnish in the Club one or more private dining rooms and first-class restrooms consistent with the style and ambiance of the Music Hall. Tenant shall cause its architects and engineers to specify and use first-class materials, including such acoustical material and design standards as may be available to insulate the walls, floor and ceiling of the Club so that tenants of 1270 Avenue of the Americas are protected from noise generated by the Club and a first-class, state of the art air recirculating system to insure that smoke and/or cooking odors generated by the Club are ventilated out of 1270 Avenue of the Americas and do not emanate beyond the Club to the rest of 1270 Avenue of the Americas or the Music Hall or the Buildings in the Center. Tenant shall cause all ventilating hoods over ranges and cooking equipment and all duct work within the 1270 Space and to the main vertical risers to be regularly cleaned in a manner reasonably satisfactory to Landlord and shall keep all plumbing and sanitary systems and installations in the 1270 Space in first-class operating condition. Tenant shall not prepare any food or beverages in the Club for sale or distribution outside of the Club or the Music Hall by Tenant or anyone else. Tenant’s operation of the Club shall not encumber or obstruct, or permit to be encumbered or obstructed, the portion of 1270 Avenue of the Americas or of the sidewalk or street adjacent to or abutting the street entrance to the Club. Except as otherwise expressly provided in this Lease, all access to the 1270 Space shall be through the Music Hall except for deliveries to the Club which shall be through the freight elevators serving 1270 Avenue of the Americas. Tenant shall not use any cart, wagon or similar conveyance for the sale and/or delivery of coffee or any other items inside or outside of 1270 Avenue of the Americas.
     Section 40.3 Access to Music Hall. Tenant shall have the right to connect the 1270 Space and the Music Hall in order to provide direct access between the Music Hall and the Club; provided, however, that such connection shall be subject to the requirements set forth in Article 5 of this Lease. Tenant shall be responsible, at its sole cost and expense, for compliance with all Requirements occasioned by the reconfiguration of access between the Club and Music Hall whether such compliance relates to the Music Hall or 1270 Avenue of the Americas.
ARTICLE 41
STUDIO APARTMENT
     Section 41.1 Studio Apartment. The Music Hall shall be deemed to include the so-called Studio Apartment or Roxy Suite described on Exhibit G annexed hereto (the “Studio Apartment”). Landlord shall be entitled to occasionally use the Studio Apartment provided that Landlord shall first make a reservation for each such use with Tenant. Landlord shall pay to Tenant, within 10 days after being billed therefor, Tenant’s normal rental fee and any other reasonable costs actually incurred by Tenant in connection with Landlord’s use of the Studio

Apartment. Upon request by Landlord, Tenant shall prepare a proposed budget for each use proposed by Landlord.
     Section 41.2 Studio Apartment Property. Notwithstanding anything to the contrary set forth in Section 5.1(a), no Music Hall Alterations shall be made to the Studio Apartment without the prior consent of Landlord. Tenant shall, however, maintain and repair Landlord’s Studio Apartment Property (as defined below) in a first-class manner and in accordance with the terms of this Lease and all Requirements; provided, however, Tenant shall advise Landlord of any material projected maintenance and repairs contemplated to be performed by Tenant. Notwithstanding anything in this Lease to the contrary all items currently situated in the Studio Apartment including the items of property set forth on Schedule 5 (“Landlord’s Studio Apartment Property”) shall not be removed from the Studio Apartment and shall continue to be the property of Landlord from and after the date hereof.
ARTICLE 42
MISCELLANEOUS
     Section 42.1 Delivery. This Lease shall not be binding upon Landlord or Tenant unless and until Landlord shall have executed and delivered a fully executed copy of this Lease to Tenant.
     Section 42.2 Transfer of Real Property. Landlord’s obligations under this Lease shall not be binding upon the Landlord named herein after the sale, conveyance, assignment, transfer or lease of Landlord’s interest (collectively, a “Transfer”) by Landlord (or upon any subsequent landlord after the Transfer by such subsequent landlord) of its interest in the Buildings or the Real Property, as the case may be (except for such obligations as accrued prior to such Transfer unless such subsequent landlord assumes in writing such obligations which accrued prior to such transfer), and in the event of any such Transfer, Landlord (and any such subsequent landlord) shall be entirely freed and relieved of all covenants and obligations of Landlord hereunder accruing from and after such Transfer (unless such subsequent landlord shall have expressly agreed to assume Landlord’s obligations which accrued prior to the date of such Transfer in which event Landlord shall also be released from those existing obligations), and the transferee of Landlord’s interest (or that of such subsequent landlord) in the Buildings or the Real Property, as the case may be, shall be deemed to have assumed all obligations under this Lease accruing from and after such Transfer.
     Section 42.3 Limitation on Liability. The liability of Landlord for Landlord’s obligations under this Lease shall be limited to Landlord’s interest from time to time in the Real Property, the insurance proceeds arising therefrom, the title insurance proceeds arising therefrom and the proceeds from the sale of the Real Property; provided that, with respect to the proceeds from the sale of the Real Property, any claim by Tenant seeking recovery against such proceeds shall be null and void unless Tenant asserts such claim in writing prior to 180 days after the date of the closing of such sale and commences an action with respect thereto within thirty (30) days thereafter. Tenant shall not look to any other property or assets of Landlord or the property or assets of any of the Indemnitees in seeking either to enforce Landlord’s obligations under this Lease or to satisfy a judgment for Landlord’s failure to perform such obligations; and none of the Indemnitees shall be personally liable for the performance of Landlord’s obligations under this Lease.
     Section 42.4 Rent. Notwithstanding anything to the contrary contained in this Lease, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated Fixed Rent, Tenant’s Tax Payment, the Retail Operating Expense

Payment, Additional Rent (including Percentage Rent) or Rent, shall constitute rent for the purposes of Section 502(b)(6) of the United States Bankruptcy Code.
     Section 42.5 Entire Document. This Lease (including any Schedules and Exhibits referred to herein and all supplementary agreements provided for herein) contains the entire agreement between the parties and all prior negotiations and agreements are merged into this Lease. All of the Schedules and Exhibits attached hereto are incorporated in and made a part of this Lease, provided that, in the event of any inconsistency between the terms and provisions of this Lease and the terms and provisions of the Schedules and Exhibits hereto, the terms and provisions of this Lease shall control. All Article and Section references set forth herein shall, unless the context otherwise requires, be deemed references to the Articles and Sections of this Lease.
     Section 42.6 Governing Law. This Lease shall be governed in all respects by the laws of the State of New York.
     Section 42.7 Partial Unenforceability. If any provision of this Lease, or its application to any Person or circumstance, shall ever be held to be invalid or unenforceable, then in each such event the remainder of this Lease or the application of such provision to any other Person or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each provision hereof shall remain valid and enforceable to the fullest extent permitted by law.
     Section 42.8 Consent to Jurisdiction. (a) Except as expressly provided to the contrary in this Lease, Tenant agrees that all disputes arising, directly or indirectly, out of or relating to this Lease, and all actions to enforce this Lease, shall be dealt with and adjudicated in the state courts of the State of New York or the federal courts for the Southern District of

New York; and for that purpose Tenant expressly and irrevocably submits itself to the jurisdiction of such courts. Tenant agrees that so far as is permitted under applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process in one of the manners specified in this Lease, or as otherwise permitted by law, shall be necessary in order to confer jurisdiction upon it in any such court.
     (b) To the extent that Tenant has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Tenant irrevocably waives such immunity in respect of its obligations under this Lease.
     Section 42.9 Estoppels. (a) Within ten Business Days following request from Landlord, any Mortgagee or any Lessor, Tenant shall deliver to Landlord a statement executed and acknowledged by Tenant, in form satisfactory to Landlord, (i) stating the Commencement Date, the Rent Commencement Date and the Expiration Date, and that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (ii) setting forth the date to which Fixed Rent and any Additional Rent have been paid, together with the amount of monthly Fixed Rent, Tenant’s Tax Payment, the Retail Operating Expense Payment and Percentage Rent then payable, (iii) stating whether or not, to the best of Tenant’s knowledge, Landlord is in default under this Lease, and, if Tenant asserts that Landlord is in default, setting forth the specific nature of any such defaults, (iv) stating whether Landlord has failed to complete any work required to be performed by Landlord under this Lease, (v) stating whether there are any sums payable to Tenant by Landlord under this Lease, (vi) stating the amount of the security deposit, if any, under this Lease, (vii) stating whether there are any subleases affecting the Premises, (viii) stating the address of Tenant to which all notices and communications under this Lease shall be sent, and (ix) responding to any other matters reasonably requested by Landlord, such Mortgagee or such Lessor. Tenant acknowledges that any statement delivered pursuant to this Section 42.9 may be relied upon by any purchaser or owner of the Real Property or the Buildings, or all or any portion of Landlord’s interest in the Real Property or the Buildings or under any Superior Lease, or by any Mortgagee or assignee thereof, or by any Lessor or assignee thereof.
     (b) Within 10 days following request therefor by Tenant, Landlord shall, at Landlord’s sole cost and expense, deliver to Tenant a statement executed by Landlord stating, as of the date of execution of such statement (i) that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (ii) the date to which the Rent has been paid and (iii) whether or not, to the best knowledge of Landlord, Tenant is in default under this Lease, and, if Landlord asserts that Tenant is in default, setting forth the specific nature of all such defaults.
     Section 42.10 Certain Rules of Interpretation. For purposes of this Lease, whenever the words “include”, “includes”, or “including” are used, they shall be deemed to be followed by the words “without limitation”, and, whenever the circumstances or the context requires, the singular shall be construed as the plural, the masculine shall be construed as the feminine and/or the neuter and vice versa. This Lease shall be interpreted and enforced without the aid of any canon, custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of the provision in question.
     Section 42.11 Captions. The captions in this Lease are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease or the intent of any provision hereof.

     Section 42.12 Parties Bound. The terms, covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and, except as otherwise provided in this Lease, to their respective legal representatives, successors, and assigns.
     Section 42.13 Memorandum of Lease. This Lease shall not be recorded; however, at Landlord’s request, Landlord and Tenant shall promptly execute, acknowledge and deliver a memorandum of this Lease in form suitable for recording, together with such customary New York City and State Real Property Transfer Tax forms and affidavits as are then required for the recording of such memoranda, and Landlord may thereupon record such memorandum. Upon the expiration or sooner termination of the Term, Tenant shall execute and deliver to Landlord such customary documents and instruments, in form suitable for recording, as Landlord shall reasonably request to evidence the termination of such memorandum of lease.
     Section 42.14 Counterparts. This Lease may be executed in duplicate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.
     Section 42.15 Display Window Space. Tenant’s rights and obligations with respect to the Display Window Space shall be governed by the Display Window Agreement and the Display Window Space shall not otherwise be subject to any of the provisions of this Lease.
     Section 42.16 Labor Relations. (a) Tenant shall not employ, or permit the employment of, any Person, or permit any materials to be delivered to or used in the Buildings, if, Landlord’s sole judgment, such employment, delivery or use will interfere or cause any conflict or disharmony with any Persons engaged in the construction, maintenance or operation of the Buildings or the Center by Landlord, Tenant or others, or the use and enjoyment of the Buildings or the Center by other tenants or occupants. In the event of such interference, conflict or disharmony, upon Landlord’s request, Tenant shall cause all such Persons causing such interference or conflict to leave the applicable Building (or Buildings) immediately.
     (b) Landlord shall not employ, or permit the employment of, any contractor or laborer, or permit any materials to be delivered to or used in the Premises, if, in Tenant’s reasonable judgment, such employment, delivery or use will interfere or cause any conflict or disharmony with any Person engaged in the construction, maintenance or operation of the Premises by Landlord, Tenant or others. In the event of such interference, conflict or disharmony, upon Tenant’s request, Landlord shall cause all Persons causing such interference or conflict to leave the Premises immediately.
     Section 42.17 Survival. All obligations and liabilities of Landlord or Tenant to the other which accrued before the expiration or other termination of this Lease and all such obligations and liabilities which by their nature or under the circumstances can only be, or by the provisions of this Lease may be, performed after such expiration or other termination, shall survive the expiration or other termination of this Lease. Without limiting the generality of the foregoing, the rights and obligations of the parties with respect to any indemnity under this Lease, and with respect to Fixed Rent and Tenant’s Tax Payment, and any other amounts payable under this Lease, shall survive the expiration or other termination of this Lease.

     IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:

RCPI TRUST

	By:	/s/ Geoffrey P. Wharton

Name: Geoffrey P. Wharton
Title: Vice President

TENANT:

RADIO CITY PRODUCTIONS, LLC

By:	/s/ Kenneth W. Munoz

Name: Kenneth W. Munoz
Title: Manager

Tenant’s Federal Identification Number:

EXHIBIT A-1
MUSIC HALL FLOOR PLAN
[Graphic of Radio City Music Hall
Floor Sub Basement Floor Plan]
A-1

[Graphic of Radio City Music Hall
Floor Basement Floor Plan]
A-1, Contd.

[Graphic of Radio City Music Hall
Floor Street Floor Plan]
A-1, Contd.

[Graphic of Radio City Music Hall
Floor First Mezzanine Floor Plan]
A-1, Contd.

[Graphic of Radio City Music Hall
Floor Second Mezzanine Floor Plan]
A-1, Contd.

[Graphic of Radio City Music Hall
Floor Projection Level Floor Plan]
A-1, Contd.

[Graphic of Radio City Music Hall
Floor Attic Level Floor Plan]
A-1, Contd.

[Graphic of Radio City Music Hall
Floor Studio Level Floor Plan]
A-1, Contd.

EXHIBIT A-2
1270 SPACE FLOOR PLAN
[Graphic of Floor Mezzanine Floor Plan]

EXHIBIT A-3
50 ROCK SPACE FLOOR PLAN
[Graphic of Rockefella Plaza
Floor CO Floor Plan]

A-3-1

[Graphic of Rockefella Plaza
Floor SM Floor Plan]

A-3-2

EXHIBIT A-4
RETAIL SPACE #1
[Graphic of 1270 Avenue of Americas Floor ST Floor Plan]

EXHIBIT A-5
OFFER SPACE #1
[Graphic of 1270 Avenue of Americas Floor ST Floor Plan]

EXHIBIT A-6
OFFER SPACE #2
[Graphic of 1270 Avenue of Americas Floor ST Floor Plan]

EXHIBIT A-7
INTENTIONALLY OMITTED

EXHIBIT A-8
DISPLAY WINDOW SPACE
     The Display Window Space shall constitute of all of the display windows attached to the facade of the Music Hall, which shall be comprised of: 5 display windows on the 51st street side of the Music Hall, 4 display windows on the Avenue of the Americas side of the Music Hall and 16 display windows on the 50th street side of the Music Hall.

EXHIBIT B
DEFINITIONS
     Affiliate: With respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.
     Alterations: Ancillary Space Alterations and Music Hall Alterations, collectively.
     Base Rate: The annual rate of interest publicly announced from time to time by Citibank, N.A., or its successor, in New York, New York as its “base rate” (or such other term as may be used by Citibank, N.A., from time to time, for the rate presently referred to as its “base rate”).
     Building: Any one of the Music Hall, 1270 Avenue of the Americas or 50 Rockefeller Plaza.
     Building Systems: The Refrigeration Plant and the mechanical, electrical, plumbing, sanitary, sprinkler, heating, ventilation and air conditioning, security, life-safety, elevator and other service systems or facilities of the Ancillary Buildings up to (but not including) the point of localized distribution to the Ancillary Space (excluding any systems or facilities exclusively serving the Ancillary Space).
     Business Days: All days, excluding Saturdays, Sundays and all days observed by either the State of New York, the Federal Government or the labor unions servicing the Buildings as legal holidays.
     Business Hours: The hours of 8:00 a.m. through 6:00 p.m. on Business Days.
     Center: The buildings in the City, County and State of New York, bounded on the north by 51st Street, on the east by Fifth Avenue, on the south by 48th Street and on the west by the Avenue of the Americas, commonly known as 600 Fifth Avenue,

610 Fifth Avenue, 620 Fifth Avenue, 630 Fifth Avenue, One Rockefeller Plaza, 10 Rockefeller Plaza, 30 Rockefeller Plaza, 50 Rockefeller Plaza, 1230 Avenue of the Americas, 1240 Avenue of the Americas, 1250 Avenue of the Americas, 1258 Avenue of the Americas, 1270 Avenue of the Americas, Studio Building and the Music Hall, together with a parking garage, public spaces, an ice skating rink and certain other public areas appurtenant to the foregoing, which are commonly known collectively as Rockefeller Center, together with the real property on which such buildings are located and the adjacent curbs and sidewalks, and the plazas, underground concourse areas, and all other public areas and common facilities appurtenant thereto.
     Code: The Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
     Control: (i) The ownership, directly or indirectly, of more than fifty per cent (50%) of the voting stock of a corporation, or (ii) in the case of any Person which is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person.
     Deficiency: The difference between (i) Fixed Rent and Additional Rent for the period which otherwise would have constituted the unexpired portion of the Term, and (ii) the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of this Lease for any part of such period (after first deducting from such rents all expenses incurred by Landlord in connection with the termination of this Lease, Landlord’s re-entry upon the Premises and such reletting, including repossession costs, brokerage commissions, attorneys’ fees and disbursements, and alteration costs).

     Display Window Agreement: The Display Window Agreement dated June 17, 1993 by and between RCP and RCMHPI, as modified by the Lease Modification and as further modified and extended by an agreement of even date herewith between Landlord and Tenant annexed hereto as Exhibit A-8.
     Display Window Space: Display Windows as described in the Display Window Agreement.
     50 Rockefeller Plaza: The building, fixtures, equipment and other improvements and appurtenances now located or hereafter erected, located or placed upon the land known as 50 Rockefeller Plaza, New York, New York.
     Governmental Authority (Authorities): The United States of America, the City, County or State of New York or any political subdivision, agency, department, commission, board, bureau or instrumentality of any of the foregoing, or any landmarks preservation agency (or other entity designated or accepted for such purpose by any Governmental Authority or landmarks preservation agency), now existing or hereafter created, having jurisdiction over the Real Property or the Center.
     Hazardous Materials: Any substances, materials or wastes currently or in the future deemed or defined in any Requirements as “hazardous substances”, “toxic substances”, “contaminants”, “pollutants” or words of similar import.
     HVAC System: The Building System designed to provide heating, ventilation and air conditioning.
     Indemnitees: Landlord, Landlord’s Agent, each Mortgagee and Lessor, and each of their respective direct and indirect partners, officers, shareholders, directors,

members, trustees, beneficiaries, employees, principals, contractors, licensees, invitees, servants, agents and representatives.
     Independent Systems: The mechanical, electrical (including escalators and elevators), plumbing, condenser water and cooling tower, sanitary, sprinkler, smoke purge and life safety and other service systems (or the applicable portions thereof) servicing the Music Hall and not other portions of the Buildings, it being understood that (i) the domestic cold water system serving the Music Hall, (ii) the soil lines serving the Music Hall, (iii) the electrical system servicing the Music Hall, (iv) the steam system serving the Music Hall, (v) the smoke purge system serving the Music Hall, (vi) the sprinkler system serving the Music Hall, (vii) the Class E system serving the Music Hall and (viii) the gas line serving the Music Hall shall all be deemed to be Independent Systems.
     Interest Rate: 2% above the Base Rate, but not less than 12% per annum.
     Lessor: A lessor under a Superior Lease.
     Mortgage(s): Any mortgage, trust indenture or other financing document which may now or hereafter affect the Center, the Real Property, the Buildings, the Premises or any Superior Lease and the leasehold interest created thereby, and all renewals, extensions, supplements, amendments, modifications, consolidations and replacements thereof or thereto, substitutions therefor, and advances made thereunder.
     Mortgagee: Any mortgagee, trustee or other holder of a Mortgage.
     Person: Any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, business trust, tenancy-in-common or other entity, or any Governmental Authority.

     Prohibited Use: Any use or occupancy of the Premises that would be likely to: (i) cause damage to the Buildings, the Premises, the Center or any equipment, facilities or other systems owned by Landlord therein; (ii) impair the appearance of the Premises, the Buildings or the Center; (iii) interfere with the efficient and economical maintenance, operation and repair of the Premises, the Buildings or the Center or the equipment, facilities or systems owned by Landlord; (iv) adversely affect any service provided to, and/or the use and occupancy by, any of the Buildings’ tenants or occupants; (v) violate the certificate of occupancy issued for the Premises or the Buildings; or (vi) adversely affect the image of the Buildings or the Center as a first-class office location in midtown Manhattan. Prohibited Use also includes the use of any part of the Premises for: (A) except as otherwise expressly provided with respect to the Club and the Music Hall, the preparation, consumption, storage, manufacture or sale of food or beverages (except in connection with vending machines and/or warming kitchens installed for the use of Tenant’s employees only), liquor or tobacco, it being expressly understood and agreed that the preparation, consumption, storage, manufacture or sale of food, beverages, liquor and tobacco (subject to compliance with all Requirements) shall constitute a Permitted Use in the Music Hall and the Club; (B) the business of photocopying, multilith or offset printing (except photocopying in connection with Tenant’s own business); (C) a typing or stenography business; (D) a school or classroom other than dance classes; (E) lodging or sleeping; (F) a payroll office other than for Tenant’s employees; (G) a barber, beauty or manicure shop open to the public; (H) an employment agency, executive search firm or similar enterprise; (I) offices of any Governmental Authority, any foreign government, the United Nations, or any agency or department of the foregoing; (J) the rendering of medical, dental or other therapeutic or diagnostic services open to the public; (K) except (1) with respect to the Music Hall and (2) as permitted in the Declaration, broadcasting or the business of broadcasting by wire or wireless of any programs or pictures of any sort, or the sale of apparatus or devices connected with the business of such broadcasting; (L) the display or exhibiting of any materials which are obscene or offensive to the general public or (M) any illegal activity, including the use of illegal drugs, or any activity constituting a nuisance.
     Real Property: The Buildings, individually and collectively together with the plot of land upon which each Building stands.
     Requirements: All present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes and executive orders, extraordinary and ordinary of (i) all Governmental Authorities, including the Americans With Disabilities Act, 42 U.S.C. § 12101 (et seq.), New York City Local Law 58 of 1987, and any law of like import, and all rules, regulations and government orders with respect thereto, and any of the foregoing relating to Hazardous Materials, environmental matters, public health and safety matters, and landmarks preservation, (ii) any applicable fire rating bureau or other body exercising similar functions, affecting the Real Property or the Center or the maintenance, use or occupation thereof, and (iii) all insurance bodies affecting the Premises.
     Rules and Regulations: The rules and regulations governing the Ancillary Space annexed to and made a part of this Lease as Exhibit I, as the same may be modified from time to time by Landlord.

     Superior Lease(s): Any ground or underlying lease of the Center, the Real Property or any part thereof heretofore or hereafter made by Landlord and all renewals, extensions, supplements, amendments, modifications, consolidations, and replacements thereof.
     Tenant Delay: Any delay which results from any act or omission of any Tenant Party, including delays due to changes in or additions to, or interference with, any work to be done by Landlord, or delays by Tenant in submission of information, approving working drawings or estimates or giving authorizations or approvals.
     Tenant Party: Any of Tenant, any Affiliate of Tenant, or any of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, employees, principals, contractors, licensees, invitees, servants, agents or representatives.
     Tenant’s Property: Tenant’s movable fixtures and movable partitions, telephone and other equipment, computer systems, trade fixtures, furniture, furnishings, and other items of personal property which are removable without material damage to the Premises or the Buildings and which is not Landlord’s Music Hall Property.
     1270 Avenue of the Americas: The building, fixtures, equipment and other improvements and appurtenances now located or hereafter erected, located or placed upon the land known as 1270 Avenue of the Americas, New York, New York.
     Unavoidable Delays: Landlord’s inability to fulfill or delay in fulfilling any of its obligations under this Lease expressly or impliedly to be performed by Landlord, or Landlord’s inability to make or delay in making any repairs, additions, alterations, improvements or decorations, or Landlord’s inability to supply or delay in supplying any equipment or fixtures, if Landlord’s inability or delay is due to or arises by reason of strikes, labor troubles or by accident, or by any cause whatsoever beyond Landlord’s reasonable control, including Requirements, governmental preemption in connection with a national emergency, shortages, or unavailability of labor, fuel, steam, water, electricity or materials, Tenant Delay, delays caused by other tenants or other occupants of the Center, acts of God, enemy action, civil commotion, fire or other casualty.

EXHIBIT C
NBC RESTRICTIONS

Declaration of Covenants and Restrictions
          Declaration of Covenants and Restrictions, dated as of July 17, 1996, by and between RCPI Trust, a Delaware business trust, having an office c/o Tishman Speyer Properties, L.P., 520 Madison Avenue, New York, New York 10022 (“RCPT‘), and National Broadcasting Company, Inc., a Delaware corporation, having an office at 30 Rockefeller Plaza, New York, New York 10112 (“NBC”).
Recitals
          Whereas:
          A. Simultaneously herewith, by Bargain and Sale Deed from RCP Associates to RCPT, RCPT has acquired fee title to certain improved real property located in the City, County and State of New York, consisting of (i) the land and buildings commonly known as 630 Fifth Avenue, One Rockefeller Plaza, 50 Rockefeller Plaza, 1270 Avenue of the Americas, Radio City Music Hall, and the private street known as Rockefeller Plaza, and (ii) certain condominium units located in the improved real property located in the City, County and State of New York and commonly known as 30 Rockefeller Plaza, 1250 Avenue of the Americas and the “Studio Building” between and contiguous to both 30 Rockefeller Plaza and 1250 Avenue of the Americas, which units are more particularly described in Exhibit A to this Declaration (the “RCPT Units”). The Rockefeller Center Tower Condominium (the “Condominium”) covers all of the land and buildings commonly known as 30 Rockefeller Plaza, 1250 Avenue of the Americas and the Studio Building, which land and buildings are referred to collectively in this Declaration as the “Condominium Buildings”.
          B. Simultaneously herewith, by Bargain and Sale Deed from RCP Associates to NBC Trust No. 1996A, a Delaware business trust (the “Trust”). the Trust has acquired (i) fee title to certain condominium units located in the Condominium Buildings, which units are more particularly described in Exhibit A to this Declaration (the “NBC Fee Units”), and (ii) the reversionary interests of RCP Associates in and to fee title to certain other condominium units located in the Condominium Buildings, which units are more particularly described in Exhibit A to this Declaration (the “NBC/IDA Units”). (Fee title to the NBC/IDA Units is currently held and will continue. to be held by the New York City Industrial Development Agency (the “IDA”), subject to the reversionary interests acquired by the Trust with respect to such units.) Also simultaneously herewith, by Assignment and Assumption of Lease between Rockefeller Center Properties (“RCP”) and the Trust, the Trust has. acquired RCP’s interest as tenant under that certain Overlease Agreement, dated as of December 1, 1988, between the IDA, as landlord, and RCP, as tenant (as amended from time to time. the “Overlease”), covering all of the NBC/IDA Units. The NBC Fee Units, together with the NBC/IDA Units and the Trust’s interest as tenant under the Overlease, are referred to collectively in this Declaration as the “NBC Units”. Simultaneously herewith, the Trust has entered into (A) that certain Lease Agreement, covering a portion of the NBC Units, among the Trust, as Lessor, NBC, as Lessee, and Wilmington Trust Company, as Leasing Trustee (the “NBC/Trust Lease”), and (B) that certain Lease Agreement, covering the balance of the NBC Units, among the Trust, as Lessor, General Electric Company, New York corporation (“GE”), as Lessee, and Wilmington Trust Company, as Leasing Trustee (the “GE/Trust Lease”).

          C. Simultaneously herewith, by Bargain and Sale Deed from RCP to RCPT, RCPT has acquired fee title to certain improved real property located in the City, County and State of New York and commonly known as 1258 Avenue of the Americas.
          D. Simultaneously herewith, by (i) Assignment and Assumption of Lease between RCP and RCPT, RCPT has acquired the interest of RCP under that certain Amended and Restated Lease, dated as of the date hereof, between RCP Associates, as landlord, and RCP, as tenant (the “RCPA Ground Lease”), covering certain improved real property located in the City, County and State of New York and commonly known as 610 Fifth Avenue, 620 Fifth Avenue, 10 Rockefeller Plaza and 1230 Avenue of the Americas, and (ii) Assignment and Assumption of Lease, between RCP and RCPT, RCPT has acquired the leasehold interest of RCP under that certain Lease, dated as of August 23, 1949, between the Ministers, Elders and Deacons of the Reformed Protestant Dutch Church of The City of New York, as lessor, and Massachusetts Mutual Life Insurance Company, as lessee, as assigned by mesne assignments to RCP (the “Church Ground Lease”), covering certain improved real property located in the City, County and State of New York and commonly known as 600 Fifth Avenue, New York, New York.
          E. In order to provide for the future operation and maintenance of the Center (as hereinafter defined), the Center shall be organized into the following parcels, each of which is more particularly described in Exhibit B to this Declaration (each, a “Parcel”, and collectively, the “Parcels”):
     (i) Parcel 1: The Condominium Buildings;
     (ii) Parcel 2: 610 Fifth Avenue;
     (iii) Parcel 3: 620 Fifth Avenue;
     (iv) Parcel 4: 630 Fifth Avenue;
     (v) Parcel 5: One Rockefeller Plaza;
     (vi) Parcel 7: 50 Rockefeller Plaza;
     (vii) Parcel 8: 1230 Avenue of the Americas;
     (viii) Parcel 10: 1270 Avenue of the Americas;
     (ix) Parcel 11: 10 Rockefeller Plaza;
     (x) Parcel 17: 600 Fifth Avenue;
     (xi) Parcel 18: Radio City Music Hall;
     (xii) the “Plaza Street Parcel”: the private, non-dedicated portion of the street area commonly known as Rockefeller Plaza, between 48th Street and 51st Street,

including all subsurface improvements and structures appurtenant thereto (the “Plaza Street”);
     (xiii) the “1258 Sixth Parcel”: 1258 Avenue of the Americas; and
     (xiv) the “Garage Parcel”: the parking garage site located adjacent to 10 Rockefeller Plaza.
          F. Simultaneously herewith, RCPT, the Trust, NBC, the Condominium, RCP Associates and the IDA have entered into an Operation, Maintenance and Reciprocal Easement Agreement, dated as of the date hereof (the “REA”), which sets forth certain agreements among the parties thereto with respect to the improved real property located in the City, County and State of New York and commonly known as Rockefeller Center (the “Center”). Except as otherwise defined herein, all capitalized terms used herein shall have the respective meanings given to such terms in the REA.
          G. In addition to the agreements set forth in the REA, RCPT and NBC wish to provide for certain use restrictions with respect to certain portions of the Center, as more particularly set forth in this Declaration.
          ACCORDINGLY, the parties hereto hereby agree as follows:
ARTICLE 1
DEFINITIONS
          1.01 Definitions.
          (a) “Agent” means, at any time, a Person hired as an agent or contractor of a Competitor (as hereinafter defined) to produce video programming for such Competitor and acting in such capacity at such time.
          (b) “Broadcast” means the transmission of video programming, including news footage clips, by any means, including over-the-air television broadcasting, cable television distribution, SMATV, MMDS, DBS and the like, and including successor distribution technologies which are comparable to the foregoing but which are not now known, or if known, are not now in use, but not including teleconferencing, video telephone communications or other similar means of private video transmission which are not intended for public distribution.
          (c) “Competitor” means any of the following:
          (i) The networks commonly known as CBS, ABC, FOX, UPN, the WB Network and Silverking, and any other Broadcast network which reaches sixty-five percent (65%) or more of television households in the United States and which provides at least six (6) hours of network programming per week;
          (ii) Any cable network (A) as to which sixty-five percent (65%) or more of cable households in the United States (i.e., households which are capable of receiving programming by cable, satellite or telephone lines or through similar subscription-type delivery systems) are customers or subscribers, and (B) which is owned fifty-one per cent (51%) or more by parties who control Broadcast networks, which Broadcast networks provide at least eighteen (18) hours of network programming per week to television stations reaching eighty per cent (80%) of television households in the United States;
          (iii) ESPN network, including ESPN II and any future ESPN networks;
          (iv) Any general news and business/financial news cable network which reaches sixty-five per cent (65%) or more of cable households in the United States;
          (v) Any over-the-air Broadcast station in New York City which displays signs, symbols or logos commonly identified with such New York City station;
          (vi) The following cable networks:
          (A) Any cable network which is owned at the relevant time of consideration by Turner Broadcasting System, Inc. (“TBS”), Turner Network Television, Inc. (“TNT”) or any other entity which, as of April 1, 1996, is under common control with TBS and TNT, and any successors to the businesses of TBS and TNT (or controlled subsidiaries thereof) as of such date;
          (B) USA Network;
          (C) The Family Channel; and
          (D) Lifetime.
          (d) “Control” means (a) the ownership, directly or indirectly, of more than fifty per cent (50%) of the voting stock of a corporation, or (b) in the case of any Person which is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person.
          (e) “Future Lease” means any lease, license or other occupancy agreement for office, retail or any other space in the Center which is entered into by any of the Restricted Owners, as landlord, from and after the date hereof, or, in the case of any such agreement which was entered into prior to the date of this Declaration, (i) any renewal or extension of the term thereof, other than pursuant to the exercise by the tenant or other occupant thereunder of a renewal or extension option which is expressly provided for in an agreement existing prior to the date of this Declaration and which does not require the consent of the applicable Restricted Owner (or as to which such Restricted Owner’s ·right of consent has been limited or restricted in any way), or (ii) any assignment, sublease or modification relating to the use of the premises demised thereunder, other than an assignment, sublease or modification which is expressly provided for in an agreement existing prior to the date of this Declaration and which does not require the consent of the applicable Restricted Owner (or as to which such Restricted Owner’s right of consent has been limited or restricted in any way).

          (f) “Owner” means (i) the Condominium, as to Parcel 1, (ii) as to the NBC Units, the Unit Owner of the NBC Units, (iii) as to the RCPT Units, the Unit Owner of the RCPT Units, (iv) the fee owner of each of Parcels 4, 7, 10, 17, the Plaza Street Parcel and the 1258 Sixth Parcel, (v) the lessee under the RCPA Ground Lease, as to each of Parcels 2, 3, 8, 11 and the Garage Parcel, and (vi) the lessee under the Church Ground Lease, as to Parcel 17, and each of their respective successors and assigns from time to time.
          (g) “Permitted Building Areas” means (i) those portions of the Condominium Buildings which are subject to third party occupancy and control (i.e., areas which are not occupied or controlled by NBC and which are not open to the public), to the extent that such areas are located (A) on the ground floor, as shown (by diagonal lines) on Exhibit C to this Declaration, (B) on the mezzanine above such ground floor space, or (C) on the underground concourse below the Condominium Buildings, and (ii) the 64th and 65th floors of 30 Rockefeller Plaza.
          (h) “Person” means any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, business trust, tenancy-in-common or other entity, or any federal, state, county or municipal government or any bureau, department, authority or agency thereof.
          (i) “Protected Zone” means the area consisting of the Plaza, the Plaza Street, the Channel Gardens, the Center skating rink and certain additional areas ancillary thereto, all as shown on Exhibit D to this Declaration.
          (j) “Protected Zone Images” means visual images of the Protected Zone.
          (k) “Restricted Owners” means all of the Owners, exclusive of the Owner of the NBC Units, but including the Owner of the RCPT Units.
          (l) “Studio 1A” means the premises demised to NBC pursuant to the terms of the Studio lA Lease (as hereinafter defined).
          (m) “Studio lA Lease” means the Lease, dated as of November 1, 1993, between RCP, as landlord, and NBC, as tenant, demising certain premises in 10 Rockefeller Plaza, currently known as Studio lA, and located at the southwest corner of Rockefeller Plaza and West 49th Street, as amended concurrently herewith.
          (n) ’‘Tenant-Competitor” means a tenant under a Future Lease which is a Competitor as of the date on which such Future Lease is executed or which becomes a Competitor during the term of such Future Lease (other than as a result of being acquired by, or otherwise becoming an Affiliate of, a Competitor).
          (o) “Unit Owner” means (a) the Trust, in its capacity as either (i) the owner of the NBC Fee Units, or (ii) the lessee of the NBC/IDA Units, or any successor owner(s) or lessee(s) with respect to all or any portion of either the NBC Fee Units or the NBC/IDA Units; and (b) RCPT, in its capacity as the owner of the RCPT Units, or any successor owner(s) with respect to all or any portion of the RCPT Units.

ARTICLE 2
RESTRICTIVE COVENANTS
          2.01 Covenants Affecting the Restricted Owners.
          (a) Subject to the provisions of Section 2.01 (h), no Restricted Owner shall enter into any Future Lease unless such Future Lease contains restrictions on certain Broadcast activities, as more particularly set forth in Sections 2.01 (b), 2.01(c) and 2.01(d), and on the installation and display of certain images, as more particularly set forth in Sections 2:01(b), 2.01(c) and 2.01(d). The Future Lease provisions required under Sections 2.01(b), 2.01(c) and 2.01(d) are referred to collectively in this Declaration as the “Restrictive Lease Provisions”.
          (b) All Future Leases shall include each of the following provisions (or, at the election of the applicable Restricted Owner, provisions which are more restrictive than the following provisions):
          (i) No tenant shall have the right to:
          (A) conduct any Broadcast activities from any area of the Condominium Buildings other than the Permitted Building Areas; provided, however, that no tenant may conduct any such Broadcast activities from the Permitted Building Areas on a regular basis;
          (B) conduct any Broadcast activities or video production activities (or display any signs, symbols or logos commonly identified with such Broadcast or video production activities) in any ground floor or second floor space within 25 yards from the 49th Street/Rockefeller Plaza Corner of Studio lA (except that such distance shall be fifty (50) yards in the due east direction only), unless such activities are not visible from the street in front of Studio lA or from cameras normally used, as of the date of this Declaration, for Studio lA Broadcasts; or
          (C) operate any ground floor studio, open and visible to the public from the exterior of the Condominium Buildings or from any public portion of the Permitted Building Areas, for the video production or Broadcast of (I) a general news and interview program (e.g., TODAY, NIGHTLY NEWS or MSNBC Programs), or (II) a business or financial news program.
          (ii) For so long as NBC occupies the largest aggregate number of Net Rentable Square Feet in the Condominium Buildings, the tenant shall not install or display any signs, symbols or logos on the exterior of any of the Condominium Buildings above the second floor thereof. without such tenant first obtaining the prior written consent of NBC. Any permitted signs, symbols or logos for Broadcast or video production activities in the Center (whether displayed on the exterior of the Condominium Buildings or on the exterior of any other Building in the Center) shall be consistent in size, color and general appearance with the then current standards for such signs, symbols or logos throughout the Center.

          (c) Without limiting the generality of Section 2.01(b), all Future Leases entered into with Tenant-Competitors shall also include each of the following provisions (or, at the election of the applicable Restricted Owner, provisions which are more restrictive than the following provisions):
          (i) No Tenant-Competitor shall:
          (A) conduct any Broadcast activities from any area of the Condominium Buildings (including. but not limited to, the Permitted Building Areas) if such Tenant-Competitor is a Competitor of the type described in clause (i) or clause (ii) of the definition of “Competitor” (as set forth in Section 1.01(c)); provided, however, that any Tenant-Competitor which is a Competitor of the type described in clause (iii), clause (iv), clause (v), or clause (vi) of the definition of “Competitor” (as set forth in Section 1.01(c)) may conduct Broadcast activities from within the Permitted Building Areas, so long as such Broadcast activities (1) are not conducted on a regular basis, and (2) comply with the restrictions set forth in Sections 2.01(c)(i)(B), 2.01(c)(ii)(A) and 2.01(c)(ii)(B);
          (B) operate in the Protected Zone any ground floor or concourse level Broadcast or video production studio which is open and visible to the public from the exterior of the Condominium Buildings;
          (C) install or display in the Protected Zone any signs, symbols or logos commonly identified with such Tenant-Competitor; or
          (D) install or display on the eastern facade of 30 Rockefeller Plaza any signs, symbols or logos commonly identified with such Tenant-Competitor.
          (ii) Tenant-Competitors and/or their Agents shall not have any right to:
          (A) use Protected Zone Images in any Broadcast on a regular basis; or
          (B) use Protected Zone Images for Broadcasts which involve the simultaneous transmission of signs, symbols or logos commonly identified with such Tenant-Competitor and/or its Agents (it being understood that the term “simultaneous” shall mean the transmission of such signs, symbols or logos within one (1) minute immediately prior to or immediately following transmission of such Protected Zone Images); provided, however, that promotional spots and station identification messages required by the Federal Communications Commission or any successor Governmental Authority having jurisdiction over any such Broadcast shall be permitted within thirty (30) seconds immediately prior to, or immediately following, the transmission of such Protected Zone Images (or such shorter periods, not within the reasonable control of the Person(s) making such Broadcast, as may be required by Legal Requirements).

          (d) Each Future Lease shall also provide that if the tenant under such Future Lease is not a Tenant-Competitor at the commencement of such Future Lease, but becomes a Tenant-Competitor during the term of such Future Lease (including the initial term or any renewal or extension term of such Future Lease), as a result of being acquired by, or otherwise becoming an Affiliate of, a Competitor, then, in such event, (i) the Restrictive Lease Provisions contained in Section 2.01(c) shall not apply to such tenant during the then current term of such Future Lease, but shall apply during such term to all activities of the Competitor in question (including the installation or display by such tenant of signs, symbols or logos commonly identified with such Competitor), and (ii) the Restrictive Lease Provisions contained in Section 2.01(c) shall apply to such tenant during the next renewal or extension term (and all succeeding renewal or extension terms, if any) with respect to such Future Lease. If the tenant under a Future Lease is not a Tenant-Competitor at the commencement of such Future Lease but such tenant subsequently changes or expands its business operations so as to become a Competitor during the term of such Future Lease (including the initial term or any renewal or extension term of such Future Lease), then, in such event, the Restrictive Lease Provisions contained in Section 2.01(c) shall apply automatically and immediately to such tenant. All Future Leases shall provide, to the extent permitted under applicable law, that any sublease effected pursuant to any Future Lease shall contain (and the subtenant under any such sublease shall be bound by) the Restrictive Lease Provisions.
          (e) Notwithstanding anything set forth in this Declaration to the contrary:
          (i) Nothing contained in this Declaration is intended to prohibit or restrict the activities of any tenant or other Person, except to the extent that such activities are expressly prohibited or restricted under Sections 2.01(b), 2.01(c) or 2.01(d); provided, however, that no Restricted Owner shall give its consent or approval to the taking of any action by any tenant or other Person (without regard to whether such tenant or other Person is otherwise subject to the Restrictive Lease Provisions) if (A) such Restricted Owner has the right to withhold such consent or approval (and such Restricted Owner’s right of consent or approval has not been limited or restricted in any way), and (B) the giving of such consent or approval would permit the taking of actions which would be prohibited by the Restrictive Lease Provisions;
          (ii) Without limiting the generality of clause (i) above, nothing contained in this Declaration shall be deemed or construed to prohibit or restrict the right of any tenant or other Person (including, but not limited to, any Tenant-Competitor) to Broadcast in any manner (or from any area of the Center) any news event or news-related special event or promotional event which may occur at the Center; provided, however, that the Operator shall give to NBC the first choice of camera positions with respect to coverage of any news event or news-related special event, if and to the extent that the giving of such rights to NBC is within the reasonable control of the Operator;
          (iii) Subject to the provisions of Section 2.01 (c)(ii), any tenant or other Person (including, but not limited to, any Tenant-Competitor) may Broadcast (and/or communicate by any other means), at any time and from time to time, the fact that it is located in the Center;

          (iv) (A) The Walt Disney Company shall be permitted to operate a retail store in the Protected Zone and/or in any (or all) of the Buildings, so long as the lease for such premises prohibits: (I) the installation or display of signs, symbols or logos commonly identified with the Broadcast or cable networks or television production studios owned by The Walt Disney Company or any of its Affiliates (the “TV Logos”; it being understood that in no event shall the names “Disney”, “Walt Disney” or any derivation thereof or any symbol or logo associated therewith, including any animated or “live-action” characters of The Walt Disney Company or any of its Affiliates, be considered a TV Logo); and (II) the installation, display, sale or promotion of merchandise reflecting the Broadcast or cable network operations or television production studios owned by The Walt Disney Company (other than any of the animated or “live-action” characters of The Walt Disney Company or its Affiliates not accompanied by the TV Logos); and (B) the so-called “Disney on Ice” production (as a promotion of Disney’s non-Broadcast, non-cable activities) may be held at the Center up to twice per year and shall be permissible;
          (v) Each of the Restricted Owners shall use good faith commercially reasonable efforts to enforce the Restrictive Lease Provisions, but no Restricted Owner shall be responsible for any breach by any tenant of any Restrictive Lease Provision contained in its lease and no Restricted Owner shall have any obligation to bring a lawsuit against any such tenant except when requested by NBC to seek specific performance of such provisions (to the extent that such an action for specific performance would be required under the “good faith commercially reasonable effort” standard set forth above); provided, however, that NBC shall pay promptly all attorneys’ fees and costs which may be incurred by any Restricted Owner in connection with the prosecution, at NBC’s request, of any such lawsuit; and, provided further, that NBC shall have the right to approve litigation counsel and strategy in connection with the prosecution of any such lawsuit at the request of NBC, such approval rights to be exercised in NBC’s reasonable discretion; and
          (vi) Nothing contained in this Declaration shall be deemed or construed to prohibit or restrict the activities of tenants of space in the Center under leases in effect as of the date of this Declaration or otherwise to restrict the rights of any of the Restricted Owners or any other Person under contracts or agreements in effect as of the date of this Declaration; provided, however, that no Restricted Owner shall give its consent or approval to the taking of any action by any tenant or other Person (without regard to whether such tenant or other Person is otherwise subject to the Restrictive Lease Provisions) if (A) such Restricted Owner has the right to withhold such consent or approval (and such Restricted Owner’s right of consent or approval has not been limited or restricted in any way), and (B) the giving of such consent or approval would permit the taking of actions which would be prohibited by the Restrictive Lease Provisions.
          (f) Prior to licensing to any third party the right to Broadcast the annual Rockefeller Center Christmas Tree lighting (or any other ceremony in lieu of the Christmas Tree lighting which may be Broadcast from the Center, from time to time, in connection with the Christmas holiday season) or any video programming relating thereto (the “Christmas Tree Broadcast Rights”), the Restricted Owners shall in good faith negotiate with NBC the terms on which the Restricted Owners would be willing to license such Christmas Tree Broadcast Rights to NBC. If the Restricted Owners and NBC fail to reach a definitive, final written agreement on such terms within thirty (30) days after the Restricted Owners commence such good faith negotiations with NBC, the Restricted Owners shall have no further obligation to NBC with respect to the Christmas Tree Broadcast Rights and thereafter shall be entitled to license the Christmas Tree Broadcast Rights to any third party on such terms and conditions as the Restricted Owners may deem appropriate; provided, however, that if the terms of such license (including the price or other terms or conditions of such license) are materially more favorable to the licensee than the terms on which the Restricted Owners previously offered to license such Christmas Tree Broadcast Rights to NBC (as determined by the Restricted Owners in good faith), then the Restricted Owners shall notify NBC, in writing, of such determination, and NBC shall have the right, exercisable within ten (10) days after its receipt of such notice from the Restricted Owners, to execute and deliver to the Restricted Owners a binding agreement on the same terms as were offered to such proposed third-party licensee. Notwithstanding anything set forth in this Declaration to the contrary, the provisions contained in Sections 2.01 (b), 2.01(c) and 2.01(d) shall not apply to any licensing of Christmas Tree Broadcast Rights effected pursuant to the provisions of this Section 2.01(f).
          (g) The covenants made by the Restricted Owners in this Declaration are intended for the sole benefit of NBC and, subject to the provisions of Section 2.01(e)(v), shall be enforceable solely by NBC, subject, in all events, to the provisions of Section 2.01(h). The covenants made by the Restricted Owners in this Declaration shall not be enforceable by any successors or assigns of NBC; provided, however, that any Person which acquires either (i) Control of NBC, or (ii) all or substantially all of the Broadcasting operations of NBC, shall be entitled to enforce the rights granted to NBC in this Declaration.
          (h) Notwithstanding anything set forth in this Declaration to the contrary:
          (i) Upon the earlier to occur or (A) the expiration or sooner termination of the Studio IA Lease (other than by reason of a breach by the landlord thereunder), and (B) such time as NBC is no longer Broadcasting from Studio 1A, NBC’s right to enforce the restrictions contained in Sections 2.01(b)(i)(B)-(C), 2.01(c)(i)(B)-(D) and 2.01(c)(ii) (together with NBC’s right to enforce any corresponding Restrictive Lease Provisions contained in then existing Future Leases) shall automatically terminate and be of no further force or effect;
          (ii) At such time as NBC is no longer Broadcasting from the Center, NBC’s right to enforce the restrictions contained in this Section 2.01, together with NBC’s right to enforce the corresponding Restrictive Lease Provisions contained in then existing Future Leases, shall automatically terminate and be of no further force or effect, except for the restrictions contained in Sections 2.01(b)(ii) and 2.01(c)(i)(D);
          (iii) If NBC shall continue to Broadcast from the Center and its occupancy is less than 700,000 Net Rentable Square Feet of space in the Center (inclusive of the premises demised to NBC pursuant to the Studio 1A Lease), but more than 300,000 Net Rentable Square Feet of space in the Center (inclusive of the ·premises demised to NBC pursuant to the Studio lA Lease), then NBC’s right to enforce the restrictions contained in this Section 2.01 (together with NBC’s right to enforce the corresponding Restrictive Lease Provisions contained in then existing Future Leases) shall automatically terminate and be of no further force or effect, except for the restrictions contained in Sections 2.01(b)(ii), 2.01(c)(i)(D), 2.0 I(e)(i)-(iv)(A) and 2.01(f);
          (iv) Notwithstanding anything set forth in this Section 2.01(h) to the contrary, if NBC’s occupancy falls below 300,000 Net Rentable Square Feet of space in the Center (inclusive of the premises demised to NBC pursuant to the Studio lA Lease), then NBC’s right to enforce the restrictions contained in this Section 2.01 (together with NBC’s right to enforce the corresponding Restrictive Lease Provisions contained in then existing Future Leases) shall automatically terminate and be of no further force or effect; and
          (v) At such time as any (or all) of the restrictions contained in this Section 2.01 (or any of the Restrictive Lease Provisions contained in any then existing Future Leases) shall be terminated pursuant to, and in accordance with, this Section 2.01(h), then, in such event, NBC hereby agrees to deliver to RCPT a written instrument in recordable form acknowledging that NBC’s right to enforce such restrictions (together with NBC’s right to enforce the corresponding Restrictive Lease Provisions contained in then existing Future Leases) have terminated and are of no further force or effect.
           (i) Each of the Restricted Owners shall have the right, at any time and from time to time, upon not less than ten (10) days’ prior Written notice (addressed to both NBC’s Controller, and its Senior Vice President or Executive Vice President in charge of Broadcast Operations), to request that NBC certify as to whether a particular Person is or is not then a Competitor for purposes of this Declaration, and the Restricted Owner making such request (as well as the Person which is the subject of the inquiry) shall have the right, for purposes of this Declaration, to rely upon the certification which is’ given by NBC, it being understood that any failure on the part of NBC to respond to any such request for certification within five (5) business days after NBC’s receipt of such request shall be treated as a certification by NBC that the Person in question should not be treated as a Competitor.
ARTICLE 3
ARTICLE 3 AGREEMENT TO RUN WITH THE LAND
          It is the intention of the parties hereto that this Declaration, and all of the covenants and restrictions imposed upon the Restricted Owners pursuant to this Declaration, shall run with the land affected thereby, and shall apply to and bind the successors (whether by operation of law or otherwise) and assigns of the respective Restricted Owners. Without limiting the generality of the foregoing, it is the intention of all of the Owners that all mortgagees-in-possession, receivers, purchasers at foreclosure sales or grantees pursuant to deeds or assignments in lieu of foreclosure, and all of their respective successors and assigns (whether by operation of law or otherwise, and including the City of New York or any other Governmental Authority), shall be bound by, and shall in all events take its or their interests in the Center subject to, all of the covenants and restrictions imposed on the Restricted Owners by this Declaration.

ARTICLE 4
RIGHTS OF MORTGAGEES
          The lien of all Mortgages affecting any Parcel or Parcels owned by any Restricted Owner shall at all times be subject and subordinate to all of the terms, covenants, conditions and obligations set forth in this Declaration, and to any amendments or modifications hereof. Any Mortgagee with respect to any such Parcel or Parcels, provided that NBC shall be given a Notice containing the name and address of such Mortgagee, shall be entitled to (a) receive simultaneous copies of all Notices delivered to the Owner of such mortgaged Parcel(s) by NBC pursuant to, or in connection with, this Declaration, and (b) cure on behalf of such Owner any failure by such Owner to perform any obligation on the part of such Owner to be performed hereunder, provided that such cure shall be accomplished by such Mortgagee within the time period allowed to the defaulting Owner hereunder.
ARTICLE 5
LIMITATION ON REMEDIES
          The sole remedy for any breach of any covenant or restriction set forth in this Declaration shall be declaratory or injunctive relief, and NBC shall not have any right to seek or obtain damages at law for any breach of any such covenant or restriction; provided, however. that NBC shall have the right to seek and obtain damages at law against a Restricted Owner upon the third or any later separate breach, in a similar manner, of any covenant or restriction contained in this Declaration if (and only if) (i) NBC shall have given notice to such Restricted Owner of such similar breach in each instance, and (ii) with respect to at least one (1) such similar breach occurring prior to a breach for which damages at law shall be sought, NBC shall have obtained (prior to the occurrence of such breach for which damages at law shall be sought) a preliminary injunction (as distinguished from a temporary restraining order) or a declaratory judgment from a court of competent jurisdiction (which injunction or judgment shall not have been reversed, overturned on appeal or vacated prior to the date upon which NBC files its suit, action or proceeding seeking damages against a Restricted Owner) that such Restricted Owner did so breach the covenant or restriction in question (any such injunction or judgment, a “Determination”) it being understood that the pendency of an appeal or motion to vacate at the time of such filing by NBC or any later reversal or decision on such appeal or motion to vacate shall have no effect on NBC’s right to seek or obtain such damages. It is further understood and agreed that (a) a written agreement or acknowledgment from a Restricted Owner stating that such Restricted Owner breached any covenant or restriction contained in this Declaration shall be deemed to constitute a Determination with respect to such breach, and (b) each Restricted Owner hereby agrees that in connection with any declaratory or injunctive relief sought by NBC hereunder, such Restricted Owner shall waive its right to raise or assert (and shall not raise or assert), as a defense or otherwise, in any such action for declaratory or injunctive relief, that the alleged breach in controversy is not justiciable because the dispute at issue has become moot, or because the act, omission, or conduct which gave rise to such action is no longer continuing or will not occur in the future.

ARTICLE 6
NOTICES
          All notices, approvals, consents, elections, requests or other communications required or permitted to be given under this Declaration (“Notices”) must be in writing and may be (a) delivered personally, (b) delivered by a nationally recognized overnight courier, (c) mailed by registered or certified mail, postage prepaid, with return receipt requested, or (d) sent by telecopier (with written confirmation of the receipt of the telecopy). with the original to follow in the manner specified in clauses (a), (b) or (c) above, and addressed to each of the parties hereto at the respective addresses set forth in the first paragraph of this Declaration, or at such other address as from time to time shall be supplied by either party hereto by like Notice. Notices will be deemed to be received, (i) if personally delivered, upon delivery, (ii) if sent by overnight courier, on the first (1st) Business Day after being sent, (iii) if sent by mail, on the date set forth on the return receipt, and (iv) if sent by telecopier, on the date sent, if confirmation of receipt shows delivery on or before 5:00 P.M., or on the next Business Day, if confirmation of receipt shows delivery after 5:00 P.M. Each party hereto shall be entitled to rely on all communications which purport to be on behalf of any other party and which purport to be signed by such party. Each of the parties hereto may require that a copy of all Notices be sent to its attorney and up to two other addressees if designated by Notice given either simultaneously with the execution hereof or as aforesaid, provided that such copies of Notices shall be, deemed courtesy copies only, and the failure of any such parties to receive any Notice shall not in any manner render the giving of such Notice ineffective against any party to this Declaration.
ARTICLE 7
MISCELLANEOUS
          7.01 If any term or provision of this Declaration or the application thereof to any Person or circumstances shall, to any extent, be held to be invalid or unenforceable, the remainder of this Declaration, or the application of such term or provision to other Persons or circumstances, shall not be affected thereby, and each other term and provision of this Declaration shall be valid, and shall be enforced to the fullest extent permitted by applicable law.
          7.02 All understandings and agreements heretofore had between the parties hereto with respect to the subject matter of this Declaration are merged in this Declaration, which alone fully and completely expresses their agreement with respect to the subject matter hereof.
          7.03 This Declaration may not be modified, amended or terminated, nor may any of its provisions be waived, except in a writing signed by NBC and each of the Restricted Owners.
          7.04 This Declaration shall be governed by, and construed and enforced in accordance with the laws of the State of New York, without the aid of any canon, custom or rule of law requiring construction against the party drafting or causing the drafting of the provision in question.
          7.05 NBC and each of the Restricted Owners agrees to do such other and further acts and things, and to execute and deliver such instruments and documents, as NBC or any Restricted Owner may reasonably request, from time to time, to effect the intent and purposes of this Declaration.
          7.06 The table of contents and headings contained in this Declaration are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Declaration. All references to Articles and Sections shall be deemed to refer to the Articles and Sections of this Declaration. Whenever the words “include”, “includes”, or “including” are used in this Declaration, they shall be deemed to be followed by the words “without limitation”. All exhibits referred to in and attached to this Declaration are incorporated herein and by this reference are made a part hereof.
          IN WITNESS WHEREOF, the parties hereto have executed or caused this Declaration to be executed as of the date first set forth above.

Rcpi Trust
By:	/s/ Geoffrey P. Wharton
	Name:	Geoffrey P. Wharton
	Title:	Vice President

National Broadcasting Company, Inc.
By:	/s/ Warren C. Jenson
	Name:	Warren C. Jenson
Title: Senior Vice President

Exhibits

Exhibit A:	Description of the Condominium and the Parcels

Exhibit B:	Annotated Diagram of Rockefeller Center

Exhibit C:	Diagram of the Permitted Building Areas

Exhibit D:	Diagram of the Protected Zone

Exhibit A
Description of the Condominium and Parcel 1
BLOCK 1265 LOTS 1001-1109 (F/K/A BLOCK 1265 LOT 1)
The condominium units (the “Units”) in the Condominium Buildings, in Rockefeller Center in the Borough of Manhattan, City, County and State of New York, which Units are designated and described in the Declaration Establishing a Plan for Condominium Ownership of Premises under Article 9-B of the Real Property Law of the State of New York (the New York Condominium Act), dated as of December 1, 1988 (the “Declaration”) and recorded on December 19, 1988 in the Office of the City Register for New York County (the “Register’s Office”) in Reel 1509, Page 989. The Units are designated as Tax Lots 1001 through 1109 in Block 1265 of Section 5, in the Borough of Manhattan on the Tax Map of the Real Property Assessment Department of the City of New York, and are shown on the floor plans of the Condominium Buildings, certified by the Register’s Office on the 19th day of December, 1988, as Condominium Plan No. 4845. The Land upon which the Condominium Buildings are located is more particularly described as follows:
ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, County of New York, City and State of New York, bounded and described as follows:
BEGINNING at the intersection of the northerly side of 49th Street and the easterly side of Avenue of the Americas;
RUNNING THENCE easterly along the northerly side of 49th Street 545 feet 0 inches to the westerly side of Rockefeller Plaza;
THENCE northerly along the westerly side of Rockefeller Plaza 200 feet 10 inches to the southerly side of 50th Street;
THENCE westerly along the southerly side of 50th Street 478 feet 6-1/2 inches;
THENCE southerly parallel with the easterly side of Avenue of the Americas 25 feet 4-1/2 inches;
THENCE westerly parallel with 50th Street and partly through a party wall 66 feet 5-1/2 inches to the easterly side of Avenue of the Americas;
THENCE southerly along the easterly side of Avenue of the Americas 175 feet 5-1/2 inches to the northerly side of 49th Street the point or place of BEGINNING.
TOGETHER WITH a non-exclusive easement for pedestrian access to the Condominium Buildings over the land described as follows:
ALL that certain plot, piece or parcel of land. situate, lying and being in the Borough of Manhattan, City, County and State of New York, bounded and described as follows:

BEGINNING at a point (hereinafter, “Point A”) on the southerly side of West 50th Street distant 545 feet easterly from the corner formed by the intersection of the easterly side of Avenue of the Americas with the southerly side of 50th Street;
THENCE southerly at right angles with West 50th Street 200 feet 10 inches to a point at the northerly side of 49th Street (hereinafter, “Point B”); .
THENCE easterly along the northerly side of 49th Street, 60 feet to a point (hereinafter, (“Point C”);
THENCE northerly at right angles with West 49th Street 200 feet 10 inches to the southerly side of 50th Street;
THENCE westerly along the southerly side of 50th Street, 60 feet to the point or place of BEGINNING.
Which lies above a plane located at an elevation at Point A of 65.87 feet, at Point B of 63.47 feet and at Point C of 63.75 feet.
Elevations refer to the datum in use by the department of Highways, Borough of Manhattan, which is 2.75 feet above the U.S. Coast and Geodetic Survey datum of mean sea level at Sandy Hook.”
TOGETHER with the common elements appurtenant to each unit as set forth in the Declaration of Condominium.

Description of the RCPT Units

	TAX		TAX
UNIT	LOT	UNIT	LOT
Additional Unit SB/l	1002	Additional Unit 44/1	1048
Additional Unit CON/1	1003	Additional Unit 45/1	1049
RGI Unit 1/1	1004	Tower Unit 50/1	1054
Additional Unit MEZZ/1	1005	Additional Unit 54/1	1058
Additional Unit 19/1	1023	Additional Unit 55/1	1059
Additional Unit 20/1	1024	Additional Unit 56/1	1060
Additional Unit 24/1	1028	Additional Unit 57/1	1061
Additional Unit 27/1	1031	Additional Unit 58/1	1062
Additional Unit 28/1	1032	Additional Unit 59/1	1063
Additional Unit 29/1	1033	Additional Unit 60/1	1064
Additional Unit 30/1	1034	Additional Unit 61/1	1065
Additional Unit 31/1	1035	Additional Unit 62/1	1066
Additional Unit 32/1	1036	Additional Unit 63/1	1067
Additional Unit 33/1	1037	Additional Unit 64/1	1068
Additional Unit 34/1	1038	Additional Unit 65/1	1069
Additional Unit 35/1	1039	Additional Unit 66/1	1070
Additional Unit 3611	1040	Additional Unit 67/1	1073
Additional Unit 37/1	1041	Additional Unit 69/1	1074
Additional Unit 38/1	1042	Additional Unit CON/S	1076
Additional Unit 39/1	1043	Additional Unit CM/S	1077
Additional Unit 40/1	1044	Additional Unit 1/S	1080
Additional Unit 41/1	1045	Additional Unit 1M/S	1081
Additional Unit 42/1	1046	Additional Unit CON/9	1092
Additional Unit 43/1	1047	Additional Unit 1/9	1093

Description of the NBC Fee Units

TAX
UNIT	LOT
Additional Unit 22/1	1026
Additional Unit 23/1	1027
Tower Unit 49/1	1053

Description of the NBC/IDA Units

UNIT	TAX LOT	UNIT	TAX LOT
Tower Unit SB/1	1001	Studio-RCA West Unit SB/S	1075
Tower Unit 2/1	1006	Studio-RCA West Unit CM/S	1078
Additional Unit 2/1	1007	Studio-RCA West Unit 1/S	1079
Tower Unit 3/1	1008	Studio-RCA West Unit IM/S	1082
Tower Unit 4/1	1009	Studio-RCA West Unit 2/S	1083
Tower Unit 5/1	1010	Studio-RCA West Unit 3/S	1084
Tower Unit 6/1	1011	Studio-RCA West Unit 4/S	1085
Tower Unit 7/1	1012	Studio-RCA West Unit 5/S	1086
Tower Unit 8/1	1013	Studio-RCA West Unit 6/S	1087
Tower Unit 9/1	1014	Studio-RCA West Unit 7/S	1088
Tower Unit 10/1	1015	Studio-RCA West Unit 8/S	1059
Tower Unit 11/1	1016	Studio-RCA West Unit 9/S	1090
Tower Unit 12/1	1017	Studio-RCA West Unit 10/S	1091
Tower Unit 141	1018	Studio-RCA West Unit IM/9	1094
Tower Unit 151	1019	Studio-RCA West Unit 2M/9	1095
Tower Unit 161	1020	Studio-RCA West Unit 2/9	1096
Tower Unit 171	1021	Studio-RCA West Unit 3/9	1097
Tower Unit 18/1	1022	Studio-RCA West Unit 4/9	1098
Additional Unit 21/1	1025	Studio-RCA West Unit 5/9	1099
Additional Unit 25/1	1029	Studio-RCA West Unit 6/9	1100
Additional Unit 26/1	1030	Studio-RCA West Unit 7/9	1101
Tower Unit 46/1	1050	Studio-RCA West Unit 8/9	1102
Tower Unit 47/1	1051	Studio-RCA \Vest Unit 9/9	1103
Tower Unit 48/1	1052	Studio-RCA West Unit 10/9	1104
Tower Unit 51/1	1055	Studio-RCA West Unit 11/9	1105
Tower Unit 52/1	1056	Studio-RCA \Vest Unit 12/9	1106
Tower Unit 53/1	1057	Studio-RCA West Unit 14/9	1107
Tower Unit 66/1	1071	Studio-RCA West Unit 15/9	1108
Tower Unit 67/1	1072	Studio-RCA West Unit 16/9	1109

Exhibit B
Annotated Diagram of Rockefeller Center
[Graphic of Rockefeller Center Parcel Divisions 1 through 8, 10, 11, 17 and 18.]

Exhibit C
Diagram of the Permitted Building Areas
[Graphic of 30 Rockefeller diagram indicating permitted building areas.]

Exhibit D
Diagram of the Protected Zone
[Graphic of Rockefeller Plaza protected zone.]

EXHIBIT D-1
CHILLED WATER SPECIFICATION
     (a) Landlord shall provide to Tenant, without charge, chilled water to the Music Hall to be utilized by Tenant up to the existing design capacities of 1270 Avenue of the Americas and the Music Hall to cool 1270 Avenue of the Americas and the Music Hall, based on the demand requirements of 1270 Avenue of the Americas and the Music Hall, limited to the design capacity of the HVAC plant serving the Center (the “Central Plant”) year round.
     (b) Tenant shall, at its own expense, provide supplemental chilled water to 1270 Avenue of the Americas, without charge, when the Central Plant exceeds its existing design capacity during the peak cooling season. Tenant shall be given access to monitor the Central Plant’s load through the current environmental control system.
     (c) Tenant shall utilize, operate and fully maintain the Refrigeration Plant within the Music Hall; and Tenant, at its own expense, shall enter into an annual maintenance contract reasonably satisfactory to Landlord with an HVAC contractor from a list of approved HVAC contractors to be provided by Landlord to Tenant at Tenant’s request, and Tenant shall pay costs in connection with such contract.
     (d) Tenant shall maintain in good working order all heat exchangers and pumps associated with the operation and distribution of chilled water to 1270 Avenue of the Americas, year round, without charge to Landlord.

D - 1 - 1

EXHIBIT D-2
1270 SPACE CHILLED WATER SPECIFICATION
          Landlord shall provide to Tenant for the 1270 Space chilled water in sufficient quantity such that if Tenant installs the appropriately sized and appropriate quality HVAC equipment, such equipment shall be capable of maintaining 78 degrees Fahrenheit when summer outdoor conditions are 92 degrees Fahrenheit dry bulb and 74 degrees Fahrenheit wet bulb. The HVAC shall be capable of maintaining 68 degrees Fahrenheit at winter outdoor conditions of 11 degrees Fahrenheit. The HVAC System shall be capable of handling (i) an electrical usage load of 4 watts per usable square foot; (ii) an occupancy rate of one (1) person per 150 usable square feet; and (iii) a ventilation make-up rate of 20 cubic feet per minute per person with the blinds or shades drawn on the exposure subject to direct solar radiation.

D - 2 - 1

EXHIBIT E
INTENTIONALLY OMITTED

E-1

EXHIBIT F
RETAIL OFFER SPACE COVENANTS
          The business to be conducted at, through and from the Offer Space and the kind and quality of the merchandise and services offered in the conduct thereof shall be first class and the sales methods employed and all other elements of merchandising, display and advertising, shall be dignified and in conformity with the highest standards of practice of stores, shops and concerns dealing in the same or similar merchandise or conducting a similar business in the Center or the Fifth Avenue shopping district adjacent thereto.
          Clean the windows and doors (including, in each ease, the frames thereof) in the Offer Space and in the perimeter walls thereof, in accordance with any applicable Requirements, whenever necessary to maintain such items in a first-class condition.
          Keep the Offer Space clean and sanitary; not permit garbage or waste materials to accumulate or become a nuisance; seal all refuse in plastic bags of adequate strength and size; maintain all garbage dumpsters in a clean and sanitary condition; remove all rubbish and other debris from the Offer Space to such location as may be specified by Landlord from time to time and under conditions approved by Landlord.
          Keep all glass in the Offer Space and in the perimeter walls thereof, the frames for such glass, and any lettering and ornamentation on such glass insured against damage (including temporary repairs) for the benefit of Landlord for the full replacement value thereof. Such insurance shall be effected, at the option of Landlord, either by Tenant paying to Landlord a proportionate share of the premium incurred by Landlord for a blanket comprehensive glass policy for the Building or the Center, or by

Tenant furnishing Landlord with a separate policy or policies for such glass insurance, in such form and placed with such underwriters as may be approved by Landlord. If Landlord elects to obtain such insurance, then Tenant shall pay to Landlord Tenant’s proportionate share of Landlord’s blanket premium within 10 days after demand therefor, and promptly following such payment, Landlord shall furnish Tenant with a certificate of such insurance.
          Completely renovate and remodel the Offer Space and install a new storefront sign and trade fixtures in accordance with the other provisions of this Lease, occupy and open the entire Offer Space for the conduct of Tenant’s business as soon as the Offer Space Commencement Date has occurred, and thereafter keep the entire Offer Space open for business during all Business Hours, plus any additional hours as retail premises are generally open for business at the Center.
          Adequately staff the Offer Space with sufficient, well-trained employees to handle the business therein, and carry sufficient stock of seasonal merchandise of such size, character and quality as to maintain an adequate sales volume in the Offer Space.
          Not install or place any lettering, sign, advertisement or notice on the windows or doors or on the exterior of the Offer Space or within 3 feet of any display window or entrance of the Offer Space which is not (i) approved in writing by Landlord prior to installation and (ii) in conformity with Landlord’s standard sign and store front program for the Center, if any, as such program may be reasonably modified by Landlord from time to time by notice to Tenant. On or before the expiration or earlier termination of this Lease, Tenant shall remove all lettering, signs, advertisements and notices from the Offer Space.
          Not install, place or permit any awning or canopy on the perimeter walls of the Offer Space unless provided or approved by Landlord in its sole discretion and if so provided or approved, keep each such awning or canopy clean and in good order, repair and appearance to Landlord’s reasonable satisfaction.
          From time to time during the Term, redecorate the Offer Space and refinish, renew or replace the fixtures, furnishings, decorations and equipment therein as may be necessary, in Landlord’s reasonable judgment, to preserve the good appearance of the Offer Space in keeping with the general standard maintained in similar areas in the Center.
          Promptly after the Offer Space Commencement Date and at all times during the Term, install and maintain displays in all windows in the Offer Space, including windows facing the lobby of 1270 Avenue of the Americas, if any. All such displays and all exhibits, announcements, lettering, lighting, and other appurtenances used in such connection shall be maintained in a first-class manner consistent with the Center. Tenant shall promptly after notice from Landlord remove from the Offer Space any displays which fail to meet the standards set forth in this subsection, in Landlord’s sole judgment, and if Tenant fails to promptly remove such display within 24 hours after notice from Landlord, Landlord may perform such work on Tenant’s behalf, and Tenant shall pay all costs and expenses incurred by Landlord in so doing, as provided in Article 21. On or before the expiration or earlier termination of this Lease, Tenant shall remove all displays from the Offer Space.
          At all times during the Term, keep the lights lit which illuminate those shop windows on the street and mezzanine levels facing the street during non-daylight hours (beginning at least one hour prior to sunset).
          Maintain a contract to have the door and brass signage above the exterior of the Offer Space polished semi-annually in a manner satisfactory to Landlord, submit maintenance records with respect to such metal maintenance to the manager of 1270

Avenue of the Americas and on a semi-annual basis, and make such maintenance records available for review by such manager upon request at all times during the Term. If Tenant fails to comply with the provisions of this subsection within 5 days after notice from Landlord, Landlord may perform such work on Tenant’s behalf, and Tenant shall pay all costs and expenses incurred by Landlord in so doing, as provided in Article 21. The polishing of such doors and brass signage shall be done by Landlord’s designated contractor, provided such contractor’s rates are reasonably competitive with rates of other reputable contractors providing such services to comparable first-class buildings in midtown Manhattan. If Tenant shall dispute whether Landlord’s designated contractor’s rates are competitive, it shall so notify Landlord in writing and include with its notice a bona fide firm bid from another comparable, reputable contractor to perform such services at a rate which is more than 10% less than Landlord’s designated contractor. Provided such bid is bona fide and from a comparable, reputable contractor, Landlord’s designated contractor shall within thirty (30) days thereafter reduce its charges so that its charges are not more than 10% greater than that of Tenant’s proposed contractor or Landlord shall not unreasonably withhold or delay its consent to Tenant’s use of its proposed contractor to provide such services. Any contract entered into by Tenant shall be for a period of no more than one year at which time Landlord’s designated contractor shall again be afforded an opportunity to bid on such work and shall be awarded such work unless its bid is more than 10% higher than the contractor previously selected by Tenant.
          Provide and maintain in good working order during the Term a security system adequate to provide reasonable protection to the Offer Space, including a 24-hour direct response smoke, fire and burglary alarm system. If Tenant employs security guards at the Offer Space, under no circumstances shall such security guards carry firearms of any kind. Tenant understands that Landlord shall not provide Tenant with any security guards or alarm or security systems of any kind or nature, and shall have no liability or obligation to Tenant arising from any claims for loss, injury or damage to persons or property in connection therewith.
          As soon as practicable and in any event within 24 hours after any exterior or interior glass (including mirrors) is broken or cracked, including any so-called “bull’s-eye” break in the glass, replace such glass with glass of the same kind and quality, and repair or replace the frames for such glass if necessary or desirable in Landlord’s reasonable judgment, and if Tenant fails to do so within 24 hours after notice from Landlord, Landlord may perform such work on Tenant’s behalf, and Tenant shall pay all costs and expenses incurred by Landlord in so doing, as provided in Article 21.
          Not conduct any clearance, “going-out-of-business”, auction, distress, fire or bankruptcy or similar sale in the Offer Space, other than seasonal, promotional or other special sales as are incident to the normal operation of Tenant’s business.
          Place no fixtures, furnishings, decorations or equipment in the Offer Space at any time during the Term which can be seen from the outside of the Offer Space, without the prior written approval of Landlord in each instance, such approval not to be unreasonably withheld. Tenant shall remove from the Offer Space any such items installed without Landlord’s approval, and if Tenant fails to do so within 24 hours after notice from Landlord, Landlord may perform such work on Tenant’s behalf, and Tenant shall pay all costs and expenses incurred by Landlord in so doing, as provided in Article 21. On or before the expiration or earlier termination of this Lease, Tenant shall remove all fixtures, furnishings, decorations and equipment from the Offer Space.
          Not remove any trade fixtures or other contents of the Offer Space (other than inventory) prior to the Expiration Date without the prior consent of Landlord (which consent shall not be unreasonably withheld), except that Tenant may remove trade fixtures so long as Tenant promptly installs replacement trade fixtures at least equal in quality, value and function to those being removed.
          Not (1) place or maintain any merchandise or other articles in any area outside of the Offer Space, or on the sidewalks, corridors or other common areas of the Center, nor (2) receive or ship articles of any kind outside the designated loading areas for the Offer Space, nor (3) permit the parking of vehicles so as to interfere with the use of any driveway, corridor, footwalk, parking area or other common area of the Center.
          Direct all patrons to enter and leave the Offer Space through the separate exterior door exclusively serving the Offer Space.
          Cause all of its staff and employees to enter and exit the Offer Space at all times through the separate exterior door exclusively serving the Offer Space.
          Not use, play or operate or permit to be used, played or operated any sound making or sound reproducing device in the Offer Space, if such sound can be heard outside of the Offer Space, and observe, comply with and adopt such means and precautions as Landlord may from time to time request in such connection.
          Not install or use any lighting equipment in or about the Offer Space which is visible from or casts light toward the exterior of the Offer Space without the prior written consent of Landlord.
          If any catalog, mail or telephone order sales are made in or from the Offer Space, not store on or ship from the Offer Space any merchandise sold in such manner.
          The Offer Space may not be used for the sale of items which would violate any “exclusive” granted by Landlord to another retail tenant in the Center.
          Tenant understands and agrees that a breach by Tenant of any of the provisions of Article 37 and the covenants set forth in this Exhibit F shall be deemed a material breach of this Lease and considered an Event of Default hereunder. Tenant acknowledges that damages resulting from any breach of the provisions of Article 37 and the covenants set forth in this Exhibit F are difficult, if not impossible, to ascertain and concedes that, among other remedies for such breach permitted by law or the provisions of this Lease, Landlord shall be entitled to seek to enjoin Tenant from any violation hereof.

EXHIBIT G
STUDIO APARTMENT FLOOR PLAN
[Graphic Radio City Music Hall
Studio Apartment Floor Plan]

G-1

EXHIBIT H
RULES AND REGULATIONS
          1. The rights of Tenant in the sidewalks, entrances, corridors, stairways, elevators and escalators of the Ancillary Buildings are limited to ingress to and egress from the Ancillary Space for Tenant and any other Tenant Party, and Tenant shall not invite to the Ancillary Space, nor permit the visit thereto by, persons in such numbers or under such conditions as to interfere with the use and enjoyment by others of the sidewalks, entrances, corridors, stairways, elevators, escalators or any other facilities of the Ancillary Buildings. Fire exits and stairways are for emergency use only, and they shall not be used for any other purpose by any Tenant Party. Landlord shall have the right to regulate the use of and operate the public portions of the Ancillary Buildings, as well as portions furnished for the common use of the tenants, in such manner as it deems best for the benefit of the tenants generally.
          2. Landlord may refuse admission to the Ancillary Buildings outside of Business Hours to any person not having a pass issued by Landlord, the necessary items to gain admission to the Club or otherwise not properly identified, and may require all persons admitted to or leaving the Ancillary Buildings outside of Business Hours, with the exception of patrons of the Club, to register. Any person whose presence in the Ancillary Buildings at any time shall, in the judgment of Landlord, be prejudicial to the safety, character, reputation and interests of the Ancillary Buildings or of its tenants may be denied access to the Ancillary Buildings or may be ejected therefrom. In case of invasion, riot, public excitement or other commotion, Landlord may prohibit all access to the Ancillary Buildings during the continuance of the same, by closing doors or otherwise, for the safety of the tenants or protection of property in the Ancillary Buildings. Landlord shall, in no way, be liable to Tenant for damages or loss arising from the admission, exclusion or ejection of any person to or from the Ancillary Space or the Ancillary Buildings under the provisions of this rule. Landlord may require any person leaving the Ancillary Buildings with any package or other object to exhibit a pass from Tenant from whose Ancillary Space the package or object is being removed, but the establishment or enforcement of such requirement shall not impose any responsibility on Landlord for the protection of Tenant against the removal of property from the Ancillary Space of Tenant.
          3. Where any damage to the public portions of the Ancillary Buildings or to any portions used in common with other tenants is caused by any Tenant Party, the cost of repairing the same shall be paid by Tenant upon demand.
          4. No lettering, sign, advertisement, trademark, emblem, notice or object shall be displayed in or on the windows or doors, or on the outside of the Ancillary Space, or at any point inside the Ancillary Space where the same might be visible outside the Ancillary Space, except that the name of Tenant may be displayed on the entrance door of the 1270 Space, subject to the approval of Landlord as to the location, size, color and style of such display.
          5. No awnings or other projections of any kind over or around the windows or entrances of the Ancillary Space shall be installed by Tenant, and only such window blinds and shades as are approved by Landlord shall be used in the Ancillary Space. Linoleum, tile or other floor covering shall be laid in the Ancillary Space only in a manner approved by Landlord.
          6. Landlord shall have the right to prescribe the weight and position of safes and other objects of excessive weight, and no safe or other object whose weight exceeds the lawful load for the area upon which it would stand shall be brought into or kept upon the Ancillary Space. If, in the judgment of Landlord, it is necessary to distribute the concentrated weight of any safe or heavy object, the work involved in such distribution shall be done in such manner as Landlord shall determine and the expense thereof shall be paid by Tenant. The moving of safes and other heavy objects shall take place only upon previous notice to, and at times and in a manner approved by, Landlord, and the persons employed to move the same in and out of the Ancillary Buildings shall be acceptable to Landlord. No machines, machinery or electrical or electronic equipment or appliances of any kind shall be placed or operated so as to disturb other tenants. Freight, furniture, business equipment, merchandise and packages of any description shall be delivered to and removed from the Ancillary Space only in the freight elevators and through the service entrances and corridors, and only during hours and in a manner approved by Landlord.
          7. Except as otherwise expressly provided in Article 39, no noise, including the playing of any musical instrument, radio or television, which, in the judgment of Landlord, might disturb other tenants in the Ancillary Buildings, shall be made or permitted by Tenant. No animals shall be brought into or kept in the Ancillary Buildings or the Ancillary Space. No dangerous, inflammable, combustible or explosive object or material shall be brought into or kept in the Ancillary Buildings by Tenant or with the permission of Tenant, except as permitted by law and the insurance companies insuring the Ancillary Buildings or the property therein. Tenant shall not cause or permit any odors of cooking or other processes, or any unusual or other objectionable odors, to permeate in or emanate from the Ancillary Space.
          8. No additional locks or bolts of any kind shall be placed upon any of the doors or windows in the Ancillary Space and no lock on any door shall be changed or altered in any respect. Duplicate keys for the Ancillary Space and toilet rooms shall be procured only from Landlord, and Tenant shall pay to Landlord Landlord’s reasonable charge therefor. Upon the expiration or termination of this Lease, all keys of the Ancillary Space and toilet rooms shall be delivered to Landlord.
          9. All entrance doors in the Ancillary Space shall be left locked by Tenant when the Ancillary Space are not in use. No door (other than a door in an interior partition of the Ancillary Space) shall be left open at any time.
          10. Landlord reserves the right to rescind, alter or waive any rule or regulation at any time prescribed by Landlord when, in its judgment, it deems it necessary, desirable or proper for its best interest or for the best interests of the tenants, and no rescission, alteration or waiver of any rule or regulation in favor of one tenant shall operate as a rescission, alteration or waiver in favor of any other tenant. Landlord shall not be responsible to Tenant for the nonobservance or violation by any other tenant of any of the rules or regulations at any time prescribed by Landlord.
          11. Tenant shall promptly notify Landlord of any inspection of the Ancillary Space by governmental agencies having jurisdiction over matters involving health or safety.
          12. Tenant shall be responsible for maintaining the Ancillary Space rodent and insect free. With respect to the 50 Rock Space, extermination services shall be provided by Tenant on a monthly basis and, with respect to the 1270 Space, additionally as required in Article 40.
          13. All food storage areas shall be adequately protected against vermin entry by a contractor approved in advance by Landlord.
          14. Drain pipes shall be kept free of obstructions and operable at all times.
          15. Exit signs shall be illuminated, and other exit identification shall be operable, at all times.

          16. Emergency lighting, including battery components, shall be in good working condition at all times.
          17. Tenant shall not bring or keep, or allow to be brought or kept, in the Ancillary Buildings, any bicycles, roller blades, in line or other skates or other type of wheeled pedestrian form of locomotion.
          18. Mail pick-up and delivery shall be responsibility of Tenant.
          19. Tenant shall install, if missing, blinds or shades on all windows in the Ancillary Space, which blinds and shades shall be subject to Landlord’s approval.

SCHEDULE 1
FIXED RENT
(except for Retail Space #1)
FROM OCTOBER 1998 TO FEBRUARY 2001

October, 1998 through and including February, 1999	*****

March, 1999 through and including October, 1999	*****

November, 1999 through and including December, 1999	*****

January, 2000 through and including February, 2000	*****

March, 2000 through and including October, 2000	*****

November, 2000 through and including December, 2000	*****

January, 2001 through and including February, 2001	*****

S-1

SCHEDULE 2
PERCENTAGE RENT
          (a) Percentage Rent. From and after the Rent Commencement Date, Tenant shall pay to Landlord as Rent for each calendar year (or portion thereof) during the Term (“Computation Year”), a sum (“Percentage Rent”) equal to the amount, if any, by which (i) Tenant’s Gross Revenues (as defined in Section (d)(i)) for any Computation Year multiplied by ***** (the “Percentage Rent Rate”) exceeds (ii) the Fixed Rent for the Premises payable for such Computation Year. For the purposes of computing the amount of Percentage Rent due, each Computation Year shall be considered as an independent accounting period and no charge or credit may be taken in any subsequent Computation Year on account of any Gross Revenues in any prior Computation Year.
          (b) Payment Schedule. Percentage Rent shall be determined and paid, without any prior demand therefor, from and after the Rent Commencement Date, as follows:
     (i) No later than 45 days after the close of each calendar quarter during the Term (and no later than 90 days following the Expiration Date), Tenant shall deliver to Landlord a true, correct and complete statement in form from time to time provided by Landlord, calculated on an accrual basis in accordance with generally accepted accounting principles, consistently applied and certified by an authorized officer or agent of Tenant (a “Quarterly Statement”), showing (A) Tenant’s Gross Revenues made (1) in the preceding calendar quarter and (2) for the entire elapsed portion of the current Computation Year, including the preceding calendar quarter, and including a detailed itemization of all exclusions therefrom as permitted under Section (d), (B) all payments of Percentage Rent previously made by Tenant in respect of such Computation Year and (C) a calculation of Percentage Rent then due. Simultaneously with the rendition of each Quarterly Statement, Tenant shall pay to Landlord a quarterly installment of Percentage Rent equal to the difference between (I) the amount, if any, by which (a) the Percentage Rent Rate multiplied by Tenant’s Gross Revenues for the entire elapsed portion of the current Computation Year, including the calendar quarter for which such installment of Percentage Rent is being calculated, exceeds (b) the product of the Fixed Rent payable for such Computation Year multiplied by a fraction, the numerator of which is the number of months in such elapsed portion of the current Computation Year, and the denominator of which is 12 (or, if the number of months in such Computation Year is less than 12, then the number of months in such Computation Year) less (II) the aggregate Percentage Rent previously paid by Tenant in respect of such elapsed potion of the current Computation Year. In the event of a partial calendar month occurring in such Computation Year, there shall be an equitable adjustment of such calculation to provide for such partial calendar month.
     (ii) No later than 90 days after the close of each Computation Year during the Term, and within 90 days after the Expiration Date, Tenant shall deliver to Landlord, a true, correct and complete statement of Gross Revenues for the preceding Computation Year (an “Annual Statement”), calculated on an accrual basis and setting forth (A) Gross Revenues for such Computation Year and itemizing all permissible exclusions therefrom as set forth in Section (d), (B) the amount of Percentage Rent paid by Tenant in respect of such Computation Year, and (C) the amount of any deficiency or excess of Percentage Rent paid by Tenant in respect of such Computation Year. Each Annual Statement shall be certified by a nationally recognized independent certified public accountant reasonably acceptable to Landlord to be in accordance with the requirements of Section (d) and with generally accepted accounting principles. Simultaneously with the rendition of each Annual Statement, Tenant shall pay to Landlord the amount of any deficiency shown on the Annual Statement. If the Annual Statement shows an excess of Percentage Rent in respect of such Computation Year, then so long as no Event of Default shall exist under this Lease, Landlord shall credit the amount of such overpayment against the next accruing installments of Rent due under this Lease.

S-2-2

          (c) Delivery of Annual Statement. If Tenant fails to deliver an Annual Statement to Landlord within such 90-day period, Landlord shall have the right to employ an independent certified public accountant to examine such of Tenant’s books and records as may be necessary to certify the amount of Tenant’s Gross Revenues for such Computation Year, and Tenant shall pay to Landlord the cost thereof upon demand as Additional Rent. The acceptance by Landlord of payments of Percentage Rent or reports of Gross Revenues shall be without prejudice and shall in no event constitute a waiver of Landlord’s right to claim a deficiency or to audit Tenant’s books and records as provided herein.
          (d) Gross Revenues. (i) “Gross Revenues” mean *****

S-2-3

          (ii) If requested by Landlord, Tenant shall submit to Landlord photocopies of the federal, sales, state or local sales tax or similar tax returns filed by Tenant promptly after filing with the appropriate governmental authority. If any governmental authority shall increase the Gross Revenues reported by Tenant on any such tax return, after audit, for any Computation Year for which such Gross Revenues have been reported and if such adjustment affects “Gross Revenues” as defined in this paragraph, then Tenant shall notify Landlord promptly of such increase and shall supply to Landlord a true copy of such audit within 20 days thereafter, and Tenant shall pay to Landlord at that time any additional Percentage Rent due, with interest thereon at the Base Rate from the date upon which Tenant should have paid such Percentage Rent through the date paid.
          (e) Tenant’s Records. Tenant shall prepare, keep and maintain at the Premises or at Tenant’s principal office within New York City, for a period of not less than 3 years following the end of each Computation Year and following the Expiration Date (with respect to the final Computation Year), complete and accurate books of account and records of, but not limited to, all purchases and receipts of merchandise, inventories and all sales and other transactions by Tenant from which Tenant’s Gross Revenues from the Music Hall or the Club can be determined. Tenant shall record all sales, at the time each sale is made, whether for cash or credit using either (i) non-resettable electronic cash registers or cash registers containing locked-in cumulative tapes with cumulative capacity, in each case reasonably satisfactory to Landlord, or (ii) a system of duplicate sales slips, invoices or non-resettable cash register receipts, serially numbered, or such other method for recording sales as Landlord approves in its sole judgment. Tenant shall keep for at least 3 years following the end of each Computation Year (or if Landlord and Tenant are disputing the computation of Gross Revenues for any Computation Year, such longer period of time as may be required until the final resolution of such dispute) all pertinent original sales books and records, which records shall include:

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(A) daily dated register tapes; (B) serially numbered sales slips; (C) mail orders; (D) telephone orders; (E) settlement report sheets of transactions with subtenants, concessionaires and licensees; (F) records showing that merchandise returned by customers was purchased by such customer at or from the Music Hall or the Club; (G) duplicate bank deposit slips and bank statements; and (H) such other records as would normally be required to be kept and examined by an independent accountant in accordance with accepted auditing practices in performing an audit of Tenant’s Gross Revenues; and all income, sales and occupancy tax returns. All of Tenant’s obligations under this Section (e) shall survive the Expiration Date for a period of 3 years (or if Landlord and Tenant are disputing the computation of Gross Revenues for any Computation Year such longer period of time as may be required until the final resolution of such dispute).
          (f) Landlord’s Right to Audit. If Tenant shall fail to submit to Landlord (i) any Annual Statement on the date due, and such failure continues for 5 days after notice from Landlord, or (ii) any Quarterly Statement on the date due, and such failure continues for 5 days after notice from Landlord in any 2 quarters, whether or not consecutive, in any period of 12 months, then Landlord shall have the right to perform a complete audit, at Tenant’s expense, of Tenant’s books of accounts and records of Gross Revenues. Landlord shall also have the right, at any time from time to time, to perform a complete audit of any one or more Quarterly or Annual Statements, and in connection with such audit, to examine Tenant’s books of account and records of Gross Revenues, and Tenant shall make all such books of account and records available for examination by Landlord in the Borough of Manhattan, City of New York. Tenant shall permit Landlord to make copies of any such books, records and information as Landlord may require in connection with such audit, at Tenant’s cost and expense. Tenant shall pay to Landlord within 10 Business Days after demand any additional Percentage Rent which such audit discloses is due to Landlord, with interest thereon at the Interest Rate from the date upon which Tenant should have paid such Percentage Rent through the date paid. In addition, if (A) such audit discloses that the actual amount of Gross Revenues differs from the amount reported by more than 5%, or (B) the Person conducting such audit reports that, in its

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opinion, Tenant’s records and procedures are insufficient to permit an accurate determination of Gross Revenues for any period, Tenant shall also pay the costs of such audit as Additional Rent to Landlord within 5 days following rendition of a bill therefor. Upon reasonable written notice, Tenant shall permit Landlord to examine Tenant’s books of account and records and record-keeping procedures during regular business hours, and to have a representative present on the Premises from time to time to check, verify and tabulate Gross Revenues and to evaluate Tenant’s control features affecting the determination of Gross Revenues. All of Landlord’s rights of inspection, audit, examination and evaluation granted pursuant to this Section (f) may be exercised by Landlord’s accountants or other authorized agents or representatives. Subject to any Requirements, Landlord agrees to maintain the information obtained from such audit in strict confidence, except that Landlord may reveal such documentation to its employees and consultants who are actively involved in such audit, provided that such employees and consultants agree to maintain such information confidential.
          (g) Tenant’s Dispute Right. If Tenant shall dispute Landlord’s determination that Tenant owes additional Percentage Rent pursuant to paragraph (f) above, Tenant shall notify Landlord of such dispute within 60 days after Tenant’s receipt of Landlord’s bill for such additional Percentage Rent and such dispute shall be resolved in accordance with the Dispute Resolution Procedure set forth in Section 38.1. Notwithstanding the foregoing, Tenant’s right to dispute such Landlord’s determination shall be conditioned upon Tenant’s payment in full to Landlord of all amounts of additional Percentage Rent as set forth in Landlord’s bill.

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SCHEDULE 3
RETAIL OPERATING EXPENSE PAYMENT
          Definitions. As used in this Schedule 3:
     (a) “Base Operating Year” means calendar year 1998.
     (b) “Base Expense Factor” means the quotient, expressed in dollars and cents, of (i) the Operating Expenses payable for the Base Operating Year, divided by (ii) the Center Operating Area for the Base Operating Year.
     (c) “Center Operating Area” means the number of square feet in the rentable area of the Center which is operated and maintained by Landlord or an Affiliate of Landlord or at the expense of Landlord or an Affiliate of Landlord. Notwithstanding the foregoing, Landlord shall:
     (i) subtract from the Center Operating Area the number of square feet in the rentable area of the Center operated and maintained by Landlord or an Affiliate of Landlord but (A) operated and maintained at the expense of any Person other than Landlord (or an Affiliate of Landlord) or (B) owned, as a condominium unit or otherwise, by any Person other than Landlord; and
     (ii) add to the Center Operating Area to include the number of square feet in the additional rentable area of the Center operated and maintained by Landlord or an Affiliate of Landlord or at the expense of Landlord or an Affiliate of Landlord.
     (d) “Expense Factor” means a fraction, the numerator of which is the Operating Expenses payable for any Computation Year subsequent to the Base Operating Year, and the denominator of which is the Center Operating Area.

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     (e) “Landlord’s Statement” means an instrument or instruments containing a comparison of the Base Expense Factor and the Expense Factor for any Computation Year.
     (f) “Operating Expenses” means the costs and expenses (and taxes, if any, thereon) paid or incurred by or on behalf of Landlord and/or its Affiliates with respect to the ownership, operation, maintenance and repair of the Center, including the costs incurred for: (i) air conditioning, ventilation, and heating; (ii) interior and exterior cleaning and rubbish removal, including supervisory fees of Landlord’s Agent in connection therewith (provided that if such services are performed by Landlord’s Agent, such costs shall not exceed those charged by outside contractors for similar services in comparable office buildings); (iii) window washing; (iv) maintenance and repair of elevators and escalators; (v) hand tools and other movable equipment; (vi) porter and matron service; (vii) electricity, gas, oil, steam, water rates, sewer rents and other utilities; (viii) association fees and dues; (ix) protection and security services; (x) compliance with any agreement with any Governmental Authority with respect to the maintenance of the Center or any part thereof as a landmark; (xi) insurance premiums; (xii) supplies; (xiii) wages, salaries, disability benefits, pensions, hospitalization, retirement plans, severance packages and group insurance for employees of Landlord and Landlord’s Agent, up to and including the level of building managers and their immediate supervisors, (xiv) uniforms and working clothes for such employees and the cleaning thereof; (xv) expenses imposed pursuant to any collective bargaining agreement with respect to such employees; (xvi) payroll, social security, unemployment and other similar taxes with respect to such employees; (xvii) sales, use and similar taxes; (xviii) vault

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charges; (xix) franchise and license fees; (xx) charges of independent contractors performing work in connection with the operation, maintenance and repair of the Center; (xxi) legal, accounting and other professional fees of Landlord and Landlord’s Agent; (xxii) installation, operation and maintenance of the Christmas tree for the Center and related holiday decorations, events open to the public and other promotional expenses intended to enhance the environment of the Center; (xxiii) landscaping costs; (xxiv) management fees, or if no management fee is being charged, an imputed management fee not in excess of the amount that would be paid to a property manager for managing a comparable first class office building in midtown Manhattan; and (xxv) the annual depreciation or amortization, on a straight-line basis over such period as Landlord shall reasonably determine (with interest on the unamortized portion at the Base Rate plus 2 percent per annum), of any capital costs incurred after the Base Operating Year for any equipment, device or other improvement made or acquired which is either (A) a labor-saving measure or to effect other economies in the operation, maintenance or repair of the Center (but only to the extent that the annual benefits anticipated to be realized therefrom are reasonably related to the annual amounts to be amortized), or (B) required by any Requirement. Operating Expenses shall not include (1) Taxes, special assessments and franchise, income or any other taxes imposed upon or measured by the income or profits of Landlord; (2) except for depreciation and amortization specifically included in Operating Expenses as provided above, the costs of all items which should be capitalized in accordance with generally accepted accounting practices; (3) the costs of all services furnished to any other tenant of the Center on a “rent inclusion” basis which are not provided to Tenant on such basis; (4) the costs of all work or services performed

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for any tenant in the Center (including Tenant) at such tenant’s cost and expense; (5) mortgage amortization and interest; (6) leasing commissions; (7) allowances, concessions and other costs of tenant installations and decorations incurred in connection with preparing space for any tenant in the Center, including workletters and concessions; (8) fixed rent payable under Superior Leases, if any; (9) wages, salaries and benefits paid to any employees of Landlord and Landlord’s Agent, above the level of the immediate supervisors of building managers; (10) legal and accounting fees relating to (i) disputes with tenants, prospective tenants or other occupants of the Center, (ii) disputes with purchasers, prospective purchasers, mortgagees or prospective mortgagees of the Center or any part thereof, or (iii) negotiations of leases, contracts of sale or mortgages; (11) costs which are reimbursed by insurance, warranty or condemnation proceeds, or which are reimbursable by Tenant or other tenants or any other Person other than pursuant to an expense escalation clause; (12) costs in the nature of penalties or fines; (13) the costs of all services, supplies and repairs paid to any Affiliate or subsidiary of Landlord or Landlord’s Agent materially in excess of the costs that would be payable in an “arm’s length” or unrelated situation; (14) advertising expenses in connection with leasing of the Center; (15) the costs of installing, operating and maintaining a specialty improvement, such as a cafeteria, lodging or private dining facility, or an athletic, luncheon or recreational club, unless Tenant is permitted to make use of any such facility without additional cost or on a subsidized basis consistent with other users; (16) the costs or expenses (including fines, interest, penalties and legal fees) arising out of Landlord’s failure to timely pay Operating Expenses or Taxes; and (17) the costs incurred in connection with the removal, encapsulation or other treatment of any Hazardous

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Materials classified as such and existing in the Premises as of the date hereof and required to be removed, encapsulated or treated under applicable Requirements in effect as of the date hereof.
     (g) Operating Expense Payments. (i) If the Expense Factor for any Computation Year exceeds the Base Expense Factor, Tenant shall pay to Landlord, as Additional Rent during each Computation Year, an amount (“Tenant’s Operating Payment”) equal to (A) Tenant’s Retail Space Area, multiplied by (B) the amount by which the Expense Factor for such Computation Year exceeds the Base Expense Factor. For each Computation Year, Landlord shall furnish to Tenant a statement setting forth Landlord’s good faith estimate of Tenant’s Operating Payment for such Computation Year. Tenant shall pay to Landlord, on the first day of each month during such Computation Year, an amount equal to one-twelfth of Landlord’s estimate of Tenant’s Operating Payment for such Computation Year. If Landlord does not furnish any such estimate for a Computation Year until after the commencement thereof, then (1) until the first day of the month following the month in which such estimate is furnished to Tenant, Tenant shall pay to Landlord on the first day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this subsection (g) during the last month of the preceding Computation Year, (2) promptly after such estimate is furnished to Tenant or together therewith, Landlord shall give notice to Tenant stating whether the installments of Tenant’s Operating Payment previously made for such Computation Year were greater or less than the installments of Tenant’s Operating Payment to be made for such Computation Year in accordance with such estimate, and (X) if there shall be a deficiency, Tenant shall pay the amount thereof within 10 Business Days after demand

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therefor or (Y) if there shall have been an overpayment, Landlord shall credit the amount thereof against subsequent installments of Rent due hereunder, and (3) on the first day of the month following the month in which such estimate is furnished to Tenant, and on the first day of each month thereafter throughout the remainder of such Computation Year, Tenant shall pay to Landlord an amount equal to one-twelfth of Tenant’s Operating Payment shown on such estimate.
     (ii) Landlord shall furnish to Tenant a Landlord’s Statement of Operating Expenses for each Computation Year. If such Landlord’s Statement shows that the sums paid by Tenant under subsection (g) exceeded the actual amount of Tenant’s Operating Payment for such Computation Year, Landlord shall credit the amount of such excess against subsequent installments of Rent due hereunder. If Landlord’s Statement for such Computation Year shows that the sums so paid by Tenant were less than Tenant’s Operating Payment for such Computation Year, Tenant shall pay the amount of such deficiency within 10 Business Days after Tenant’s receipt of Landlord’s Statement.
     (h) Certain Adjustments. (i) If the Center Operating Area is increased or decreased, from time to time, pursuant to subsection (c), then from and after the date of such election, Operating Expenses for purposes of this Lease shall be limited to that portion of the Operating Expenses of the Center which is properly allocable, in Landlord’s reasonable judgment, to the space included in the Center Operating Area. Such allocation shall be performed by Landlord in good faith in a manner consistent with the methods and principles employed by Landlord in computing Operating Expenses prior to the date of such election.

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     (ii) If during all or any part of any Computation Year (including the Base Operating Year) Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would constitute an Operating Expense) to a rentable portion of the Center which is not then leased, Operating Expenses for such period shall include an amount equal to the costs and expenses which would reasonably have been incurred for such work or service during such period by Landlord if the Center had been 95% leased and occupied.
     (iii) If during all or any part of any Computation Year (including the Base Operating Year) Landlord is not obligated to furnish any particular work or service (the cost of which, if performed by Landlord, would constitute an Operating Expense) to any portion of the Center (other than to space not then leased), then notwithstanding anything to the contrary set forth in subsection (f), the amount included in Operating Expenses for such period with respect to such work or service shall be equal to the product of (i) the Center Operating Area multiplied by (ii) the quotient expressed in dollars and cents, of (A) the costs and expenses actually incurred by Landlord during such period to furnish such work or service, divided by (B) the area of the Center to which Landlord provides such work or service.
     (i) Non-Waiver. Landlord’s failure to render a Landlord’s Statement on a timely basis with respect to any Computation Year shall not prejudice Landlord’s right to thereafter render a Landlord’s Statement with respect to such Computation Year or any subsequent Computation Year, nor shall the rendering of a Landlord’s Statement prejudice Landlord’s right to thereafter render a corrected Landlord’s Statement for any Computation Year.

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     (j) Tenant Disputes. Each Landlord’s Statement sent to Tenant shall be conclusively binding upon Tenant unless Tenant shall (A) within 30 days after such statement is sent, pay to Landlord the amount set forth in such statement, without prejudice to Tenant’s right to dispute such statement, and (B) within 60 days after such statement is sent, send a notice to Landlord objecting to such statement and specifying the reasons for Tenant’s claim that such statement is incorrect. Tenant covenants and agrees that Tenant will not employ, in connection with any dispute under this Lease, any Person who is to be compensated, in whole or in part, on a contingency fee basis. If the parties are unable to resolve any such dispute within 30 days following the giving of Tenant’s notice of objection, either party may refer the issues raised to an independent firm of certified public accountants selected by Landlord and reasonably acceptable to Tenant, and the decision of such accountants shall be conclusively binding upon Landlord and Tenant. In connection therewith, Tenant and such accountants shall execute and deliver to Landlord a confidentiality agreement, in form and substance reasonably satisfactory to Landlord, whereby such parties agree not to disclose to any third party any of the information obtained in connection with such review, or the substance of any admissions or stipulations by any party in connection therewith, or of any resulting reconciliation, compromise or settlement. Tenant shall pay the fees and expenses relating to such procedure, unless such accountants shall determine that Landlord overstated the Expense Factor by more than 5% for such Computation Year, as finally determined, in which case Landlord shall pay such fees and expenses.

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SCHEDULE 4
LANDLORD’S MUSIC HALL PROPERTY

LOCATION	ITEM/DESCRIPTION		QUANTITY
ALL	CARPETING--INSTALLED

THEATER	SEATS

PUBLIC AREAS	FURNITURE
PUBLIC AREAS	SCULPTURES
PUBLIC AREAS	DRAPES

AUDIO MONITORS

ELI. BRIDGE	EMILAR MDM 16 MONITORS		4

IN-HOUSE SOUND SYSTEM

A COVE RF	ALTEC MR-42 HOR MANTA RAY		10
A COVE	TAD TD4001 DRIVER	DRIVER	10
A COVE LF	ALTEC 421-SLF WOOFER		12
A COVE LF	STANAL S17	LF BOX	6
5 FLOOR 50	RTS WMS300	SPECIAL	1
5 FLOOR 50	YAMAHA P-2100	POWER-AMP	5
5 FLOOR 50	YAMAHA P-2200	POWER-AMP	3
5 FLOOR 50	355 FDS 360	CROSSOVER	2
5 FLOOR 50	KLARK ON3003	1/3 OCTIVE	3
5 FLOOR 50	DEX 166	2CH LIMITER	1
5 FLOOR 50	LOFTTECH TS1RMX GENERATOR		1
5 FLOOR 50	RS APM500	A-POWER METER	6
PATCH RM	API 3124M	SUB-MIXER	1
PATCH RM	YAMAHA P-2200	POWER-AMP	4
PATCH RM	YAMAHA P-2050	POWER-AMP	1
PATCH RM	YAMAHA P-2050	POWER-AMP	1
PATCH RM	YAMAHA P-2050	POWER-AMP	1
PATCH RM	YAMAHA P-2100	POWER-AMP	3

STAGE MANAGER’S CLEAR-COM SYSTEM

(Installed in 1979 to replace existing communication system.)

	C-COM P5451 MASTER SUPPLY	MASTER SUPPLY	1
PATCH RM	C-COM CS200	SUPPLY-FL-TOM	1
PATCH RM	RTS SPK2CL	RACK MOUNT	1
PATCH RM	RTS PS 31	MASTER SUPPLY	1
PATCH RM	CHAOS P48	SUPPLY	1
OP-STAGE	GALAXY HOTSPOT MON SPK		1
OP-STAGE	RTS-BP300L GHS6000 PACK/HS		1
STG.MGR	C-COM CC75RX	HEADSET	1
STG.MGR	C-COM RS100	BELT PACK	1
STG.MGR	CHAOS 301	PACK	1
STG.MGR	GALAXY HOT SPOT MON SPK		1
STG.MGR	RTS THS300	BISCUIT	1
STG.MGR	SHURE 515SB-G18	ANN.MIC	1
ERIC	C-COM R5100	PACK	1
ERIC	C-COM CC75RX HEADSET		1
SHOP/DESK	RTS SPK 300	BISCUIT	1
SHOP	30A IVIE	SOUN METER	1
SHOP	OTARI DP4050-C2	DUBER	1
SHOP	KOSS K6	HEADPHONES	3
SHOP	C-COM HS-6	HANDSETS	4
MARTY SB	CHAOS 301	BELT PACK	2
MARTY SB	C-COM RS100A	BELT PACK	3
(UNDER MARQUIE SYSTEM)	BOLAK CM 450-6 SOUND COLUMN		4
SMT.HALLWAY	BOLAK CM 450-6 SOUND COLUMN 3		2
F.L.	CHAOS 4301	PACKS	10
FL CREW SYS	C-COM RS100A	PACK (DESK)	1
FL TOM/PSM	C-COM RS100A	PACK (DESK)	1
F.L. TOM/LD	C-COM RS100A	PACK (DESK)	1
FL CREW SYS	C-COM HS-6	HANDSET	1
FL TOM/PSM	C-COM HS-6	HANDSET	1
F.L. TOM/LD	C-COM CC75 SIN HEADSET		1
FL-N.S.C.D.	C-COM RS100A	PACKS	9
FL CREW SYS	ASSORTED DOU MUFF HEADSETS		8
HYDRAULICS	C-COM RS100	PACK	2
HYDRAULICS	C-COM 240SX	HEADSETS	2
HYDRAULICS	CHAOS 301	PACK	1
FLYFLOOR	C-COM KB100	BISCUIT	1
FLYFLOOR	C-COM KB111	BISCUIT	2
FLYFLOOR	C-COM HS-6	HANDSET	2
SHOP TESTER	YAMAHA PHI80 SUB MIX	SUB MIX	1
SHOP TESTER	YAMAHA 2050	AMPLIFIER	1
PATCH RM.	BROWN PSA2 (FB)	AMP FROM PROJ.	1

LOCATION	ITEM/DESCRIPTION	QUANTITY

PROJECTION EQUIPMENT
Projection Booth	SIMPLEX X-L 35/70mm PROJECTORS	2
	SIMPLEX X-L 35mm PROJECTORS	2
	XENON LAMP HOUSES	5

ELECTRIC & THEATRICAL EQUIPMENT
STAGE & THEATER	6 x 16 LEXOS	120
	6 x 22 LEXOS	93
	QUARTZ FLOODS 500W	100
	1200W HMI SPOTLIGHTS	15
	(3 FRONTLIGHTS, 4 ON BRIDGES, 3 IN D COVE)
	1200W HMI HIGH INTENSITY SPOTLIGHTS	2
	1200W HMI SCENIC PROJECTOR (SPECIAL EFFECTS)	1
	PAR CANS 1000W	100
	2K BEAM PROJECTORS	24
	KLIEGEL SCENE SWITCHBOARD
	DIMMERS
	BORDER LIGHTS
	COVE LIGHTS
	FOOTLIGHTS
	STEAM CURTAIN
	STAGE HYDRAULIC SYSTEM
	CONTROL BOARD
	BAND CAR (for orchestra)
	ELECTRIC MULE (HOIST)

ORGANS

STAGE RIGHT & LEFT	NEWLY REFURBISHED WURLITZER PIPE ORGAN WITH TWC RESTORED CONSOLES. BRAND NEW SOLID STATE RELAY SYSTEM AND MIDI CAPABLILITIES.

STAGE DROPS, CURTAINS, AND SCREENS
STAGE	GOLD CONTOUR CURTAIN	1
STAGE	GOLD TEASER	1
STAGE	(Accompanies house contour curtain) [Illegible]	1
STAGE	(Japanese cherry blossom tapestry) At RCM by Agreement with NYC
STAGE	BLACK TRAVELERS	4
	BLACK BORDERS	4

DOLBY SURROUND CINEMA SOUND SYSTEM
AUDITORIUM	JBL 8333 SURROUND SPEAKERS	52
	JBL 8340 SURROUND SPEAKERS	46
	QSC EX 1250 AMPLIFIERS (stage hi-freq)	5
	QSC EX 2500 AMPLIFIERS (12 surround, 2 subs, 1 spare)	15
	QSC EX 4000 AMPLIFIERS (stage low freq)	5
	JBL 4675C-HF HIGH FREQUENCY HORNS/SPEAKERS (INCLUDE 2446H DRIVERS, ‘2360A HORNS, 2506B BRACKETS)	18
	JBL LOW FREQUENCY CABINETS W/DRIVERS 4648A)	26
	JBL SUB WOOFER SPEAKERS 4642	8
	JBL 5235 ELECTRONIC CROSSOVERS	5
	JBL 33-5333 CROSSOVER CARDS	5
	SOUNDOLIER 70’ RACKS/18.3’ WIDE	3
	DOLBY C2200 CINEMA PROCESSOR	1
	COMPONENT ENGINEERING SIX CHANNEL BI-AMP MONITOR	1
	JBL PAD300-18 DIGITAL SOUND REINFORCED DELAYS	2
	DOLBY DIGITAL SOUND PROCESSOR DA10-65-/PR-2	1
	DOLBY DA 3E-10 READER READ	1
	DOLBY SRA COMPLETE	1
	DOLBY ACCESSORY RACK	1
	DOLBY KIT A	1
	DOLBY KIT E	1
	DOLBY CAT 204	5
	DOLBY MPG35/7C/2	2
	KEILMAR EXCITER SUPPLIES	3
	DOLBY CAT 223	1
STUDIO FURNITURE AND FIXTURES
STUDIO APT.	ALL FURNITURE AND FIXTURES IN STUDIO APARTMENT

SCHEDULE 5
LANDLORD’S STUDIO APARTMENT PROPERTY
     [Schedule 5 consists of eleven photographs of the Landlord’s Studio Apartment Property depicting the following aspects of the apartment: (1) dishwasher in butler’s pantry; (2) the credenza in dining room; (3) the ice box; (4) the butler’s pantry; (5) the piano, two chairs, two lamps and an ottoman; (7) the wall cabinets and two chairs; (8) a round table; (9) two lamps and a table; (10) the refrigerator in the kitchen; (10) two end tables; and (11) a dining room table with thirteen chairs.]

SCHEDULE 6
GUARANTY
[See Restated Guaranty of Lease filed as Exhibit 10.11 to this Form 10]